As filed with the Securities and Exchange Commission on December 14, 2012
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

LAPIS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3670 (Primary Standard Industrial Classification Code Number)	27-0016420 (I.R.S. Employer Identification Number)

Lapis Technologies, Inc.
70 Kinderkamack Road
Emerson, New Jersey 07630
201-225-0190
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________________

David Lucatz
President and Chief Executive Officer
Lapis Technologies, Inc.
70 Kinderkamack Road
Emerson, New Jersey 07630
201-225-0190
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________________

Copies to:

Steve Wolosky, Esq.	Guy Eyal, Adv.	Oded Har-Even, Esq.
Kenneth M. Silverman, Esq.	Hermann, Makov & Co., Advocates	Edwin L. Miller Jr., Esq.
Olshan Frome Wolosky LLP	7 Begin Street, 21st Floor	Zysman Aharoni Gayer and
Park Avenue Tower	Ramat Gan 52521, Israel	Sullivan & Worcester LLP
65 East 55th Street	Telephone: (972)-3-6114210	1633 Broadway
New York, New York 10022	Facsimile: (972)-3-6114220	New York, New York 10019
Telephone: (212) 451-2300		Telephone: (212) 660-5000
Facsimile: (212) 451-2222		Facsimile: (212) 660-3001
____________________________

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, par value $0.001 per share(2)(3)	$10,000,000	$1,364.00

Representative’s common stock purchase warrants(4)	--	--

Common stock underlying Representative’s warrants (2)(5)	$625,000	$85.25

TOTAL	$10,625,000	$1,449.25

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3) Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4) In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is $625,000, which is equal to 125% of $500,000 (5% of $10,000,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 14, 2012

       $  10,000,000.00

This is a public offering of shares of common stock of Lapis Technologies, Inc.

We expect the initial public offering price to be between $_____ and $ _______ per share. Our common stock is presently quoted on OTCQB, a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities, under the symbol “LPST”. We intend to apply to list our common stock on The NASDAQ Capital Market under the symbol “LPST”.  On December ___, 2012, the last reported sale price for our common stock on the OTCQB was $______per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)The underwriters will receive compensation in addition to the underwriting discounts and commissions.  See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 45-day option, exercisable by the underwriters in full or in part at any time and from time to time, to purchase up to _________ additional shares of common stock solely to cover over-allotments, if any.  If the underwriters exercise the option in full, the total discounts and commissions will be $________, and the total proceeds, before expenses, to us will be $           .

Investing in our shares of common stock involves a high degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our securities to investors in this offering on or about _____, 2013.

Aegis Capital Corp

The date of this prospectus is __________ __, 2012

You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different information.  We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside the United States:  Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision.  We urge you to read this entire prospectus carefully, including the “Risk Factors” section and condensed consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.  Unless the context provides otherwise, all references in this prospectus to “Lapis,” “we,” “us,” “our,” or similar terms, refer to Lapis Technologies, Inc. Unless otherwise noted, (1) all references to “dollars” or “$” are to United States dollars and all references to “NIS” are to New Israeli shekels and (2) all of the information provided on a pro forma basis assumes completion of our acquisition of Micronet on January 1, 2011.

Lapis Technologies, Inc.

Our Business

We are a Delaware corporation that was formed on January 31, 2002. We operate through two Israel-based subsidiaries, Enertec Systems 2001 Ltd, or Enertec, our wholly-owned subsidiary, and Micronet Ltd, or Micronet, our consolidated subsidiary, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

We acquired control of Micronet in September 2012, and it is currently 50.1% owned by us. Micronet operates in the growing mobile resource management, or MRM, market. Micronet designs, develops, manufactures and sells rugged mobile computing systems that provide fleet and workforce management solutions in challenging work environments. Micronet’s products are sold globally and facilitate workflow and fleet automation and communication, thus increasing workforce productivity and enhancing corporate efficiency.

Enertec designs, develops, manufactures and supplies various military computer-based systems, simulators, automatic test equipment and electronic instruments. Our solutions and systems are integrated into critical systems such as command and control, missiles fire control, support military aircraft, and are used by the Israeli Air Force and Navy and by foreign defense entities.

Our MRM tablets and mobile computers are integrated into MRM systems globally, with the United States being our main market. We combine our deep expertise in the industry with strong technical capabilities to provide a complete range of high quality products, systems and services for the MRM market. Our military solutions and products serve leading defense integrators for Israeli and other defense forces around the world.  By integrating our abilities and focusing on business and project teams, we leverage our knowledge and experience, intellectual property and infrastructure to develop innovative solutions for our customers.

Our Market Opportunity

The defense and homeland security market in which we operate includes the design and manufacturing of electronic systems developed to enhance large-scale military land, airborne and seaborne tactical platforms.  These systems include military computer based systems, simulators, automatic test equipment and electronic instruments that are,  used or integrated in critical weapon systems such as command and control systems, missiles fire control systems, support military aircraft systems and other defense systems and equipment such as night visions systems, unmanned aerial vehicle, or UAV, systems, laser products, airborne photography measures, processing and display of data systems and communications systems. In the Israeli defense market, Israeli providers supply a significant portion of their products to the Israeli defense forces specifically in view of the continuing defense needs of the State of Israel. However, the Israeli defense industry is also a well respected exporter of its products to armies and security forces worldwide and such international markets provide for stable demand for military and security products.

The MRM market, in which the Company operates, is growing and researchers forecast it will continue its double digit growth in the coming years.  In 2012, industry sources estimated that globally there are approximately 13.8 million subscribers to MRM services and forecasted that the number of subscribers will grow to approximately 32 million by 2016.  In the United States, which historically has been Micronet’s major market, there are currently approximately 5.7 million units in service, which number is projected to grow to approximately 9.0 million by the end of 2015. In 2011, the global penetration rate of MRM systems was approximately 7%. The global penetration rate is forecasted to grow to approximately 14% by 2016. In the United States, which is the most advanced market, the penetration rate was approximately 15% in 2011. Based on market, technology and regulatory developments in the past several years, the U.S. market penetration rate is projected to reach approximately 27% of all fleets by 2016.

Our Strategy

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets.   To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths.  We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the Indian defense market, in 2011, we entered into an agreement establishing a new joint venture with Amtek Defense Technologies Limited, or Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Our Risks and Challenges

An investment in our common stock involves a high degree of risk including risks related to our business, such as the following:

•	Our revenue is highly dependent on our products and our ability to develop new technologies.
•	Our business relates to developing sophisticated products, applications and new technologies, which entail significant risks and uncertainties.
•	We depend on few major customers for a significant portion of our revenue.
•	If we are unable to successfully protect our proprietary rights, our competitive position will be harmed.
•	If others claim we infringe on their intellectual property rights, we may be subject to costly and time consuming litigation.
•	We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.
•	Our earnings and margins depend on our ability to perform under our contracts, the availability of raw materials and components and the adequate performance of our subcontractors.
•	Our operations can be negatively impacted by the current hostilities between the State of Israel and Hamas in Gaza, and by any other political, economic and military instability in Israel.

We are subject to a number of additional risks which you should be aware of before you buy our common stock. The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Recent Developments

As stated above, in September 2012, we acquired through a wholly owned subsidiary a controlling interest in Micronet.  In connection with the acquisition of Micronet we entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, with UTA Capital LLC, a Delaware limited liability company, or UTA, which, among other things, provided for issuance to UTA of a secured promissory note in the principal amount of $3,000,000 in order to assist Lapis in financing the acquisition of Micronet.  See “Management's Discussion and Analysis of  Financial Condition and Results of Operations” for additional information.

Our Corporate Information

We were incorporated in Delaware on January 31, 2002.  Our executive offices in the United States are located at 70 Kinderkamack Road, Emerson, New Jersey 07630.  Our telephone number is (201) 225-0190.  Our executive offices in Israel are located at 16 Hacharoshet Street, Or Yehuda 60375, Israel, P.O. Box 1144,60200.  Our telephone number in Israel is 972(3) 533-5126.

The Offering

Securities offered by us	_______ shares of common stock

Initial public offering price per share	$________

Common stock to be outstanding after this offering	_______ shares of common stock

Over-allotment option
We have granted to the underwriters an option to purchase up to an aggregate of ______ shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus.  The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $______ million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $___ million if the underwriters exercise their over-allotment option in full.  We currently intend to use the net proceeds received from this offering to expand our sales and marketing efforts, to increase our product offerings, including through potential acquisitions or purchases of relevant licenses, to repay a portion of our outstanding indebtedness, which matures on March 1, 2014 and has an interest rate of 8% per annum, and for working capital and general corporate purposes.

OTCQB trading symbol	LPST
Proposed symbol and listing	We intend to apply for listing of our common stock on The NASDAQ Capital Market under the symbol “LPST”.

Risk Factors
Investing in our securities involves a high degree of risk.  As an investor, you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

The number of shares of common stock that will be outstanding after this offering set forth above is based on _________ shares of common stock outstanding as of _____________, and excludes the following:

•      1,000,000 shares of common stock reserved for issuance under our 2012 Stock Incentive Plan; and
•      1,552,227 shares of common stock issuable upon exercise of outstanding warrants, consisting of 952,227 shares and 600,000 shares issuable upon exercise of outstanding warrants at an exercise price of $0.50 and $0.65 per share, respectively.  Warrants to purchase 952,227 shares are currently exercisable.

Unless specifically stated otherwise, all information in this prospectus assumes the following:

•      no exercise of the underwriters’ over-allotment option; and
•      no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein.

Summary Financial Data

The following summary consolidated statements of operations for the years ended December 31, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine month periods ended September 30, 2012 and 2011 and the consolidated balance sheets data as of September 30, 2012 are derived from unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the nine month period ended September 30, 2012 are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2012 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma data combines the consolidated historical statement of operations of Lapis and of the acquired Micronet businesses as if the Micronet acquisition had been completed on January 1, 2011. This pro forma information should be read in conjunction with the respective consolidated historical financial statements, and the related notes, of Lapis and the acquired Micronet businesses included elsewhere in this prospectus. The pro forma adjustments reflecting the consummation of the Micronet acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes to the “Unaudited Pro Forma Consolidated Combined Financial Information.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

	For the nine months ended September 30,			For the year ended December 31,
	Pro Forma 2012	2012	2011	2011	2010
	(unaudited)
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$27,917	$8,212	$6,947	$10,146	$11,106
Cost of revenue	18,514	6,017	4,191	6,297	6,181
Gross profit	9,403	2,195	2,756	3,849	4,925
Operating expenses	5,602	1,855	1,419	1,956	2,094
Income from operations	3,290	340	1,337	1,893	2,831
Other expenses (income)	2,352	(3,462)	474	534	560
Net income	$1,532	$3,802	$863	$1,359	$2,271
Net income attributable to Lapis	$820	$4,087	$863	$1,359	$1,619
Income per share attributable to Lapis, basic	$0.13	$0.63	$0.13	$0.21	$0.27
Weighted average number of common shares outstanding, basic		6,483,000	6,483,000	6,483,000	6,483,000

The following table presents consolidated balance sheets data as of September 30, 2012 on:

●  an actual basis; and
•       a pro forma as adjusted basis, giving effect to the pro forma adjustments and the sale by us of __ shares of common stock in this offering at an assumed public offering price of $__ per share, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
	As of September 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)

	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$8,400	$	$
Working capital	17,991
Total assets	35,067
Common Stock and additional paid in capital	6
Total stockholders’ equity	14,473
__________
(1)       A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $___ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the  underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our securities.  Investment risks can be market-wide as well as unique to a specific industry or company. The market risks faced by an investor in our shares are similar to the uncertainties faced by investors in a broad range of industries. There are, however, some risks that apply more specifically to Lapis because our business is focused on developing, manufacturing, integrating and marketing globally rugged and military computers, tablets and computer based systems and instruments for the commercial, defense and aerospace markets. These customer relationships involve certain unique risks. Our business is also exposed mainly to common risks, such as the ongoing development of high technology products and the price, availability and quality of commodities and subsystems.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects.  In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Potential political, economic and military instability in Israel could adversely affect our operations. The principal offices and operating facilities of Enertec and Micronet are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Since October 2000, there has been an increase in hostilities between Israel and the Palestinian Arabs, which has adversely affected the peace process and has negatively influenced Israel’s relationship with its Arab citizens and several Arab countries, including the current Israel-Gaza conflict. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where we can sell our products and solutions. Hostilities involving or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could materially and adversely affect our operations.

In addition, Israel-based companies and companies doing business with Israel, have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment.  Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Wars and acts of terrorism have resulted in significant damage to the Israeli economy, including reducing the level of foreign and local investment.

Furthermore, certain of our officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time.  All Israeli male citizens who have served in the army are subject to an obligation to perform reserve duty until they are between 40 and 49 years old, depending upon the nature of their military service.

If we are unable to develop new products and maintain a qualified workforce we may not be able to meet the needs of our customers in the future. Virtually all of the products that we produce and sell are highly engineered and require sophisticated manufacturing and system-integration techniques and capabilities. The markets and industry in which we operate are characterized by rapidly changing technologies. The products, systems and solutions needs of our customers change and evolve regularly. Accordingly, our future performance depends on our ability to develop and manufacture competitive products and solutions, and bring those products to market quickly at cost-effective prices. In addition, because of the highly specialized nature of our business, we must be able to hire and retain the skilled and qualified personnel necessary to perform the services required by our customers. If we are unable to develop new products that meet customers’ changing needs or successfully attract and retain qualified personnel, our future revenues and earnings may be adversely affected.

Developing new technologies entails significant risks and uncertainties that may cause us to incur significant costs and could have a material adverse effect on our operating results, financial condition, and/or cash flows. A significant portion of our business relates to developing sophisticated products and applications. New technologies may be untested or unproven. In addition, we may incur significant liabilities that are unique to our products and services. While we maintain insurance for some business risks, it is not practicable to obtain coverage to protect against all operational risks and liabilities. In addition, we may seek limitation of potential liability related to the sale and use of our products and systems. We may elect to provide products or services even in instances where we are unable to obtain such indemnification or qualification. Accordingly, we may be forced to bear substantial costs resulting from risks and uncertainties of our products and products under development, which could have a material adverse effect on our operating results, financial condition and/or cash flows.

If we are unable to effectively protect our proprietary technology, our business and competitive position may be harmed. Our success and ability to compete are dependent on our proprietary technology.  The steps each of our operations, Enertec and Micronet, has taken to protect its proprietary rights may not be adequate and we may not be able to prevent others from using our proprietary technology. The methodologies and proprietary technology that constitute the basis of each of Enertec’s and Micronet’s solutions and products are not protected by patents. Existing trade secret, copyright and trademark laws and non-disclosure agreements to which each of Enertec and Micronet is a party offer only limited protection. Therefore, others, including Enertec’s or Micronet’s competitors, may develop and market similar solutions and products, copy or reverse engineer elements of Enertec’s systems or Micronet’s production lines, or engage in the unauthorized use of Enertec’s or Micronet’s intellectual property.  Any misappropriation of Enertec’s or Micronet’s proprietary technology or the development of competitive technology may have a significant adverse effect on Enertec’s or Micronet’s ability to compete and may harm our business and financial position.

We may incur substantial costs as a result of a litigation or other proceeding relating to property rights.  Third parties may challenge the validity of Enertec’s or Micronet’s intellectual property rights or bring claims regarding Enertec’s or Micronet’s infringement of a third party’s property rights.  This may result in costly litigation or other time-consuming and expensive judicial or administrative proceedings, which could deprive us of valuable rights, cause us to incur substantial expenses and cause a diversion for technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be required to pay substantial financial damages or be required to discontinue or significantly delay the development, marketing, sale or licensing of the affected products and intellectual property rights.

Our earnings and margins may be negatively impacted if we are unable to perform under our contracts. When agreeing to contractual terms, our management makes assumptions and projections about future conditions or events. These projections assess:

•	the productivity and availability of labor;
•	the complexity of the work to be performed;
•	the cost and availability of materials;
•	the impact of delayed performance; and
•	the timing of product deliveries.

If there is a significant change in one or more of these circumstances or estimates, or if we face unexpected contract costs, the profitability of one or more of these contracts may be adversely affected and could affect, among other things, our earnings and margins, due to the fact that our contracts are often made on a fixed-price basis.

Our earnings and margins could be negatively affected by deficient subcontractor performance or unavailable raw materials or components.  We rely on other companies to provide raw materials, major components and subsystems for our products. Subcontractors perform some of the services that we provide to our customers. We depend on these subcontractors and vendors to meet our contractual obligations in full compliance with customer requirements. Occasionally, we rely on only one or two sources of supply that, if disrupted, could have an adverse effect on our ability to meet our commitments to customers. Our ability to perform our obligations as a prime contractor may be adversely affected if one or more of these suppliers is unable to provide the agreed-upon supplies or perform the agreed-upon services in a timely and cost-effective manner. Further, deficiencies in the performance of our subcontractors and vendors could result in a customer terminating a contract for default. A termination for default could expose us to liability and adversely affect our financial performance and our ability to win new contracts.

We depend on major customers for a significant portion of our revenues and our future revenues and earnings could be negatively impacted by the loss or reduction of the demand for our products or services by such customers.  A significant portion of our annual revenues in the past two years were from a few leading customers that are large scale strategic Israeli defense groups (Raphael, Israeli Aerospace Industry). Following the acquisition of Micronet, PeopleNet Communications Corporation, a subsidiary of Trimble, which operates in the U.S. market, has been added as a major customer.  In view of the above, as of September 30, 2012, we had three customers that combined account for approximately 85.41% of our accounts receivable. This is in comparison to 2011 during which we had two customers which accounted for 90% of accounts receivable as of December 31, 2011. For the three and  nine  months ended September 30, 2012, approximately 83.21% and 85.41% of our sales were to three customers, compared to 93% and 91% for the three and nine months ended September 30, 2011, respectively made by two customers.

Israeli defense spending historically has been driven by perceived threats to the country’s national security. Although Israel has been under a sustained elevated threat level in recent years, we cannot provide any assurance that its defense budget will continue to grow at the pace it has over the past decade. A decrease in Israel’s defense spending or changes in spending allocation could result in one or more of our programs being reduced, delayed or terminated. Reductions in our existing programs could adversely affect our future revenues and earnings. In the MRM market, most of our major customers do not have any obligation to purchase additional products or services from us.  Therefore, we cannot provide any assurance that any of our leading customers will continue to purchase solutions, products or services at levels comparable to previous years. A substantial loss or reduction in Micronet’s existing programs could adversely affect our future revenues and earnings.

We operate in a highly competitive and fragmented market and may not be able to maintain our competitive position in the future.  A number of larger competitors have recently entered the MRM market in which Micronet operates.  These large companies have far greater development and capital resources than Micronet.  Further, there are competitors of Micronet that offer solutions, products and services similar to those offered by Micronet.  If they continue, these trends could undermine Micronet’s competitive strength and position and adversely affect our earnings and financial condition.

Micronet may cease to be eligible for, or receive reduced, tax benefits under Israeli law, which could negatively impact our profits in the future.  Micronet currently receives certain tax benefits under the Israeli Law for Encouragement of Capital Investments of 1959, as a result of the designation of its production facility as an ‘‘Approved Enterprise.’’  To maintain its eligibility for these tax benefits, Micronet must continue to meet several conditions including, among others, generating revenues outside the state of Israel.  In addition, in recent years the Israeli government has reduced the benefits available under this program and has indicated that it may further reduce or eliminate benefits in the future.  There is no assurance that Micronet will continue to qualify for these tax benefits or that such tax benefits will continue to be available at their current level, or at all. The termination or reduction of these tax benefits would increase the amount of tax payable by Micronet and, accordingly, reduce its net profit after tax and negatively impact our profits.

Because almost all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against our management for misconduct. Currently all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state. Additionally, it may be difficult to enforce civil liabilities under U.S. securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

Our financial results may be negatively affected by foreign exchange rate fluctuations. Our revenues are mainly denominated in U.S. currency and our costs are mainly denominated in Israeli currency.  Where possible, we match sales and purchases in these and other currencies to achieve a natural hedge.  Currently, neither Enertec nor Micronet has a policy with respect to the use of derivative instruments for hedging purposes, except that both Enertec and Micronet will consider engaging in such hedging activities on a case by case basis.  To the extent we are unable to fully match our sales and purchases in different currencies, our business will be exposed to fluctuations in foreign exchange rates.

If we fail to manage our growth, our business could be disrupted and our profitability could be reduced.  We have experienced rapid growth in recent periods through both the acquisition of Micronet and organic growth.  As a result of our acquisition of Micronet, the number of our employees has effectively doubled since September 2012.   We expect our growth may significantly strain our management and other operational and financial resources. In particular, growth increases the integration challenges involved in recruiting, training and retaining skilled technical, marketing and management personnel; maintaining high quality standards; preserving our corporate culture, values and entrepreneurial environment; developing and improving our internal administrative infrastructure, particularly our financial, operational, communications and other internal controls; and maintaining high levels of client satisfaction. If we are unable to manage growth effectively, our business, financial condition and results of operations will be materially adversely affected.

Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company. The pro forma condensed consolidated financial information included elsewhere in this prospectus is constructed from the separate financial statements of us and Micronet and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma condensed consolidated financial information included elsewhere in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information included elsewhere in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Risks Related to this Offering and Ownership of our Securities

Your ability to influence corporate decisions may be limited because ownership of our common stock is concentrated. Our directors and executive officers as a group beneficially owned 5,194,000 shares (approximately 80.1% of our outstanding common stock as of November 1, 2012). As a result of their ownership of our common stock, our directors and executive officers, collectively, may be able to control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company, and this may have a material adverse effect on the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management. Provisions in our amended and restated certificate of incorporation and amended and restated by-laws that will become effective upon the completion of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock.  In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.  Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.  We have not opted out of the restrictions under Section 203.

Our stockholders may experience significant dilution as a result of any additional financing using our equity securities and/or debt securities. To the extent that we raise additional funds by issuing equity securities or convertible debt securities, our stockholders may experience significant dilution. Sale of additional equity and/or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

If the prices of our securities are volatile, purchasers of our securities could incur substantial losses. The prices of our securities are likely to be volatile.  As a result of this volatility, investors may not be able to sell their securities at or above the price paid in this initial public offering.  The market prices of our securities may be influenced by many factors, including but not limited to the following:

•	announcements of developments related to our business;
•	quarterly fluctuations in our actual or anticipated operating results;
•	announcements of technological innovations;
•	new products or product enhancements introduced by us or by our competitors;
•	developments in patents and other intellectual property rights and litigation;
•	developments in our relationships with our third party manufacturers and/or strategic partners;
•	developments in our relationships with our customers and/or suppliers;
•	regulatory or legal developments in the United States, Israel and other countries;
•	general conditions in the global economy; and
•	any other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in our securities as risky and invest only if you can withstand a significant loss and wide fluctuations in the value of your investment.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.  Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately.  The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates.  Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.  You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to ____  shares offered in this offering at an assumed public offering price of $___ per share, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $___ per share. To the extent that options or warrants are granted and/or exercised you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

Pursuant to our 2012 Stock Incentive Plan, our board of directors is authorized to award restricted stock, restricted stock units and stock options to purchase shares of common stock to our officers, directors and employees, up to a total of 1,000,000 shares of common stock, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.  As of November 1, 2012, no awards or options had been granted under the 2012 Stock Options Plan.  Stockholders will experience dilution in the event that shares of common stock are issued pursuant to the 2012 Stock Incentive Plan or any warrants that may be outstanding.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.  Our common stock is traded on the OTCQB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.  If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Moreover, we may become involved in securities class action litigation that could divert management’s attention and harm our business.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price of our common stock and other securities and their trading volume could decline.  The trading market for our common stock and other securities will depend in part on the research and reports that securities or industry analysts publish about us or our business.  We do not currently have and may never obtain research coverage by securities and industry analysts.  If no securities or industry analysts commence coverage of us, the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We did not declare or pay cash dividends in either 2011 or 2010 and do not expect to pay dividends for the foreseeable future.  We have no dividends policy and will consider distributing dividends on a year by year basis.   The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.  There are no assurances that we will pay dividends in the future.

If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.  Subject to certain exceptions such as if we have net tangible assets of $2,000,000 or more or our common stock has a market price per share of $5.00 or more (as calculated pursuant to SEC rules), transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.  Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must: make a special written suitability determination for the purchaser;· receive the purchaser’s written agreement to the transaction prior to sale; provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.  As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These could affect low-priced stocks, such as ours, even if they do not qualify as “penny stocks” under the SEC rules.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers,

•	“Boiler room” practices involving high-pressure sales tactics,

•	Manipulation of prices through prearranged matching of purchases and sales,

•	The release of misleading information,

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers, and

•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which hurts the price of the stock and causes investors to suffer losses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs.  The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our products, solutions and services;

•	the need to obtain regulatory approval of our products;

•	our ability to commercialize our products, solutions and services;

•	market acceptance of our products, solutions and services;

•	our ability to establish an effective sales and marketing infrastructure;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.  The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the ___ shares of common stock in the offering at an assumed offering price of $___ will be approximately $ ___ million, after deducting the underwriting discounts and commissions and estimated offering expenses, or $___ million if the underwriters exercise their over-allotment option in full.

We currently intend to use the net proceeds received from this offering to expand our sales and marketing efforts, to increase our product offerings, including through potential acquisitions or purchases of relevant licenses, to repay a portion of our outstanding indebtedness, which matures on March 1, 2014 and has an interest rate of 8% per annum, and for working capital and general corporate purposes.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations.  Our management has significant flexibility and broad discretion in applying the net proceeds received in this offering.  However, we have no present agreement regarding any material acquisitions. Pending use of the net proceeds, we intend to invest in a combination of short-term bank deposits, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We did not declare or pay cash dividends in either 2011 or 2010 and currently do not plan to declare dividends on shares of our common stock in the foreseeable future.  We have no dividends policy and will consider distributing dividends on a year by year basis.  We expect to retain our future earnings, if any, for use in the operation and expansion of our business.  Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2012:

•	on an actual basis;
•
on a pro forma, as adjusted basis to give effect to the sale of the shares in this offering at the assumed public offering price of $___ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2012
	Actual	Pro Forma As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	8,400
Total indebtedness (including current maturities)	12,108
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding	-
Common stock; $.001 par value, 100,000,000 shares authorized, 6,483,000 shares issued and outstanding	6
Additional paid-in capital	-
Accumulated other comprehensive income	(132)
Retained Earnings	7,589
Stockholders’ equity Lapis Technologies	7,463
Non-controlling interest in subsidiary	7,010

Total stockholders’ equity	14,473
Total capitalization

DILUTION

If you invest in our common stock, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of ____________ ___, 2012  was $ ____________or $_____  per share of common stock, based upon _______  shares outstanding, after giving effect to issuances of warrants from January 1, 2012 through and immediately prior to the date of this offering. After giving effect to the sale of the shares in this offering at the assumed public offering price of $__ per share, at ____________ ___, 2012  , after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at ____________ ___, 2012  would have been approximately __, or $__ per share. This represents an immediate increase in pro forma net tangible book value of approximately $__ per share to our existing stockholders, and an immediate dilution of $__ per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$
Pro forma net tangible book value per share as of ____________ ___, 2012	$
Increase in net tangible book value per share attributable to this offering	$
Pro forma as adjusted net tangible book value per share after this offering		$
Dilution in pro forma net tangible book value per share to new investors		$

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $__ per share, representing an immediate increase to existing stockholders of $__ per share and an immediate dilution of $__ per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

The following table sets forth, as of _______ __, 2012, the number of shares of our common stock purchased from or issued by us, the total cash consideration paid for these shares and the average price per share paid by existing stockholders and the new investors in this offering (based upon, in the case of new investors, an assumed initial public offering price of $____per share) before deducting underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
Existing stockholders(1)			%	$		%	$
New stockholders
Total		100.0%			100.0%

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information gives pro forma effect to the acquisition as of September 7, 2012 of Micronet, combining our consolidated historical statement of operations with the acquired Micronet businesses as if the Micronet acquisition had been completed on January 1, 2011. This pro forma information should be read in conjunction with the respective consolidated historical financial statements, and the related notes, of Lapis and the acquired Micronet businesses included elsewhere in this prospectus. The pro forma adjustments reflecting the consummation of the Micronet acquisition are based on the purchase method of accounting, available financial information and the estimates and assumptions described in the notes to the unaudited pro forma consolidated combined financial information. For purposes of preparing our consolidated financial statements, we have established a new basis for the assets and liabilities of the acquired Micronet businesses based upon their fair values and our purchase price for them, including the costs of the Micronet acquisition. The unaudited pro forma consolidated combined financial information reflects our best estimates; however, the results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. The following information is not necessarily indicative of the future operating results of the combined businesses or results of operations of the combined businesses had the Micronet acquisition actually been completed on January 1, 2011.

	Year ended December 31, 2011
	Lapis Historical	Micronet(1)	Adjustments		Pro Forma(2)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$10,146	$12,545	$		$22,691
Cost of revenues	6,297	8,920		1,171	16,388

Gross profit	3,849	3,625		(1,171)	6,303

Operating expenses:
Selling and marketing	350	482		-	832
General and administrative	1,366	1,659		(29)	2,996
Research and development, net	240	1,446		-	1,686
Amortization of intangible assets	-	-		1,084	1,084
Total operating expenses	1,956	3,587		1,055	6,598

Income (loss) from operations	1,893	38		(2,226)	(295)
Financial income (expenses), net	(567)	1		(628)	(1,194)
Provision (benefit) for income taxes	(77)	-		(338)	(415)
Equity in net earnings (losses) of affiliated company	(44)	-		-	(44)
Income from discontinued operation	-	144		-	144
Net income (loss)	1,359	183		(2,516)	(974)
Net loss attributable to noncontrolling interests				(892)	(892)
Net income (loss) attributable to Lapis	$1,359	$183		$(1,624)	$(82)
Earnings per share attributable to Lapis, basic	$0.21				$(0.01)
Earnings per share attributable to Lapis, diluted	$0.21				$(0.01)
Shares used in computing:
Basic net earnings per share
Diluted net earnings per share
Weighted average common shares outstanding:
Basic	6,483,000				6,483,000
Diluted	6,483,000				6,483,000
__________
(1)	Data reflects period from January 1, 2011 to December 31, 2011, as if the Micronet acquisition had been completed on January 1, 2011.

(2)	Data includes amortization of intangible assets.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our historical consolidated financial data for the periods presented. The selected consolidated statements of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheets data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.  The selected consolidated statements of operations data for the nine month periods ended September 30, 2012 and 2011 and the consolidated balance sheets data as of September 30, 2012 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.  Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine month period ended September 30, 2012 are not necessarily indicative of our operating results to be expected for the full year ending December 31, 2012 or any other period.  The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal and recurring adjustments, necessary for the fair presentation of those unaudited consolidated financial statements.  You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP.

	For the year ended December 31,		Nine months ended September 30,
	2011	2010	2012	2011
			(unaudited)
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Revenue	$10,146	$11,106	$8,212	$6,947
Cost of revenue	6,297	6,181	6,017	4,191
Gross profit	3,849	4,925	2,195	2,756
Operating expenses	1,956	2,094	1,855	1,419
Income from operations	1,893	2,831	340	1,337
Other expenses	534	560	(3,462)	474
Net income	1,359	2,271	3,802	863
Net income attributable to Lapis,	1,359	1,619	4,087	863
income per share attributable to Lapis, basic	$0.21	$0.27	$0.63	$0.13
Weighted average number of common shares outstanding, basic	6,483,000	6,483,000	6,483,000	6,483,000

	For the year ended December 31,		Nine months ended September 30,
	2011	2010	2012	2011
			(unaudited)
	(in thousands)
Balance Sheets Data:
Cash and cash equivalents	$940	$626	$8,400	$2,051
Total assets	12,578	9,284	35,067	12,544
Total liabilities	8,966	5,239	20,594	9,304
Total stockholders’ equity	3,612	4,045	14,473	3,240
Total liabilities and stockholders’ equity	12,578	9,284	35,067	12,544

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a Delaware corporation that was formed on January 31, 2002. We operate through two Israel-based subsidiaries, Enertec, our wholly-owned subsidiary, and Micronet, our consolidated subsidiary, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

We acquired control of Micronet in September 2012, and it is currently 50.1% owned by us. Micronet operates in the growing mobile resource management, or MRM, market. Micronet designs, develops, manufactures and sells rugged mobile computing systems that provide fleet and workforce management solutions in challenging work environments. Micronet’s products are sold globally and facilitate workflow and fleet automation and communication, thus increasing workforce productivity and enhancing corporate efficiency.

Enertec designs, develops, manufactures and supplies various military computer-based systems, simulators, automatic test equipment and electronic instruments. Our solutions and systems are integrated into critical systems such as command and control, missiles fire control, support military aircraft, and are used by the Israeli Air Force and Navy and by foreign defense entities.

Our MRM tablets and mobile computers are integrated into MRM systems globally, with the United States being our main market. We combine our deep expertise in the industry with strong technical capabilities to provide a complete range of high quality products, systems and services for the MRM market. Our military solutions and products serve leading defense integrators for Israeli and other defense forces around the world.  By integrating our abilities and focusing on business and project teams, we leverage our knowledge and experience, intellectual property and infrastructure to develop innovative solutions for our customers.

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets.   To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths.  We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the Indian defense market, in 2011, we entered into an agreement establishing a new joint venture with Amtek Defense Technologies Limited, or Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Liquidity and Capital Resources

On September 7, 2012, the Company, through its wholly-owned subsidiary Enertec Electronics Ltd., an Israeli corporation, or Enertec Electronics, acquired from three Israeli individuals who collectively were the former controlling shareholders, or the Sellers, 47.5% of the issued and outstanding shares of Micronet pursuant to a stock purchase agreement, or the Agreement. As a result of the transaction, we became the largest shareholder of Micronet.

Pursuant to the terms of the Agreement, Lapis acquired from the Sellers 8,256,000 ordinary shares of Micronet for 17,300,000 NIS (approximately $4,300,000), divided pro rata among the Sellers. The Agreement also includes two call options granted to Lapis and a put option granted to the Sellers. Pursuant to the initial call option, Lapis is entitled to purchase from the Sellers, during the period beginning on the closing of the transaction and for 11 months thereafter, up to additional 996,000 ordinary shares of Micronet (5.73% of Micronet’s issued and outstanding shares) for a price of 2,100,000 NIS (approximately $0.525 per share currently) per share as adjusted based on the Israeli customers index. Under the second call option, Lapis is entitled to purchase from the Sellers up to additional 1,200,000 ordinary shares of Micronet (6.78% of Micronet’s issued and outstanding shares) for a price of 2,100,000 NIS per share as adjusted based on the Israeli customers index (currently reflecting $0.525 per share) plus 25% Micronet’s 2012 gross profit per share based on Micronet’s issued and outstanding shares as of December 31, 2012, up to maximum of 18,850,000 shares, but in any event such price per share shall not exceed 3 NIS (approximately $0.75 per share currently). Pursuant to the put option granted to Sellers, the Sellers can cause the sale of up to an additional 334,000 ordinary shares per Seller (and a total of up to 1,000,002 shares constituting 5.73% of Micronet’s issued and outstanding shares) for a price of 2,200,000 NIS per share (approximately $0.55 per share currently) as adjusted based on the Israeli customers index. The put option is in effect for the period that begins on the one-year anniversary of the closing of the transaction and ends on the 22-month anniversary of the closing of the transaction.  On November 14, 2012, we, via Enertec, exercised its right pursuant to the call option granted under the Agreement and acquired an additional 2.6% of the issued and outstanding shares of Micronet for a consideration of $243,000, increasing our ownership to 50.1% of the issued and outstanding shares of Micronet.

In connection with the acquisition of Micronet stock pursuant to the Agreement, or the Acquisition, we entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, with UTA Capital LLC, a Delaware limited liability company, or UTA. The Amended and Restated Note and Warrant Purchase Agreement amended the Note and Warrant Purchase Agreement as amended by that certain letter agreement dated as of August 16, 2011, and as further amended by that certain Second Amendment to Note and Warrant Purchase Agreement dated as of August 31, 2011 and that certain Third Amendment to Note and Warrant Purchase Agreement dated as of November 24, 2011 with UTA, or the Original Agreement. We had initially entered into the Original Agreement with UTA to raise capital that would help support our growth strategy through potential acquisitions of target companies with synergetic businesses to allow us to enlarge the variety of our solutions to the market and increase our competitiveness.

Pursuant to the Amended and Restated Note and Warrant Purchase Agreement, we and UTA agreed to revise the Original Agreement to provide, among other things, (i) for the consummation of the Second Closing, as described below, to assist Lapis in financing the Acquisition although the time period in which the Second Closing could occur had expired under the terms of the Original Agreement, (ii) that Enertec pledge to UTA the shares acquired in the Acquisition, (iii) that D.L. Capital Ltd., our controlling stockholder, enter into a pledge agreement with UTA to pledge 1,000,000 shares of our common stock owned by D.L. Capital Ltd., (iv) that the Secured Promissory Note made by Lapis payable to UTA, dated September 1, 2011 in the principal amount of $3,000,000 be amended to provide that the principal payments be paid in three equal principal payments of $1,000,000 each, the first on December 31, 2012, and the second on September 1, 2013, with the remaining principal balance due at the Maturity Date of March 1, 2014, and (v) that we satisfy within four months of September 7, 2012 the corporate governance requirements under Nasdaq Marketplace Rule 5605 (relating to Board and Board committee composition, process and decision-making), Rule 5610 (relating to codes of conduct) and Rule 5630 (relating to the review and approval of related-party transactions) as if our common stock were listed on the Nasdaq stock exchange.

On September 7, 2012, upon the occurrence of the Second Closing, Lapis issued to UTA pursuant to the Amended and Restated Note and Warrant Purchase Agreement (i) the Second Secured Promissory Note in the principal amount of $3,000,000, with an initial interest rate equal to 8% per annum, $1,500,000 of such amount payable on May 15, 2013, and the remaining balance due at the Maturity Date of April 1, 2014, and (ii) the Second Warrant entitling UTA to purchase from Lapis up to a total of 600,000 shares of our common stock at an exercise price initially equal to $0.65 per share, subject to adjustment in certain circumstances, such warrant exercisable beginning six months after September 7, 2012, until 66 months after September 7, 2012.

On November 8, 2012, we and UTA amended the terms of the warrants issued to UTA under the Original Agreement to provide that, subject to certain terms and conditions, (i) we will not issue Additional Shares of Common Stock (or Common Stock Equivalents), as such terms are defined in the Warrants, at a price per share of less than $0.50 without UTA’s prior written consent for so long as any warrant remains unexercised, (ii) UTA waives its right to certain anti-dilution protections of each Warrant as a result of our issuance of additional shares or common stock equivalents for consideration per share less than the applicable exercise price at the issuance date, and (iii) we waive certain upward exercise price adjustments with respect to one-third of the warrant issued under the Original Agreement and agree that the exercise price with respect to the entire warrant shall remain the same exercise price at the issuance date, subject to certain adjustments, regardless of our 2012 after-tax consolidated net income.

As of September 30, 2012, our total cash and cash equivalents balance was $8,400,000 and marketable securities amounted to $3,039,000. These balances, as compared to $940,000 and $0, respectively, as of December 31, 2011, reflect a significant increase of $7,460,000 in cash and cash equivalents and of $3,039,000 in marketable securities, attributable mainly to the acquisition of Micronet, or the Acquisition. Of the total increase in cash and cash equivalents of $7,460,000 and in marketable securities of $3,039,000, Micronet accounted for $6,128,000 and $3,039,000, respectively. The remaining $1,332,000 increase in our cash balance as of September 30, 2012 as compared with December 31, 2011 is due to increased collection of the accounts receivable of Enertec.

As of September 30, 2012, our total current assets were $30,620,000 as compared to $12,071,000 at December 31, 2011. This significant increase in our current assets is attributable primarily to the increase of $10,445,000 in cash and cash equivalents and marketable securities (see above), and an increase in inventory of $5,901,000. The increase of the inventory is attributable to the inventory of Micronet (amounting to $6,276,000), which increase was slightly offset by the reduction of $375,000 in the inventory of Enertec.

Our accounts receivable at September 30, 2012 were $8,876,000 as compared to $7,947,000 at December 31, 2011. This increase in accounts receivables is due to the consolidation of Micronet’s accounts receivable of $3,283,000, which was offset by a reduction of $2,354,000 in the accounts receivable of Enertec due to collection as mentioned above.

As of September 30, 2012, our working capital was $17,991,000 as compared to $7,960,000 at December 31, 2011. The increase in the working capital is due primarily to the Acquisition as described above.

As of September 30, 2012, our total bank debt was $3,791,000 as compared to $3,271,000 at December 31, 2011. Our bank debt is composed of short-term loans amounting to $2,180,000 as of September 30, 2012 compared to $766,000 at December 31, 2011, and long-term loans amounting to $1,611,000 as of September 30, 2012 compared to $2,505,000 at December 31, 2011.  The short-term loans have maturity dates between October 2012 and September 2013 and have interest rates between Israeli prime (currently 3.5%) plus 0.5% to 1.5%, and a fixed price loan with an interest rate of 5%.  The long-term loans have maturity dates between May 2014 and April 2016 and have interest rates between Israeli prime plus 0.5% to 1.5%, of which the majority in aggregate principal amount has an interest rate of Israeli prime plus 1.4% with a maturity date of April 2016.

The current portion of long-term loans at September 30, 2012 was $3,222,000 as compared to $1,000,000 at December 31, 2011. The increase in the current portion of long-term loans is primarily attributable to the borrowing by us from UTA, pursuant to the Second Closing that took place on September 7, 2012, of an additional $3,000,000 which bears interest at a rate of 8% per annum along with the issuance of 600,000 warrants to UTA in September 2012, which was used to finance the Acquisition.

As of September 30, 2012, we were in compliance with all of the terms of our bank debt.

Enertec has covenanted under its bank loan that (i) its shareholders’ equity according to its financial statements will not be below 10,000,000 NIS, and (ii) its shareholders’ equity will not be lower than 20% of the total liabilities on its balance sheet.  Enertec has met all of its bank covenants.  As of September 30, 2012, the shareholders’ equity of Enertec Systems was 21,450,000 NIS which constitutes 50% of the total liabilities on its balance sheet.

Financing Needs

Although we currently do not have any material commitments for capital expenditures, we expect our capital requirements to increase over the next several years as we continue to support the organic and non-organic growth of our business.  Among other activities, we plan to develop, manufacture and market larger-scale solutions, support our growing manufacturing and finance needs, continue the development and testing of our suite of products and systems, increase management, marketing and administration infrastructure, and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to (i) the levels and costs of our research and development initiatives, (ii) the cost of hiring and training additional highly skilled professionals (mainly engineers and technicians), qualified stronger management, and sales and marketing personnel to promote our products, and (iii) the cost and timing of the expansion of our development, manufacturing and marketing efforts.

Based on our current business plan, we anticipate that our cash balances, including the net proceeds from this offering and cash generated from future sales will be sufficient to permit us to conduct our operations and to carry out our contemplated business plans for the next twelve months. However, this offering is intended to better enable Lapis to grow and meet its future operating and capital requirements. Currently, the only external sources of liquidity are our banks, and we may seek additional financing from them or through securities offerings to expand our operations, using new capital to develop new products, enhance existing products or respond to competitive pressures.

Results of Operations

Three and Nine Months Ended September 30, 2012 Compared to Three and Nine Months Ended September 30, 2011

Revenues for the three and nine months ended September 30, 2012 were $3,780,000 and $8,212,000 as compared to $2,973,000 and $6,947,000 for the three and nine months ended September 30, 2011, respectively. This represents an increase of $807,000, or 27%, for the quarter ended September 30, 2012 and an increase of $1,265,000, or 18%, for the nine months ended September 30, 2012, when compared to the same periods of 2011. The increase in revenue is primarily due to consolidating Micronet’s financial results following the Acquisition in September 2012. Micronet contributed $1,400,000 to our consolidated revenues for the three and nine months ended September 30, 2012, while Enertec accounted for a decrease in revenues of $593,000 and $135,000 for the three and nine months ended September 30, 2012, respectively, due to obtaining less progress on long term projects based on percentage of completion.

Gross profit decreased by $445,000 and by $561,000, to $678,000 and $2,195,000 for the three and nine months ended September 30, 2012 as compared to $1,123,000 and $ 2,756,000 for the three and nine months ended September 30, 2011, respectively. The decrease in gross profit is due to the one-time depreciation of fair value of inventory in connection with the Acquisition in the amount of $703,000. Excluding the one-time depreciation of fair value of inventory, gross profit would have increased to $1,381,000 and $2,898,000 for the three and nine months ended September 30, 2012, respectively.

Gross profit as a percentage of sales was 18% and 27 % for the three and nine month period ended September 30, 2012 compared to 38% and 40% for the three and nine month periods ended September 30, 2011, respectively. As explained above, the decrease in gross profit is primarily attributable to the depreciation of fair value of inventory in connection with the Acquisition.

Selling and marketing

Selling and marketing costs are part of operating expenses. Selling and marketing costs for the three and nine months ended September 30, 2012 were $154 and $329, respectively, as compared to $86 and $304 for the three and nine months ended September 30, 2011, respectively. The increase is primarily due to operations of Micronet which accounted for $85 of the increase in selling and marketing costs for the three and nine months ended September 30, 2012.

General and administrative

General and administrative costs are part of operating expenses. General and administrative costs for the three and nine months ended September 30, 2012 were $428,000 and $1,209,000 as compared with $365,000 and $931,000 for the three and nine months ended September 30, 2011. The increase in the general and administrative costs is primarily due to the operations of Micronet which accounted for $146,000 of the increase in the general and administrative costs for the three and nine months ended September 30, 2012 as compared with the three and nine months ended September 30, 2011.

Research and Development Costs

Research and development costs are part of operating expenses. Research and development costs for the three and nine months ended September 30, 2012 were $177,000, or 4.7% of sales, and $286,000, or 3.48% of sales, compared to $63,000, or 2.1% of sales and $184,000, or 2.6% of sales, for the three and nine months ended September 30, 2011, respectively. The increase in research and development is primarily due to the operations of Micronet, which accounted for $126,000 of the increase in research and development costs for the three and nine months ended September 30, 2012 as compared with the three and nine months ended September 30, 2011. Since Micronet invests a larger portion of its income in research and development than Lapis, management believes that there will be an increase in our research and development costs estimated to be up to approximately 8% of income in at least the near term.

Operating Expenses

For the three and nine month periods ended September 30, 2012, operating expenses totaled $790,000 and $1,855,000, respectively, which represents an increase of $276,000, or 54%, compared to an  increase of $436,000, or 31%, resulting from operating expenses totaling $514,000 and $1,419,000 for the three and nine month periods ended September 30, 2011, respectively. The increase in operating expenses during both periods as explained above is the result of consolidating Micronet’s operating expenses following the Acquisition.

Interest expense, net

Interest expense, net for the three and nine months ended September 30, 2012 was $840,000 and $1,240,000 compared to $233,000 and $398,000, respectively, for the three and nine months ended September 30, 2011. The increase in interest expense is mainly due to the change in fair value of outstanding warrants issued in connection with the UTA loan transactions which amounted to $623,000 for the nine months ended September 30, 2012.

Gain on bargain purchase

Following the Acquisition of Micronet, we performed an independent valuation and as a result we determined that there was a gain on bargain purchase in connection with the Acquisition.  We determined that the fair values of assets acquired pursuant to the Acquisition exceeded the purchase price by approximately $4,623,000, which was recorded as a bargain purchase gain, and is shown as a separate component of non operating income. The gain is not a taxable income event for tax purposes. Management’s determination that a gain should be recorded was based largely on the following:

•
Micronet is a publicly-traded company on the Tel Aviv Stock Exchange, or TASE. The purchase price takes into consideration the average price per Micronet share for the 12 month period prior to the Closing Date. The average price per Micronet share for the 12 month period prior to the Closing Date was approximately 2.2 NIS, whereas the purchase price was 2.1 NIS.

•
In addition to the cash consideration paid in the transaction as aforementioned, additional consideration for the Sellers is attributable to their expectation that the new controlling shareholders of Micronet together with the management team, will be able to use their experience, abilities and expertise to increase Micronet’s value and thereby increase the value of the remaining shares held by the Sellers. Accordingly, the transaction was structured so that the Sellers continue to be stockholders of Micronet. The Sellers hold approximately 30% of the company’s outstanding share capital following the Acquisition.

Our net income attributable to Lapis was $4,060,000 and $4,087,000 in the three and nine months ended September 30, 2012, respectively, compared to net income attributable to Lapis of $361,000 and $863,000 in the three and nine months ended September 30, 2011, respectively. This represents an increase in net income of $3,699,000 and $3,224,000 compared to the three and nine month periods ended September 30, 2011, respectively. The increase was primarily the result of the gain on bargain purchase of Micronet pursuant to the Acquisition as discussed above.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues for the year ended December 31, 2011 were $10,146,000 as compared to $11,106,000 for the year ended December 31, 2010. This represents a decrease of $960,000 or 8.6% for the year ended December 31, 2011. The decrease in revenues for the year ended December 31, 2011 as compared to the same period of 2010 is mainly due to the fact that we have begun various long term projects which are scheduled to be completed in 2012-2013.

Gross profit totaled approximately $3,849,000 for the year ended December 31, 2011 as compared to $4,925,000 for the year ended December 31, 2010. This decrease of $1,076,000 in gross profit represents a decrease of 21.8%. The decrease in gross profit is primarily the result of a decrease in sales revenues.

Gross profit as a percentage of sales was 38% and 44% for the year ended December 31, 2011 and December 31, 2010, respectively.

For the years ended December 31, 2011 and 2010, operating expenses totaled $1,956,000 and $2,094,000, respectively. This was a decrease of $138,000, or 6.5%, compared to the year ended December 31, 2010. This decrease in operating expenses is primarily due to the  acquisition by DLC of a controlling stake in Lapis in November 2009 and the increased general and administrative expenses incurred as a result of expenditures in connection with strengthening the corporate infrastructure that were made in 2010 but not in 2011, and partially offset by an increase in selling expenses of $43,000 for the year ended December 31, 2011 compared to the same period of 2010, primarily due to Lapis’s efforts to increase marketing efforts for more projects and new customers.

Our net income was $1,359,000 for the year ended December 31, 2011 compared to a net income of $1,619,000 in the year ended December 31, 2010. This represents a decrease in net income of $260,000 or 16%. The decrease was primarily the result of interest expenses related to warrant liability (approximately 31% from the decrease of $260,000 in net income).

As of December 31, 2011, we had two customers that accounted for approximately 91% of our accounts receivable.

Research and Development Costs

Research and development costs are part of operating expenses. Research and development costs for the year ended December 31, 2011 and the year ended December 31, 2010 were $240,000 and $250,000, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect that is material to investors on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Principles of consolidation. The consolidated financial statements comprise the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control legal and contractual rights are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Intercompany transactions and balances are eliminated upon consolidation.

Accounts receivable and allowances for doubtful accounts. Our trade receivables include amounts due from customers. We perform ongoing credit evaluations of our customers’ financial condition and we require collateral as deemed necessary. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payments. In judging the adequacy of the allowance for doubtful accounts, we consider multiple factors including the aging of our receivables, historical bad debt experience and the general economic environment. Management applies considerable judgment in assessing the realization of receivables, including assessing the probability of collection and the current creditworthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Impairment of long-lived assets. In accordance with ASC 360-10, “Accounting for the Impairment or Disposal of Long-lived Assets,” long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds the fair value of the asset.

Revenue recognition. The Company enters into long-term fixed-price contracts with customers to manufacture test systems, simulators, and airborne applications. Revenue on these long-term fixed-price contracts is recognized under the percentage-of-completion method. In using the percentage of completion method, revenues are recorded based on the percentage of completion incurred to date on a contract relative to the estimated total expected contract completion. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish the total estimated costs. The percentage of completion is established by the costs incurred to date as a percentage of the estimated total costs of each contract (cost-to-cost method). Contract costs include all direct material and labor costs and those indirect costs related to contract performance. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is probable, and project costs are incurred. The Company recognizes contract losses, if any, in the period in which they first became evident.

Revenues from the sales of MRM products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee payable by the customer is fixed and determinable; and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery has occurred and acceptance is satisfied once the product leaves the Company premises.

Income taxes. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty.  Accounting for uncertainty in income taxes requires that tax benefits recognized in the financial statements must be at least more likely than not of being sustained based on technical merits. The amount of benefits recorded for these positions is measured as the largest benefit more likely than not to be sustained. Significant judgment is required in making these determinations. As of September 30, 2012, there are no unrecognized tax benefits. Deferred taxes and liabilities are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance, when it is more likely than not that deferred tax assets will not be realized in the foreseeable future. In calculating our deferred taxes and liabilities we are taking into account various estimates, which are examined and if necessary adjusted on a quarterly basis, regarding our future utilization of future carry forward losses.

Recent Accounting Pronouncements

New Accounting Standards Adopted in 2012. Effective January 1, 2012, the Company retrospectively adopted ASU 2011-05, Presentation of Comprehensive Income, as amended by ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update requires entities to present comprehensive income either in a single continuous financial statement or in two separate but consecutive statements. Entities no longer have the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity. The Company’s adoption of this update did not have a material impact on our financial statements and resulted only in the accompanying Condensed Statements of Comprehensive Income as required by these new accounting standards.

New Accounting Standards Yet to be Adopted. There are no new standards required to be adopted in future periods that will have a material impact on our financial statements.

BUSINESS

We are a Delaware corporation that was formed on January 31, 2002. We operate through two Israel-based subsidiaries, Enertec, our wholly-owned subsidiary, and Micronet, our consolidated subsidiary, which develop, manufacture, integrate and globally market rugged computers, tablets and computer-based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battlefield conditions.

We acquired control of Micronet in September 2012, and it is currently 50.1% owned by us. Micronet operates in the growing MRM market. Micronet designs, develops, manufactures and sells rugged mobile computing systems that provide fleet and workforce management solutions in challenging work environments. Micronet’s products are sold globally and facilitate workflow and fleet automation and communication, thus increasing workforce productivity and enhancing corporate efficiency. Based on industry reports for the United States, Micronet’s major market, the number of fleet management systems installed in trucks in active use is forecasted to grow at a CAGR of 15.9%, from 2.8 million units in 2011 to 5.9 million units by 2016, while in Europe it is forecasted to grow at a CAGR of 17.9%, from 2.5 million units in 2011 to 5.7 million units by 2016.

Enertec designs, develops, manufactures and supplies various military computer-based systems, simulators, automatic test equipment and electronic instruments. Our solutions and systems are integrated into critical systems such as command and control, missiles fire control, support military aircraft, and are used by the Israeli Air Force and Navy and by foreign defense entities.

Our MRM tablets and mobile computers are integrated into MRM systems globally, with the United States being our main market. We combine our deep expertise in the industry with strong technical capabilities to provide a complete range of high quality products, systems and services for the MRM market. Our military solutions and products serve leading defense integrators for Israeli and other defense forces around the world.  By integrating our abilities and focusing on business and project teams, we leverage our knowledge and experience, intellectual property and infrastructure to develop innovative solutions for our customers.

Our strategy focuses on continued internal growth through diligent efforts in our traditional growing markets with new technologies and innovative systems and products, as well as the development of new potential segments and markets.   To enhance our growth, we also look for appropriate acquisitions to complement and expand our offerings, support our goals and increase our competitive strengths.  We concentrate the majority of our resources, including our marketing and sales efforts, in the United States, Israeli and European markets and the large growing Indian defense market.

In order to sell into the Indian defense market, in 2011, we entered into an agreement establishing a new joint venture with Amtek Defense Technologies Limited, or Amtek, a leading Indian industrial group, to market, manufacture and sell systems and solutions in India based on Enertec’s technological and engineering capabilities. Management believes that the joint venture will enable us to deliver additional solutions to current and potential customers to satisfy their local procurement obligations in India that derive from their sales to Indian governmental entities. The joint venture also has the potential to create new sales opportunities in India and nearby markets.

Subsidiaries

The Company has four subsidiaries.  Lapis is the sole owner of Enertec Electronics, which, on October 17, 2010, in line with its strategy to focus on its main business, sold all of its assets and business in the field of marketing and distribution of civil power supplies, related third party power products, power supply testing equipment for an aggregate consideration of 1,020,000 NIS (approximately $278,000) and consequently became a holding company.

Enertec Electronics, directly and indirectly, is the holder of our current business operations as follows:

•	Enertec, which in March 2011 became a wholly-owned subsidiary of Enertec Management Limited, a private Israeli company wholly owned by Enertec Electronics.

•
Micronet, an Israel-based manufacturer and developer of rugged and military computers, tablets and computer based systems whose shares are traded on the Tel Aviv Stock Exchange, which became a subsidiary of Lapis in September 2012 through Enertec Electronics’ acquisition of the controlling interest of Micronet. We currently own 50.1% of its outstanding common shares.

Enertec

Enertec designs, develops and manufactures electronic solutions and systems designed to perform in severe environments and battlefield conditions, primarily for military use on land, air and sea. These solutions and systems are tailored to customers’ specifications and are, or are integrated into, critical weapon systems. Among our solutions are

•	ruggedized portable command and control systems
•	command and control stations
•	fire control systems for missiles
•	military aircraft support systems
•	missile simulators
•	laser systems
•	power supplies and converters for military aircraft, missiles and portable ground stations

We also design and manufacture customized systems for electronics manufacturers in the military industry based on their specifications for the testing and ground support of missiles, aircraft and other defense systems.

Enertec holds high security clearance in Israel for the most sensitive defense programs. Our solutions and systems are used by the Israeli Air Force and Navy and by other foreign defense entities served by our customers.

Enertec’s quality control systems are ISO9000:2008 compliant. ISO9000:2008 is the international standard for quality assurance and quality design. This standard is important to customers that order custom made products and is made up of a combination of quality system requirements.

New products

In addition to our traditional systems and products, we have been developing new systems, solutions and products in the following areas: (i) operationally resilient computers integrated into various weapon systems, (ii) missile launch platforms, (iii) command and control systems, and (iv) missile communications systems. These systems utilize Enertec’s advanced know-how.  Management believes that Enertec’s advanced know-how and expertise will enable us to further increase our offerings to existing and other customers’ strategic projects in land, air and sea.

Market conditions

The defense and homeland security market in which we operate includes the design and manufacturing of electronic systems developed to enhance large-scale military land, airborne and seaborne tactical platforms.  These systems include military computer based systems, simulators, automatic test equipment and electronic instruments that are used or integrated in critical weapon systems such as command and control systems, missiles fire control systems, support military aircraft systems and other defense systems and equipment such as night visions systems, unmanned aerial vehicle, or UAV, systems, laser products, airborne photography measures, processing and display of data systems and communications systems. In the Israeli defense market, Israeli providers supply a significant portion of their products to the Israeli defense forces specifically in view of the continuing defense needs of the State of Israel. However, the Israeli defense industry is also a well respected exporter of its products to armies and security forces worldwide and such international markets provide for stable demand for military and security products.

Marketing strategies

Our sales and marketing efforts focus on developing new business opportunities as well as generating follow-on sales from our existing customers. Our sales efforts are generated primarily through our internal sales team, although we also retain third-party selling agents from time to time.  Various members of our senior management also serve as effective sales representatives who contribute to the generation of military and corporate business due to their long-standing customer relationships and knowledge of our customers’ mission-critical requirements. We continue to explore various Israeli and international business partnerships to increase our sales and market penetration. We actively participate in trade shows involving technology and electronics defense operations. Recently we entered into an agreement to establish a new joint venture in India which will be used as a marketing, manufacturing and sales platform for our products, systems and solutions in India, Asia and other parts of the world. Additionally, our business development efforts include our website, preparation and distribution of marketing materials, advertising directed toward the defense and homeland security market and product demonstrations.

Our strategy is to anticipate the needs of our clients, to make investments in research and development and initiate development of those products and solutions that we believe will meet their needs.  By doing so, we shorten our time to market and gain an edge on our competition. Furthermore, we have been able to identify those current and potential clients that that we believe are likely to place large orders, and we focus our attention on developing our relationship with them. When successful, we are in an excellent position to offer both basic and advanced, sophisticated products enabling us to expand our relationship with these clients and resulting in additional revenue streams. In these cases, deepening our relationship with our clients creates the opportunity to incorporate our solutions into our customers’ core components and critical systems. By continuously diversifying into new and more complex products and fully scaled systems, we have been able to set Enertec apart from its competition. We also continue to increase our suite of custom products based on our proprietary designs and technologies. These products are core components of several long-term military programs spearheaded by our customers, with expected purchase lifecycles over periods of up to 10 years.

Customers

Enertec’s customers are primarily leading Israeli system integrators that need to incorporate in their overall solutions, systems or products advanced, large scale, state-of-the-art electronics defense systems. The system integrators’ customers are various defense ministries of Israel and other countries worldwide. The balance of our sales is made directly to the Israeli Ministry of Defense and armed forces that place direct orders.

Approximately 90% of our annual revenues in the past two years were from independent business units or groups within Rafael Advanced Defense Systems Ltd. and the Israeli Aerospace Industries Ltd., or IAI, the two leading Israeli defense system integrators. These distinct units and group create diversity to our business and revenue streams.

The system integrators that are our primary customers market their solutions throughout the world and across the full spectrum of military applications (land, sea, air). Management believes that the demand for our products, systems and solutions is not affected significantly by fluctuations in any particular market because our products, systems and solutions can be tailored to fit the needs of these different disciplines and are not limited to any specific geography outside the state of Israel.

Backlog

As of September 30, 2012, Enertec had a backlog of orders for our systems, products and services in the amount of approximately $10.5 million (including $0.6 million in framework orders, which are orders that can be exercised from time to time but are an obligation of ours for the entire amount).  As of December 31, 2011, Enertec had a backlog of orders for our systems, products and services in the amount of approximately $11.5 million (including $2.8 million in framework orders) as compared to a backlog of approximately $13.3 million as of December 31, 2010 (including $2.9 million in framework orders).

Competition

The defense market in which we operate through Enertec is fractured and our main competition comes from customers’ internal development and manufacturing divisions and a number of relatively small Israeli companies that specialize in electronic systems.

Suppliers

Our suppliers are diversified, and we are not dependent upon a limited number of suppliers for essential raw materials, components, services or other items. In order for us to maintain the standards required by our customers, we require that our suppliers be well-established, with facilities and manufacturing abilities that comply with our relevant standards. Although we are not dependent on any one supplier, disruptions in normal business arrangements due to the loss of one or a few suppliers could adversely affect us. Disruptions also may be experienced if our existing suppliers are no longer able to meet our requirements or if there is an industry shortage of electronic or mechanical components. Not only could these disruptions limit our production capacity, but also, if there is a shortage of components, such disruption could result in higher costs. The raw materials we use are either electronic components purchased from suppliers, or mechanical components primarily manufactured by local subcontractors.

Employees

As of September 30, 2012, we had approximately 81 full-time employees at Enertec. Of these employees, 56% are employed in engineering and manufacturing positions, and the remainder are employed in sales, management and administrative positions. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees.

Israeli labor laws and regulations apply to all employees based in Israel.  The laws principally concern matters such as paid vacation, paid sick days, length of the workday, payment for overtime and severance payments upon the retirement or death of an employee or termination of employment under specified circumstances.  The severance payments may be funded, in whole or in part, through a managers’ insurance fund or a pension fund.  The payments to the managers’ insurance fund or pension fund toward severance amount to 8.3% of wages.  Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel.  Since January 1, 1995, these amounts also include payments for health insurance.  The payments to the National Insurance Institute amount to approximately 14.5% of wages, of which the employee contributes 66% and the employer contributes 34%.

Research and development expenditures

Research and development costs totaled approximately $240,000 and $250,000 for the years ended December 31, 2011 and 2010, respectively, which equates to approximately 2% of revenues for each period. These expenditures have adequately satisfied our research and development requirements. We expect similar research and development costs for the year ended December 31, 2012. We are using our engineering resources to research and design new technologies that we expect to implement into the new projects and large military programs of our core customers.

Seasonal aspects of our business

The sales of military products experience seasonal variations because the Israeli Ministry of Defense frequently delays project approvals until near the end of the fiscal year. Therefore, new orders to the military suppliers, including Enertec, are delayed until the second half of the year. When this happens, it negatively affects our sales volume for the first and second quarters of the year. In addition, some of our customers push for increased deliveries during the last weeks of the year in order to fulfill contractual delivery obligations to their own customers. This often causes an upward spike in our fourth quarter sales.

Intellectual property

Although we are not dependent on patents or trademark protection with regard to Enertec’s business and do not expect to be at any time in the future, proprietary rights are important to Enertec’s business because its ability to remain competitive in the market is dependent to a significant degree on its proprietary solutions and products and the technology on which they are based.   To protect its proprietary rights, Enertec primarily relies on a combination of copyright and trade secret laws, internal know-how, technological innovations and agreements with third parties, such as license agreements.  In addition, Enertec employs internal controls such as the use of confidentiality and non-disclosure agreements.  Enertec believes its proprietary technology incorporates processes, know-how, methods, algorithms, hardware and software that are the result of long-term in-house experience and expertise and thus are not easily copied.  Further, most of the production process is done in-house with the exception of certain components that are manufactured by subcontractors. This limited outsourcing process allows Enertec to maintain the majority of its proprietary information and know-how within the company and lowers its exposure to the risk of its technology solution being copied or used by any third parties.

Enertec’s management, together with its research and development team, closely and continuously monitor the technological developments in the market.  Enertec considers and evaluates on an ad hoc basis whether technology and proprietary assets should be acquired through independent in-house development or through the purchase of patent or other technology licenses.

Regulation

Enertec’s electronic products must comply with the UL standards of the United States and CE standards of Europe to be eligible for sale in the respective countries subject to these standards. Each system must be tested, qualified and labeled under the relevant standards. This is a complicated and expensive process and once completed, the approved product may not be altered for sale.

Properties

Enertec’s properties consist of leased combined office and manufacturing facilities used for sales, support, research and development, manufacturing, and our headquarters (management and administrative personnel). Enertec’s offices and facilities currently consist of approximately 25,000 square feet located in Karmiel, in the north of Israel leased at approximately $200,000 per year.  The lease term expires in June 2021, subject to two five-year extension options and early termination provision after five years that we hold. We believe that Enertec’s present facilities are suitable for its existing and projected operations for the near future.

Legal proceedings

Enertec is not subject to any legal proceedings that have materially affected, or are reasonably likely to materially affect, the Company’s business or financial position.

Micronet

Micronet is a mobile computing technology company based in Azor, Israel, near Tel Aviv, that is engaged in the design, development, manufacture and global marketing of rugged, automotive-grade, mobile computing systems for fleet and workforce management solutions. Micronet operates in the MRM market.  Its computing products are designed to facilitate workflow automation and communication by increasing workforce productivity and enhancing corporate efficiency.

Micronet conducts its sales and support activities through its Israeli facilities in conjunction with sales offices in the United States and the United Kingdom. Micronet’s customers are leading international MRM solution and service providers. The company maintains an in-house research and development staff and operates an ISO 9001-2008 certified manufacturing facility.  With the exception of certain components purchased from subcontractors, Micronet manufactures its products and solutions using its own facilities, capabilities and resources, which enables it to control and manage the manufacturing process. Micronet combines long standing expertise in the industry with strong technical capabilities to provide a comprehensive range of high quality products and solutions.

Micronet’s products are a family of ruggedized mobile computing tablets and systems that are designed and manufactured to fit the special requirements of the MRM market, enabling customers to operate in challenging work environments, such as extreme temperatures, repeated vibrations or dirty and wet or dusty conditions.  Micronet’s products, in conjunction with available mobile applications solutions, provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, as well as other insights into their mobile workface, reducing operating and capital costs while increasing revenue.  Micronet’s products are used in a wide range of MRM industry sectors, including:

•	haulage and distribution, which includes short- and long- haul trucking and distribution servicing of urban retail and wholesale needs, such as delivery of packages, parts and similar items;

•	public transport, which refers mainly to busses, taxis and limousine services;

•	construction, which refers to vehicle fleets that are involved in the construction industry;

•	service industries, which include insurance companies, rental car companies and other companies operating large mobile service force of technicians, installers and similar personnel; and

•	public safety services, which includes fire department vehicles, ambulances and police vehicles.

Micronet’s products are fully programmable and provide customers with the operational flexibility to customize such products for their ongoing needs via a comprehensive development tool kit package that enables them to develop independently and support their own industry-specific applications and solutions.

Micronet’s strategy is to continue to leverage its market position in the U.S. and European markets, to become a market leader for MRM products and services.

Recent developments

During 2011, Micronet launched a new line of products (the CE500) and commenced sales to strategic customers, significantly increasing its revenues in 2011 and 2012.  Micronet believes that awareness and demand for MRM solutions is significantly increasing as customers seek to optimize their mobile asset utilization of commercial vehicle fleets and enhance workforce productivity and customer satisfaction.

During the nine months ended September 30, 2012, Micronet sold 54,000 systems, compared to 24,000 systems during the nine months ended September 30, 2011 and 37,000 systems during fiscal year 2011.  Its total revenue for the nine months ended September 30, 2012 increased by approximately $14.5 million or 226%, as compared to the nine months ended September 30, 2011. U.S. revenue was approximately 94% of the total revenue in the nine months ended September 30, 2012 as compared to approximately 84% of the total revenue in the nine months ended September 30, 2011. The increase in U.S. revenue from fiscal year 2011 to 2012 was primarily attributable to orders from our largest customer in the U.S.

Micronet’s key initiatives for future revenue growth include the following:

•	Expanding sales activities in the North American and European markets.

•	Establishing strong relationships with new European and U.S. tier 1 customers and partners.

•	Upgrading and enhancing current products and engaging in new product development based on input from clients and partners.

•	Leveraging our know how and relationships with major truck manufacturers to offer a fit-to-purpose OEM platform that will be embedded in the trucks.

Developments in the communication market in recent years have enabled Micronet to integrate its products into new standard technologies, which have reduced communication costs and extended availability, thereby increasing the demand for Micronet’s products and solutions. Micronet has made significant investments in its facilities, infrastructures and manufacturing capabilities and has made product enhancements and strengthened functionality.

Micronet is at the pre-release stage of a new product, the CE300, which is designed to satisfy the needs of certain strategic customers using its current CE500 model.  The CE300 aims to provide customers with enhanced features and capabilities, optimized for their specific requirements, at a lower cost.

Market opportunity

Management believes that Micronet is well positioned to pursue a substantial market opportunity. The MRM market, in which the Company operates, is growing and researchers forecast it will continue its double digit growth in the coming years.  In 2012,  industry sources estimated that globally there are approximately 13.8 million subscribers to MRM services and forecasted that the number of subscribers will grow to approximately 32 million by 2016.

In the United States, which historically has been Micronet’s major market, there are currently approximately 5.7 million units in service, which number is projected to grow to approximately 9.0 million by the end of 2015. In 2011, the global penetration rate of MRM systems was approximately 7%. The global penetration rate is forecasted to grow to approximately 14% by 2016. In the United State, which is the most advanced market, the penetration rate was approximately 15% in 2011. Based on market, technology and regulatory developments in the past several years, the U.S. market penetration rate is projected to reach approximately 27% of all fleets by 2016.

Products and Services

Micronet currently offers a family of Mobile Data tablet systems, in three broad categories: Entry Level, Mid-Range and Advanced. The products range from the CE-500 series, available in a variety of product configurations, to basic display products for two-way messaging communication.

Entry Level products (covers our more economical products with lower level of capability and functionality and offered at lower prices):

•
M  Series (M100 and M200/M201). Micronet’s M-Series is a powerful, yet highly economical line of products, designed to enable versatile cabin mounted rugged computer MRM applications. The M-Series is based on ThreadX, an advanced embedded, multithreading real time operating system.  In the framework of the M-Series, Micronet offers two standard configurations: fixed mounted and detachable.  A developer tool kit and software development kit are available, for independent integration and application development.

•
Net-960CE. The Net-960E, based on Microsoft Windows CE, includes a range of features , rugged fixed-mount enclosure, advanced electronics and an open Microsoft-standards-based development environment that is highly versatile and scalable.  The Net-960E is used for a variety of applications: driver log, interactive messaging, dispatch, status and form based reports. It offers connectivity through 2 RS-232 ports and I/Os to vehicle sensors. It also supports external peripherals, such as driver ID touch button, swipe card, bar-code wand and PS/2 keyboard interface. The Net-960E model has been superseded by the M-Series.

Mid-Range Products (covers our products with mid-range level of capability and functionality that are offered at mid-range market prices):

•
Net-960CE-S. Micronet’s Net-960CE-S product family features an advanced WinCE.NET (supporting compact framework) development environment. Standard product configurations support an extended range of optional features and functions. These include wireless interfaces like GPS, GPRS, Wi-Fi, Disk on Chip and Bluetooth, as well as multiple vehicle I/O interfaces, Communications and Connectivity ports (U.S.B, RS-232, J1708, CANBus) and support of peripheral devices, including an external, independent, 3rd party colored screen. The Net-960CE-S models are offered with a comprehensive development tool kit and software development packages for independent application development, backed by our technical support team.

•
Net-960CE-X. Micronet’s Net-960CE-X product family is a low-budget WinCE-based platform, utilizing C, C++, and Win32 API.   It is designed as a rugged fixed-mount enclosure platform with advanced electronics.  The Net-960CE-X platform features various interfaces, supporting peripheral devices, vehicle I/Os and wireless communication options, including built-in GPS and GPRS. The Net-960CE-X models are offered with a comprehensive Net-960CE-X development kit and software development kit for independent application development, supported by our technical support team.

Advanced Products, CE500 and CE300 Series (covers our premier products with high level of capability and functionality that are offered at high-end prices)

•
CE500 series.  Micronet’s latest line of products, the CE500 series, were launched in 2011.  It is a Microsoft WinCE based mobile computing platform, uniquely designed for cabin mounted rugged computer and portable MRM applications. It offers a large 7” (CE-507) or 4.3” (CE-504) (to fit smaller commercial vehicles) touch color screens, fixed or portable.   The platform features Microsoft Windows Embedded CE 6 operating system, supporting Compact Framework 3.5, and offers a comprehensive development environment for independent application programming and system integration. Its original layered architecture makes the CE-series highly modular and scalable, allowing for variable factory-set configurations by using plug-in modules.  This cost effective design simplifies maintenance tasks, significantly extends product life expectancy and lowers total cost of ownership.

•
The CE300 series. Novel layered architecture provides original equipment manufacturers, or OEMs, and telematics services providers, or TSPs, which provide services to remotely track the location and movements of vehicles and other assets, with a rugged, versatile, vehicle-centric and fixed-mount or portable mobile-computing platform for a variety of MRM applications. Both models feature multiple, integrated wireless options: Quad band GPRS modem, GPS, Wi-Fi, and Bluetooth. All wireless options come with internal antennae.  Physical interface options on these models include: usb, Serial RS-232 ports, dedicated interface for Dallas ID button reader, analog inputs, multiple digital inputs and outputs, and control signals for vehicle connectivity. The CE-500 has development packages for independent application development and it is supported by our technical support.

Development Toolkit. Micronet’s development package, also called Development Tool Kit (DTK), is intended for customers who wish to develop their own applications and to support automatic vehicle location (AVL)/ fleet management.  The development package provides all the tools required for application development quick-start, product testing and product evaluation.  Micronet’s systems are utilized today in numerous vertical markets, including long/short haul for trucking and distribution, passenger transportation and dispatching (buses, shuttles, taxis and rentals), utilities and municipalities, public safety (police, fire, ambulances), and technical field services.  Micronet’s systems are implemented in over 20 countries.  Application Service Providers, or ASPs, Value Added Resellers, or VARs, Solution Providers and System Integrators, specializing in MRM, Asset Control, and Real Time Vehicle Data Monitoring rely on Micronet’s flexible and cost-effective systems to supplement their AVL, and Computer Aided Dispatching hardware and software solutions.

Enhanced Technical Support and Professional Services. Micronet provides enhanced technical support and expert development services, designed to facilitate its customers’ development work in connection with Micronet’s systems and reduce time to market. Technical and support services are offered in three levels of service:

•	Development Tool Kit (DTK) Support: Standard support, offered at no extra charge, to customers who have purchased Micronet’s DTKs.

•
Developer Support Services: Consultation by engineers on application development and integration tasks. The service is offered on a retainer basis and includes code review, debugging and software and hardware engineering consultation.

•
Professional Services - Custom Development: Custom software application development and integration services, that are quoted based on specific customer requirements, and managed by a Micronet project manager. Includes application design and system analysis, programming and integration, documentation and maintenance.

Micronet customarily provides its customers with a 12-month warranty, with an option to extend such warranty, subject to the payment of applicable fees.

Strategy

Micronet’s strategy includes targeting potentially larger scale transactions that we expect could result in higher revenue as well as increased gross margin and overall profitability.  Micronet’s continuously analyzes the needs of the various vertical markets in which it operates in order to best serve its customers’ needs.  Micronet’s strategy is driven by, and focused on, both continued internal growth of its business through the development of new potential markets, new technologies and innovative systems and products as well as through acquisitions.

Key elements of Micronet’s strategy include:

•	Continuing to focus on specific vertical markets, major accounts and OEM relationships to achieve broad penetration of its products.

•	Continuing to invest efforts in its technology and product development, through collaborations with its partners.

•	Launching in the near future the economical CE300 product to broaden its current offerings.

•	Penetrating and developing the truck OEM market.

•	Partnering with and/or acquiring complementary technology to broaden and deepen its offerings.

Micronet believes that one of its core competitive strengths is the breadth of its expertise in mobile data technologies, particularly in MRM technologies for the management of vehicle fleets and mobile workforces. Micronet intends to enhance its existing products and develop new products by continuing to make significant investments in research and development.  Micronet further intends to continue its strategy of internally developing products in order to enter new market segments by collaborating closely with its strategic customers to outline and develop next generation platforms.

Micronet is increasingly pursuing international opportunities.  For example, Micronet is seeking to expand and continue penetration into the European market, primarily through its relationship with its exclusive distributor in the United Kingdom.

Sales and Marketing

Micronet’s customers consist primarily of application service providers , or ASPs, and solution providers specializing in the fleet and MRM markets. Currently, Micronet does not sell to end-users.  Its customers are generally leading players in the MRM market, such as PeopleNet, which is a subsidiary of Trimble Navigation Limited, and XRS Corporation, that have large-scale organizations and significant resources and in turn sell Micronet’s products to end-users.

Micronet has customers in 20 countries. The United States currently constitutes its largest market, representing approximately 84% of revenue for the year ended December 31, 2011 and 94% for the nine months ended September 30, 2012.  In any given year, a single customer may account for a significant portion of Micronet’s revenue.  In the year ended December 31, 2011, Micronet’s largest customer, PeopleNet, located in the United States, represented approximately 39% of its revenues. The next largest customer represented approximately 16% of its revenues. For the nine months ended September 30, 2012, PeopleNet represented approximately 73% of Micronet’s revenues.  No other customer accounted for more than 9% of Micronet’s revenue.

In September 2011, Micronet signed an exclusive distribution agreement with a United Kingdom distributor for the marketing of its systems to the European market. The objective of this relationship is to expand and continue penetration into the European market.  Micronet’s products are sold under the exclusive distribution agreement by way of direct sales to customers referred by the distributor in exchange for a commission payable to the distributor.

As of September 30, 2012, in addition to its European distributor as described above, Micronet maintained a sales team composed of three individuals who work closely with the engineering, development and purchase teams of Micronet’s customers on the specification, testing, field tests, adaptations and customizations of the products according to customers’ needs.   Micronet’s systems are currently utilized in numerous vertical markets, including:

•	long/short haul for trucking and distribution,

•	passenger transportation and dispatching (buses, shuttles, taxis and rentals), and

•	utilities and municipalities, public safety (police, fire, ambulances) and technical field services.

Micronet’s main target markets are currently the U.S. and European markets.

Market Segments

Micronet targets a number of different sectors in which it believes the deployment of rugged automotive-grade mobile computing systems can greatly improve operating efficiencies and reduce related costs.  These market segments include: trucking and distribution - long haul, short haul, local; construction - cement trucks, aggregate, heavy equipment; technical services – repair and maintenance technicians; public transportation - buses, schools, para-transit, taxis; municipalities/utilities - waste management, field workers; public safety – police, fire, ambulances, forestry.

Research and Development

Micronet believes that one of its core competitive strengths is the breadth of its expertise in mobile data technologies, particularly in MRM technologies for the management of vehicle fleets and mobile workforces. Micronet has developed this expertise over a period of 30 years.  It has an experienced engineering and product development team.  In order to keep up with the rapid technology evolution and the changing needs of the markets in which it operates, Micronet intends to enhance its existing products and to develop new products, by continuing to make significant investments in research and development.

Micronet upgrades and enhances its existing products on an on-going basis, including based on input from its clients and partners and from other sources. Enhancements include the addition of capabilities, improvement of product functionality and performance, and adding features to the existing hardware in order to offer customers a variety of solutions.  Micronet is in the pre-release phase of a new improved model of the CE-500 series, entitled CE300, intended to provide its customers with enhanced features and capabilities, optimized for their specific requirements, at a lower cost.

Micronet seeks to design and manage product life cycles through a controlled and structured process. It involves customers and industry experts from its target markets in the definition and refinement of its product development. Product development emphasis is placed on meeting industry standards, ease of integration, cost reduction, design-for manufacturability, versatility and innovation, and quality and reliability.

During the fiscal years ended December 31, 2012 and 2011, Micronet spent NIS 4.5 million (approximately $1.2 million) and NIS 5.2 million (approximately $1.3 million), respectively, on research and development activities.  Micronet uses its own resources to finances its research and development activities and none of the cost of such activities is borne by its customers.

Competition

Micronet operates in a highly competitive industry.  Further, during the last few years, competition in the field of mobile computers has significantly increased with the mass entrance and introduction to the market of smartphones, tablets, and laptops, as well as various GPS-based hand-held devices featuring additional functionalities.

Micronet’s current business is focused on customers that are implementing “tailor made” specialist solutions characterized by highly professional, mission critical and complex technological solutions. These solutions based on our products can sustain and maintain performance under extreme, challenging field conditions for extended periods of time.

Micronet believes it has approximately six direct competitors operating in Micronet’s main markets.  Most of these competitors are private companies or companies that do not disclose their sales or other financial information, making it difficult to estimate Micronet’s market share and position in the market.  Micronet believes that its most significant competitors include: Beijer Electronics, Inc., the Morey Corporation (U.S.A.), Mobile Devices Corporation, MOTIA Co. Ltd, Advantech Co., Ltd. and Garmin USA, Inc.

This intensely competitive industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and changes in customer requirements. In order to maintain its competitive strength Micronet must continue to develop and introduce on a timely and cost-effective basis, new products and product features which are in line with the technological developments and emerging industry standards and  address the increasingly sophisticated needs of its customers.

Micronet’s strongest competitive advantages are the durability of its products and reputation in the industry.  Its competitive strengths include the following:

•	30 years of field-proven experience, including engineering and manufacturing know-how;

•	ability to deliver solutions and products to organizations and customers that are leaders in their respective industries;

•
ability to integrate advanced technological capabilities to develop new solutions and products with its own manufacturing infrastructures and facilities, with full control over the end-to-end production process and cost-efficiencies;

•	short “food chain” professional and direct marketing methodology focused on main target customers;

•	long-standing reputation as a leading supplier in relevant markets;

•	lasting working relationships with customers;

•	an experienced, dedicated and competent management team; and

•	proprietary technology and know-how that allows rapid configuration and implementation of new solutions to meet the special customer needs.

Manufacturing

With the exception of certain components purchased from subcontractors, Micronet manufactures its products and solutions using its own facilities, capabilities and resources, which enables it to control and manage the manufacturing process and ensure timely delivery.  The manufacturing process includes development of electronic cards, assembly of microchips on the electronic cards and the assembly thereof within the unit, final testing and quality tests.  On a case by case basis, subcontractors specializing in certain development or manufacturing aspects may be retained to achieve improvement, efficiency or reduction of costs of development and/or manufacturing processes.

Following certain enhancements in its manufacturing and production capabilities in the last two years, Micronet  has reached excess manufacturing capacity and has the ability to meet current or foreseeable manufacturing  needs without making any significant investments.  Implemented enhancements include:

•	upgraded production and assembly line and purchased new machinery with significant higher component implementation scale;

•	increased factory facilities and upgraded various infrastructures;

•
entered into an agreement with a leading subcontractor in the field which operates two additional manufacturing facilities, has significant procurement and manufacturing capabilities and resources outside Israel that  Micronet can take advantage of;

•
certified subcontractors to perform manufacturing process to ensure flexible manufacturing infrastructures and deployment that can be used for disaster recovery scenarios or rapid increase in production needs.

If additional manufacturing resources are needed to meet increased demand for Micronet’s products, manufacturing capacity can be enhanced by outsourcing manufacturing processes, recruiting and training additional employees, adding shifts to the labor cycle and purchasing additional manufacturing equipment and machinery or other required infrastructures.

Intellectual Property

Proprietary rights are important to Micronet’s business because its ability to remain competitive in the market is dependent to a significant degree on its proprietary solutions and products and the technology on which they are based.   To protect its proprietary rights, Micronet primarily relies on a combination of copyright and trade secret laws, internal know-how, and agreements with third parties, such as license agreements.   In addition, Micronet employs internal controls such as the use of confidentiality and non-disclosure agreements.  Micronet believes its proprietary technology incorporates processes, know-how, methods, algorithms, hardware and software that are the result of long-term in-house experience and expertise and thus are not easily copied.  Further, most of the production process is done in house with the exception of certain specific components which are manufactured by a subcontractor. This limited outsourcing process allows Micronet to maintain the majority of its proprietary information and know-how within the company and lowers its exposure to the risk of its products or solution being copied or used by any third parties.

There is a significant amount of litigation with respect to intellectual property in the industry in which Micronet operates.  Micronet has not, to date, been the subject of any claims or proceedings with regards to infringement of third party’s proprietary rights and it believes that its products, solutions and services do not violate or infringe any third party’s intellectual property rights.

Micronet’s management, together with its research and development team, monitor closely and continuously all technological developments in the market.  Micronet considers and evaluates on an ad hoc basis whether technology and proprietary assets should be acquired through independent in-house development or through the purchase of patent or other technological licenses. Where the purchase of third party proprietary technology, solution or products is required and can be of advantage to its business, Micronet would purchase a license and pay appropriate royalties or license fees. Micronet currently has all third-party licenses that it believes are necessary to maintain and develop its business.

Government Regulation

Micronet’s business is subject to certain international standards such as FCC Part 15B, FCC ID, CE, and RoHS which define compatibility of interface and telecommunications standards to those implemented in Europe by the European Commission and in the U.S. by the Federal Communications Commission. Its solutions and products also comply with the E-Mark European standard, which is the standard that defines the compatibility of interface and telecommunications to all appliances installed in and around an automobile.

Employees

As of September 30, 2012, we had approximately 90 full-time employees at Micronet. Of these employees, 65% are employed in engineering and manufacturing positions, and the remainder are employed in sales, development, management and administrative positions. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good and sustainable relations with our employees.

Israeli labor laws and regulations apply to all employees based in Israel.  The laws principally concern matters such as paid vacation, paid sick days, length of the workday, payment for overtime and severance payments upon the retirement or death of an employee or termination of employment under specified circumstances.  The severance payments may be funded, in whole or in part, through a managers’ insurance fund or a pension fund.  The payments to the managers’ insurance fund or pension fund toward severance amount to 8.3% of wages.  Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel.  Since January 1, 1995, these amounts also include payments for health insurance.  The payments to the National Insurance Institute amount to approximately 14.5% of wages, of which the employee contributes 66% and the employer contributes 34%.

Properties

Micronet currently maintains two facilities in adjacent buildings in Azor, Israel. One of these facilities is leased, or the Lease, and the other facility is under a long-term lease under which the Company has purchased “like ownership” rights from the Israeli Land Administration, or the ILA, or the Long Term Lease. Our facility subject to the Long Term Lease is used as Micronet’s headquarters and the facility subject to the Lease is an industrial building which houses its factory.  Micronet’s executive offices are comprised of approximately 900 square meters and house the corporate functions, sales support, marketing, finance, engineering and operating groups. The Long Term Lease expires in April 2028, subject to our option to extend the term by another 49 years. We do not pay rent with respect to this facility because we have purchased the lease rights.  The factory facility is comprised of approximately 1,100 square meters and is used for the manufacturing and logistic support of the business, including warehouse. The Lease expires in June 2013, subject to our option to extend the term for two additional years until June 2015, and has a current annual base rent, before reimbursable operating expenses, of approximately $91,000 per year.  Micronet believes that its present facilities are suitable for its existing and projected operations for the near future.

Legal Proceedings

Micronet is not subject to any legal proceedings that have materially affected, or are reasonably likely to materially affect, its business or financial position.

MANAGEMENT

Executive Officers and Directors

The members of our board of directors and our executive officers, together with their respective ages and certain biographical information are set forth below. Mr. Lucatz receives no compensation for his services as a board member but is entitled to management services fees via a company under his control. Directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of, the board of directors.

Name	Age	Position
David Lucatz	56	Chairman of the Board, Chief Executive Officer and President
Tali Dinar	41	Chief Financial Officer and Secretary
Chezy Ofir	61	Director*

 *Will become a director upon completion of this offering.

The following is a brief account of the business experience of each of our directors and executive officers during the past five years or more.

David Lucatz was elected to the board of directors and appointed as President and Chief Executive Officer of the Company in May 2010 and as a director of Micronet in September, 2012. Since May 2010, Mr. Lucatz has been serving as the President of Enertec. Since 2006, he has been the Chairman of the Board and Chief Executive Officer of D.L. Capital Ltd., or DLC, a boutique investment holding company based in Israel specializing in investment banking, deal structuring, business development and public/private fund raising with a strong focus in the defense and homeland security markets. From 2001 until 2006, he was part of the controlling shareholder group and served as a Deputy President and chief financial officer of I.T.L. Optronics Ltd., a publicly-traded company listed on the Tel Aviv Stock Exchange engaged in the development, production and marketing of advanced electronic systems and solutions for the defense and security industries. From 1998 to 2001, he was the Chief Executive Officer of Talipalast, a leading manufacturer of Plastic products. Previously, Mr. Lucatz has been an executive vice president of Securitas, a public finance investments group. The Board believes that Mr. Lucatz’s experience over the last 25 years in management, operations, finance and business development in corporate turnaround, roll-up and M&A situations and experience in the electronics defense and homeland security sectors provides the Company with the comprehensive and valuable perspective and judgment necessary to guide the Company’s strategies and monitor their execution. Mr. Lucatz holds a B.Sc. in Economics and Management from the Hebrew University of Jerusalem and a M.Sc. in Industrial and Systems Engineering from The Ohio State University.

Tali Dinar has served as the Chief Financial Officer of the Company since May 2010, the Chief Financial Officer of Enertec since November 2009 and the Chief Financial Officer of Micronet since November 2012. Since October 2009, Mrs. Dinar has served as vice president, finance of DLC, where she serves as key advisor to the company’s management and is responsible for implementing internal controls driving major strategic financial issues. From 2007 until 2009, she served as chief controller of the Global Consortium on Security Transformation, a global homeland security organization. From 2002 until 2007, she was the chief controller of I.T.L. Optronics Ltd. Mrs. Dinar holds a B.A. in Accounting and Business Management from The College of Management Academic Studies and earned her CPA certificate in 1999.

Professor Chezy Ofir will become a director upon completion of this offering. He was appointed as a director of Micronet in October 2012. Professor Ofir has over 20 years of experience in business consulting and corporate management. During this period, Professor Ofir has served as a chairman and member of the boards of directors of a large number of companies in various sectors.  Professor Ofir has been a director and Chairman of the Financial Reporting Committee of Makhteshim Agam, a leading manufacturer and distributor of crop protection products, has served as a director and member of all board committees of I.T.L Optronics Ltd., a company which develops and markets advanced systems and solutions for the defense, warfare and security industries, and as a member of the board of directors, Chairman of the Audit Committee and member of all board committees of Shufersal, is the largest food and non-food retail chain in Israel.  He served as a member of the Executive Export Trade and Marketing Committee of the Industry and Trade Ministry where he evaluated company programs and formulated and recommended funding to the committee. Professor Ofir has been a faculty member at the Hebrew University for more than 20 years.  Professor Ofir founded an Executive MBA program for CEOs, which is the first and only program of its kind in Israel.  Additionally, Professor Ofir was the Chairman of the Marketing Department at the Hebrew University Business School from 1988 through 2003. Professor Ofir has been invited as a lecturer or research partner to many top universities, including Stanford University, University of California Berkeley, New York University and Georgetown University. Professor Ofir’s publications have been covered in media and leading international business magazines and papers, including The Financial Times, MIT Sloan Management Review and Stanford Business. Professor Ofir’s extensive experience in consulting companies on strategic processes, international business development, business and marketing strategy, establishing control systems, products and new product strategies and pricing strategy enable him to provide effective oversight of the Company as a member of our board of directors.  Professor Ofir holds a B.Sc. and M.Sc. in Engineering and doctorate and master’s degrees in Business Administration from Columbia University.

Key Employees and Members of Management

The following is a brief description of the business experience of our key employees who are not executive officers of the Company:

Zvi Avni, age 51, has been CEO of Enertec since January 1, 2002. Mr. Avni has 28 years of experience with automatic test equipment, or ATE systems for the military market and worked at Elbit Systems for 12 years as an ATE group leader.  Mr. Avni received a Practical Electronics Engineering degree from Haifa Technion Institute of Technology in 1982.

Refael Katz, age 55, joined Micronet 10 years ago leading its sales team and has been CEO since 2005. Prior to joining Micronet, Mr. Katz was co-founder and CEO of CT Motion, a cellular location-based services company.

Shlomo Spokone Shalev, age 50, has been Chairman of the Board of Micronet since 2011. Prior to joining Micronet, he served as Active Chairman of the Board of NetromX, an enterprise software company. Prior to that, Mr. Shalev held various senior managerial position in private and publicly traded companies. Mr. Shalev holds a B.A. in Economics from Ben Gurion University and an MBA from the University of San Francisco.
_______________

There are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our directors or members of senior management were selected as such. In addition, there are no family relationships among our executive officers and directors.

Our future success depends, in significant part, on the continued service of certain key executive officers, managers, and sales and technical personnel, who possess extensive expertise in various aspects of our business. We may not be able to find an appropriate replacement for any of our key personnel. Any loss or interruption of our key personnel’s services could adversely affect our ability to implement our business plan. It could also result in our failure to create and maintain relationships with strategic partners that are critical to our success. We do not presently maintain key-man life insurance policies on any of our officers.

Corporate Governance

Our board of directors is currently comprised of one director.  Mr. Lucatz, our President and Chief Executive Officer, is not independent as that term is defined under the Listing Rules of the NASDAQ Stock Market.  Professor Ofir , who will become a director upon completion of this offering, is independent as that term is defined under the Listing Rules of the NASDAQ Stock Market.  In accordance with the Listing Rules of the NASDAQ Stock Market relating to director independence, prior to the closing of this offering we anticipate that additional directors will be appointed to serve on our board of directors, each of whom will qualify as “independent” under the Listing Rules of the NASDAQ Stock Market (even though we are not currently listed on such exchange), federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which he or she serves.  We further intend to establish an Audit Committee and otherwise meet the corporate governance requirements of the NASDAQ Stock Market.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees, including our chief executive officer and chief financial officer.  It is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the year ended December 31, 2011 for our named executive officers.

Name and Principal Position	Year	Salary(1)	All Other Compensation(2)	Total
David Lucatz Chief Executive Officer and President (1)(3)	2011	$208,183	$85,334	$293,517
Tali Dinar CFO and Secretary(1)	2011	$117,585	$19,828	$137,413

(1) Salary paid in NIS. The amounts are converted according to the average foreign exchange rate U.S. dollar/NIS.

(2) “All Other Compensation” are secretarial and office services provided by DLC team and vehicle expenses of the Chairman.

(3) This amount is paid through a consulting agreement effective as of August 2009 entered into between the Company and DLC (the Company’s controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, the Company paid DLC through August 2011 management fees of NIS 50,000 (approximately $14,000) on a monthly basis, and covered other expenses in a sum of NIS 10,000 (approximately $3,000) per month. As of September 2011, the costs of the consulting fee and/or salary were adjusted and increased by NIS 10,000 so the monthly salary/consulting fee management fee is currently NIS 60,000 (approximately $17,000).

Employment agreements

None of our employees are subject to a collective bargaining agreement.

On November 7, 2012, Ms. Dinar entered into an employment agreement with Micronet. Ms. Dinar may be deemed to be an employee-at-will, since her agreement does not specify a term of employment. Ms. Dinar’s annual base salary is currently 25,000  NIS (approximately $6,400). We may terminate the agreement at any time by providing Ms. Dinar with seven months’ prior written notice and Ms. Dinar may terminate the agreement at any time by providing us with three months’ prior written notice. Upon termination, Ms. Dinar will be entitled to her base salary through the date of termination and to all amounts deposited in her favor in pension funds, including payments made for severance pay unless such rights are denied as a matter of applicable law. However, if Ms. Dinar is terminated due to her committing a crime bearing moral turpitude or causing us substantial harm resulting from a material breach of her duties to us, Ms. Dinar will not be entitled to receive any prior written notice payment and severance pay may be denied . The agreement also contains customary confidentiality, non-competition and non-solicitation provisions.

On August 12, 2009, Mr. Harry Mund, our former president and chief executive officer, entered into an employment agreement with Enertec, pursuant to which Mr. Mund is employed as a special advisor to the board of directors of Enertec, for two days per week, for a term of 3 years, for a salary of 25,000 NIS (approximately $6,500) per month. Following an agreed extension, the Agreement will be terminated on December 1, 2012.

Director Compensation

During 2011 and the first nine months of 2012, our director did not receive any compensation for serving on our board.

Outstanding Equity Awards

The Company did not have any equity awards outstanding as of December 31, 2011 and  December 1, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management believes the terms of each of the below transactions are at least as favorable as could be obtained from unrelated third parties.

On March 2, 2011, Mr. Mund, who, in addition to being our former President and Chief Executive Officer, was the Company’s majority stockholder, sold to DLC the remaining 1,443,670 shares of common stock of the Company held by him in consideration for NIS 600,000 (approximately $150,000). Immediately following such sale by Mr. Mund, DLC beneficially owned approximately 73.27% of the outstanding shares of common stock of the Company.

On March 2, 2011, Mr. Mund sold to Enertec Management Ltd., an indirect, wholly-owned subsidiary of the Company, or Enertec Management, the 27% of  outstanding shares of Enertec not held by Enertec Management in consideration for approximately NIS 5.3 million (approximately $1.3 million). Following the transaction, Enertec is now an indirect, wholly-owned subsidiary of the Company.

Mr. Lucatz was paid through a consulting agreement effective as of August 2009 entered into between the Company and DLC (the Company’s controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, the Company paid DLC through August 2011 management fees of NIS 50,000 (approximately $14,000) on a monthly basis, and covered other expenses in a sum of NIS 10,000 (approximately $3,000) per month. As of January 1, 2012, the costs of the consulting fee and/or salary were adjusted and increased by NIS 10,000 so the monthly salary/consulting fee management fee was NIS 60,000 (approximately $17,000).
In November 2012, entities controlled by Mr. Lucatz reached agreements with each of Micronet and Lapis for the provision of management and consulting services to Micronet and Lapis, respectively.  On November 7, 2012, the board of directors and the audit committee of the board of Micronet approved the entry into a management and consulting services agreement with DLC, which provides that effective November 1, 2012 Mr. Lucatz will devote 60% of his time to Micronet matters for the three year term of the agreement and that Micronet will pay the entities controlled by Mr. Lucatz management fees of NIS 65,000 (approximately $16,667) on a monthly basis, and cover other monthly expenses.  Such agreement is further subject to the approval of Micronet’s shareholders at a special meeting called for December 24, 2012 for that purpose and shall be signed thereafter upon receipt of the required approval. On November 26, 2012, DLC entered into a management and consulting services agreement with Lapis, effective November 1, 2012, which provides that we will pay the entities controlled by Mr. Lucatz: (i) management fees of $13,333 on a monthly basis, and cover other monthly expenses, (ii) an annual bonus of 3% of the amount by which the annual EBITDA for such year exceeds the average annual EBITDA for 2011 and 2010, and (iii) a one-time bonus of 0.5% of the purchase price of any acquisition or capital raising transaction, excluding this offering, completed by us during the term of the agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of November 1, 2012 with respect to the beneficial ownership of the outstanding common stock held by (i) each person known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) our executive officers and directors as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address for each of the below persons is c/o Enertec Systems 2001 Ltd, 21 Hanapach St., Karmiel, Israel.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name			Prior to Offering	After the Offering
5% Stockholders
D.L. Capital Ltd.(2)	5,194,400		80.1
UTA Capital LLC(3)	952,227	(3)	12.8
Zvi Avni	500,000		7.7
Directors and Named Executive Officers
David Lucatz(2)	5,194,400		80.1
Tali Dinar	0		0.0
Directors and Executive Officers as a group (2 persons)	5,194,400		80.1

(1)
Applicable percentage ownership is based on 6,483,000 shares of common stock outstanding as of November 1, 2012 together with securities exercisable or convertible into shares of common stock within 60 days of November 1, 2012 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 1, 2012 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Lucatz, by virtue of his being the controlling shareholder of DLC as well as the Chief Executive Officer and Chairman of the board of directors of DLC, may be deemed to beneficially own the 5,194,400 shares of the Company’s common stock held by DLC.

(3)
According to information contained in  a Schedule 13G filed jointly on January 5, 2012 with the SEC and a Form 4 filed jointly on September 14, 2012 with the SEC by (i) UTA; (ii) the members or beneficial owners of membership interests in UTA, which include (a) YZT Management LLC, a New Jersey limited liability company and the managing member of UTA, and (b) Alleghany Capital Corporation, a Delaware corporation and a member of UTA; (iii) Alleghany Corporation, a publicly-traded Delaware corporation of which Alleghany Capital Corporation is a wholly-owned subsidiary; and (iv) Udi Toledano, the managing member of YZT Management LLC.  As of November 1, 2012, UTA held sole voting and dispositive power with respect to a warrant currently exercisable to purchase 952,227 shares of common stock at an exercise price of $0.50 per share and a warrant to purchase 600,000 shares of common stock at an exercise price of $0.65 per share, which is first exercisable on March 7, 2013. YZT Management LLC, Alleghany Capital Corporation, Alleghany Corporation, and Udi Toledano have shared voting and dispositive power with respect to the shares underlying such warrants by virtue of their relationships with UTA.  UTA’s principal business address is 100 Executive Drive, Suite 330, West Orange, New Jersey 07052.

DESCRIPTION OF CAPITAL STOCK

General

As of November 1, 2012, our authorized capital stock consisted of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of November 1, 2012, there are 6,483,000  shares of our common stock issued and outstanding and no shares of preferred stock that are issued and outstanding.  As of November 1 2012, there were approximately 45 holders of record of our shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation, as amended, does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of preferred stock includes, but is not limited to, determination of the following:

•	the distinctive designation of such class or series and the number of shares to constitute such class or series;

•
the  rate at which dividends on the shares of such class or series shall be declared  and  paid  or  set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or  series shall be entitled to any participating or other dividends in addition to  dividends  at  the  rate  so  determined,  and  if  so,  on  what  terms;

•	the right or obligation, if any, of Lapis to redeem shares of the particular class or series of preferred stock and, if redeemable, the price, terms and manner of such redemption;

•
the  special and relative rights and preferences, if any, and the amount or amounts  per  share, which the shares of such class or series of preferred stock shall  be  entitled  to  receive  upon any voluntary or involuntary liquidation, dissolution  or  winding  up  of  Lapis;

•
the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment,  if  any;

•
the  obligation, if any, of Lapis to retire, redeem or purchase shares  of  such class or series pursuant to a sinking fund or fund of a similar nature or otherwise,  and  the  terms  and  conditions of such obligations;

•	voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock;

•	limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock;

•
such other preferences, powers, qualifications, special or relative rights and  privileges as the board of directors may deem advisable and are not inconsistent with the law and the provisions of  our certificate of incorporation.

Stock Options

As of  December 1, 2012, we had no stock options issued and outstanding.

Warrants

As of December 1, 2012, we had 1,552,227 warrants outstanding, 952,227 of which are exercisable, with a weighted average exercise price of approximately $0.56 per share.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Section 214 of the Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation, as amended, does not provide for cumulative voting.  These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital or as compensation to third party service providers. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation, as amended, and amended bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•
provide our board of directors with the ability to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of such shares, without stockholder approval;

•	provide our board of directors with the ability, in certain circumstances, to alter our bylaws without stockholder approval;

•	provide our board of directors with the exclusive authority to fix the number of directors constituting the whole board; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.  However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

The shares of our common stock are currently quoted on the OTCQB. We intend to apply for the listing of our common stock on The NASDAQ Capital Market under the symbol “LPST.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there is no established public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, ____ shares currently outstanding will be available for sale immediately after this offering.  Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of _________ shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of the date of this prospectus.  The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, including exemptions under Section 4(a)(1), or Rule 144 promulgated under the Securities Act, which rule is summarized below.

Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144, restricted shares totaling __________ will be available for sale in the public market 180 days after the date of this prospectus. Resale of such shares will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate.  Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•      1% of the number of shares of common stock then outstanding, which will equal __________ shares immediately after this offering; and
•      the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days.  In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates.  For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months.  Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available.  The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days.  However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Lock-up Agreements

We and each of our officers, directors, and greater than 5% stockholders have agreed, and any successor to us will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of three months following the closing of this offering. See “Underwriting” section beginning on page 49 for additional information.

 In addition, UTA, as the holder of certain warrants to purchase shares of our common stock has agreed not to sell any shares of Common Stock for a period of three months following the closing of this offering, provided however, that all of our executive officers, directors and any other owner of 5% or more of our shares of common stock immediately prior to the closing of this offering, have agreed to enter into such form of Lock-Up Agreement with respect to all shares of common stock beneficially owned by them.

Registration Rights

After the completion of this offering, UTA, as the holder of certain warrants to purchase shares of our common stock will have the right to require us to register these shares under the Securities Act under certain circumstances.   Upon registration, these shares will become freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

The Representative’s Warrants (as defined below) will provide for demand and piggyback registration rights upon request, in certain cases.  The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. See “Underwriting” section beginning on page 49 for additional information.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of this offering, or the Representative. We have entered into an underwriting agreement dated ___________ __, 2012 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the shares offered by us if any shares are purchased, other than those covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus.  In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $___per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum ________additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price less the underwriting discounts and commissions that appear on the cover page of this prospectus. If this option is exercised in full, the total price to the public will be $_________ and the total proceeds to us, before expenses, will be $___________.

Underwriting Discounts and Commissions. We have agreed to pay underwriting discounts and commissions of 7% of the gross proceeds of the offering (equivalent to 7% of the per share public offering price of $______).  The following table shows the public offering price, underwriting discounts and commissions and expenses to be paid by us to the underwriters and the proceeds of the public offering, before expenses, to us.

	Without over-allotment exercise	With full over-allotment exercise
Public offering price	$	$
Underwriting discounts and commissions paid by us ($_____ per share)
Non-accountable expense allowance ($___ per share) (1)
Proceeds before other expenses (2)	$	$

____________________
(1)           The non-accountable expense allowance equals to 1% of the gross proceeds of the offering, excluding proceeds from the overallotment option if exercised.

(2)           In addition to the underwriting discounts and commissions and non-accountable expense allowance, we agreed to pay or reimburse the underwriters to cover certain out of pocket expenses of the underwriters in connection with this offering, in an amount of up to $71,775. We have paid an advance of $25,000 to the Representative, and, upon filing the registration statement of which this prospectus forms a part, will pay the Representative an additional $25,000 advance, each of which will be applied against the non-accountable expenses that will be paid by us to the Representative in connection with this offering.  We estimate that the total expenses of the offering payable by us, including the underwriting discounts and commissions, the underwriters’ expenses and non-accountable expense allowance and legal and other expenses will be approximately $______   .

Right of First Refusal.  We have also agreed to grant the Representative, for a period of 18 months from the effective date of this offering, the right of first refusal to act as lead underwriter for any of our, or that of any successor or subsidiary of us, public or private equity and public debt offerings during such 18 month period.

Representative’s Warrants. We have also agreed to issue to the Representative or its designees, at the closing of this offering, warrants, or the Representative’s Warrants to purchase _________of our ordinary shares (equal to 5% of the aggregate number of shares sold in the offering (excluding the over-allotment option)). The shares issuable upon exercise of the Representative’s Warrants are identical to those offered by this prospectus. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering, at a price per share equal to $        (125% of the public offering price per share). The Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date of this offering. The Representative’s Warrants will provide for demand and piggyback registration rights upon request, in certain cases.  The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders.  The Representative’s Warrants will also provide for customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

 Discretionary Accounts.  The underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, and any successor to us will agree, subject to certain exceptions and extensions, for a period of three months after the date of the pricing of the offering, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, our common stock, or engage in any short selling of any of our common stock or securities convertible into or exchangeable or exercisable for our common stock, without the prior written consent of the Representative.

This lock-up provision also applies to securities owned now or acquired later by the person executing the lock-up agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, (1) the issuance by us of stock options pursuant to our 2012 Stock Incentive Plan, (2) the issuance of common stock upon the exercise of any outstanding stock options and warrants and  (3) transfers pursuant to a sale or an offer to purchase 100% of our outstanding common stock.

 Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses  electronically. The Representative may agree to allocate a number of shares to underwriters and any selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and any selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Initial Public Offering of Common Stock

Prior to this offering, there was no established public market for our shares of common stock. The initial public offering price will be determined by negotiations between us and the Representative. In determining the initial public offering price, we and the Representative expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the Representative;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

Offering Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus, or as used in this section, the Shares, in any jurisdiction where action for that purpose is required. The Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or a Relevant Member State, an offer to the public of any Shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the  Financial Services and Markets Act 2000, as amended, or FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, and entities with shareholders’ equity in excess of NIS 50 million, each as defined in the Addendum (as it may be amended from time to time, collectively referred to as institutional investors). Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this document in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Canada

The Shares sold in this offering have not been and will not be qualified for distribution under applicable Canadian securities laws. Shares may be offered to residents of Canada pursuant to exemptions from the prospectus requirements of such laws.

_____________

The address of Aegis Capital Corp. is 810 Seventh Avenue, 18th Floor, New York, New York 10019.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York.  In connection with the offering of the shares, Zysman Aharoni Gayer and Sullivan & Worcester LLP, New York, New York, advised the underwriters with respect to certain U.S. securities law matters.

EXPERTS

Paritz & Company, P.A., our independent registered public accounting firm until October 15, 2012, has audited our balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of income and other comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010 and the two-year period, as set forth in their report, We have included our financial statements in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Paritz & Company, P.A.’s report given on their authority as experts in accounting and auditing.

On October 15, 2012, we dismissed Paritz & Company, P.A., or Paritz as the Company’s independent registered public accounting firm, effective immediately. The dismissal of Paritz was approved by our board of directors.  Paritz’s reports on the consolidated financial statements of the Company as at and for the fiscal years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2011 and 2010 and through the date of dismissal, there were no disagreements with Paritz as described in Item 304(a)(1)(iv) of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Paritz’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the fiscal years ended December 31, 2011 and 2010 and through the date of dismissal, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

On October 15, 2012, the Company engaged BDO Ziv Haft as the Company’s new independent registered public accounting firm. The engagement of BDO Ziv Haft was approved by the Company’s Board of Directors.  During the fiscal years ended December 31, 2011 and 2010 and through the date of the engagement of BDO Ziv Haft, the Company did not consult with BDO Ziv Haft with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, the former auditor of Micronet Ltd., has audited the consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of comprehensive income, changes in shareholders’ equity and of cash flows for each of the years ended on December 31, 2011 and 2010 of Micronet Ltd., as set forth in their report thereon. These financial statements are provided in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Kost Forer Gabbay & Kasierer’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering.  This prospectus does not contain all the information contained in the registration statement.  For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

Upon the closing of this offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

CONSOLIDATED FINANCIAL STATEMENTS FOR LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To The Board of Directors
and Stockholders of
Lapis Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Lapis Technologies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income and other comprehensive income, stockholders’ equity and cash flow for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lapis Technologies, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
March 23, 2012

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010, AND DECEMBER 31, 2011
(In Thousands, Except Share Amount and Par Value)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$940	$626
Accounts receivable	7,947	4,532
Inventories	2,479	3,138
Prepaid expenses and other current assets	705	498

Total current assets	12,071	8,794

Assets of discontinued operations	-	207
Property and equipment, net	482	255
Long Term Deposit	22	21
Deferred income taxes	3	7

	$12,578	$9,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

Short term bank loans	$-	$256
Current portion of term loans	1,766	93
Accounts payable and accrued expenses	2,345	2,957
Due to stockholder		1,127

Total current liabilities	4,111	4,433

Liabilities of discontinued operations	-	156
Term loans, net of current portion and debt discount of $718 as of December 31, 2011	3,787	561
Severance payable	228	89
Warrant liability	799	-
Excess of losses in unconsolidated subsidiary over investment	41	-
Total liabilities	8,966	5,239
Stockholders' Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock; $.001 par value, 100,000,000 shares authorized, 6,483,000
shares issued and outstanding	6	6
Additional paid-in capital	-	78
Accumulated other comprehensive income	105	423
Retained Earnings	3,501	2,321
Stockholders' equity Lapis Technologies	3,612	2,828
Non-controlling interest in subsidiary	-	1,217
Total stockholders' equity	3,612	4,045

	$12,578	$9,284

The accompanying notes are an integral part of these financial statements.

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE
INCOME FOR YEARS ENDED DECEMBER 31, 2010 AND 2011
(In Thousands, Except Earnings Per Share and Share Amounts)

	Year Ended
	December 31,
	2011	2010

Sales	$10,146	$11,106
Cost of sales	6,297	6,181

Gross profit	3,849	4,925

Operating expenses:
Research and development expenses	240	250
Selling expenses	350	307
General and administrative	1,366	1,537

Total operating expenses	1,956	2,094

Income from operations	1,893	2,831

Other income (expense):
Interest expense, net	(596)	(300)
Other income (expense)	-	(5)
Gain on change in fair value of warrant liability	29	-
Equity in loss on unconsolidated subsidiary	(44)	-

Income from continuing operations before provision for income taxes	1,282	2,526

Provision (benefit) for income taxes	(77)	105
Net income from continuing operations	1,359	2,421

(Loss) from discontinued operations, net of tax	-	(150)

Net Income	1,359	2,271

Less: net income attributable to non-controlling shareholders	-	652

Net income attributable to Lapis Technologies shareholders	1,359	1,619

Other comprehensive (loss) income, net of taxes
Foreign translation (loss) gain	(318)	222

Comprehensive income	$1,041	$1,841

Basic and Diluted net income (loss) per share
Continuing Operations	0.21	0.27
Discontinued Operations	-	(0.02)
	0.21	0.25

Basic weighted average common shares outstanding	6,483,000	6,483,000

The accompanying notes are an integral part of these financial statements.

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended
	December 31,
	2011	2010

Cash flows from operating activities:
Net income	$1,359	$1,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66	23
Non-controlling interest in subsidiary	-	652
Equity in loss of unconsolidated subsidiary	41	-
Gain on change in fair value of derivative	(29)	-
Deferred income tax	4	7
Change in operating assets and liabilities:
Accounts receivable	(3,415)	(1,013)
Inventories and income to receive	659	311
Prepaid expenses and other current assets	(207)	(475)
Accounts payable and accrued expenses	(612)	1,059
Income tax payable	-	(4)
Severence payable	139	(35)

Net cash provided by (used in) operating activities - continuing operations	(1,995)	2,144
Net cash provided by operating activities - discontinued operations	51	794
Net cash provided by (used in) operating activities	(1,944)	2,938

Cash flows from investing activities:
Purchase of property and equipment	(293)	(162)
Long-term depostits	(1)	21
Additional acquisition of non-contolling interest	(1,500)	-
Net cash used in investing activities - continuing operations	(1,794)	(141)

Cash flows from financing activities:
Repayment of short term bank loans	(256)	(2,294)
Decrease in due to affilliates
Payment of loans from related parties	(1,127)	94
Repayment of long-term debt	(414)
Proceeds from long-term debt	6,141	251

Net cash provided by (used in) financing activities - continuing operations	4,344	(1,949)
Net cash provided by (used in) financing activities - discontinued operations	-	(625)
Net cash provided by (used in) financing activities	4,344	(2,574)

Effects of exchange rates on cash	(292)	162

Increase (decrease) in cash and cash equivalents	314	385
Cash and cash equivalents, beginning of the period	626	241

Cash and cash equivalents, end of the period	$940	$626

Supplemental disclosure of cash flow information:
Amount paid during the period for:
Interest	$233	$292
Taxes	$51	$83

The accompanying notes are an integral part of these financial statements.

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(LOSS) YEARS ENDED DECEMBER 31, 2011 AND 2010
(In Thousands, Except Share Amounts)

					Accumulated
			Additional		Other	Non-	Total
	Common Stock		Paid-in	Retained	Comprehensive	controlling	Stockholders'
	Shares	Amount	Capital	Earnings	Income	Interest	Equity

	6,483,000	6	78	$702	$201	$508	$1,495

Foreign currency translation adjustment					222	57	279

Net income				1,619		652	2,271

Balance, December 31, 2010	6,483,000	6	78	$2,321	$423	$1,217	$4,045

Acquisition of non-controlling interest			(78)	(179)		(1,217)	(1,474)

Foreign currency translation adjustment					(318)		(318)

Net income				1,359			1,359

Balance, December 31, 2011	$6,483,000	$6	$-	$3,501	$105	$-	$3,612

The accompanying notes are an integral part of these financial statements.

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

(In Thousands, Except Share and Per Share Amounts)

NOTE 1 – DESCRIPTION OF BUSINESS

Lapis Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on January 31, 2002. The Company’s operations are conducted through its wholly-owned Israeli Subsidiary, Enertec Electronics Ltd. (“Enertec Electronics”) and its wholly-owned Israeli subsidiaries, Enertec Management Ltd. and Enertec Systems 2001 Ltd. (“Enertec Systems”).

Enertec Systems is a manufacturer and provider of various military and airborne systems, simulators and automatic test equipment (“ATE”). The business is focused in two major product lines: (i) the development and manufacturing of simulators and ATE to a large variety of weapons systems and at all levels of maintenance, development and integration and (ii) the development and manufacturing of comprehensive, large scale, electronics systems for the military industry providing comprehensive solutions to power supply, command and control including systems design, development, manufacturing and implementation on a turn-key basis.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation.

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances among the Company and its subsidiaries are eliminated upon consolidation.

The functional currency of the Company’s Israeli subsidiaries is the New Israeli Shekel (“NIS”); however, the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Use of Estimates.

The preparation of the financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Currency translation

Since the Company’s subsidiaries operate in Israel, their functional currency is the NIS. Revenue and expense accounts are translated at the average rates during the period, and assets and liabilities are translated at year-end rates and equity accounts are translated at historical rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of stockholders’ equity. Gains and losses from foreign currency transactions are recognized in current operations.

Revenue Recognition

The Company enters into long-term fixed-price contracts with customers to manufacture test systems, simulators, and airborne applications. Revenue on these long-term fixed-price contracts is recognized under the percentage-of-completion method. In using the percentage of completion method, revenues are generally recorded based on the percentage of costs incurred to date on a contract relative to the estimated total expected contract cost. Significant judgment is required when estimating total contract effort and progress to completion on the arrangements as well as whether a loss is expected to be incurred on the contract. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish these estimates. Project costs are measured by the costs incurred to date as a percentage of the estimated total costs of each contract (cost-to-cost method). Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Selling, general and administrative costs are charged to expense as incurred. Estimated total costs of each contract are reviewed on a monthly basis by project management and operations personnel for substantially all projects. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is probable, and project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, foreign currency exchange rate movements, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

At December 31, 2011 and 2010 the Company has recorded an allowance for doubtful accounts in the amount of $294and $274, respectively.

Inventories

Inventories of raw materials are stated at the lower of cost (first-in, first-out basis) or market. Cost of work in process comprise direct materials, direct production costs and an allocation of production overheads based on normal operating capacity.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Routine maintenance and repairs and minor replacement costs are charged to expense as incurred, while expenditures that extend the life of these assets are capitalized. Depreciation and amortization are provided for in amounts sufficient to write off the cost of depreciable assets to operations over their estimated service lives. The Company uses the same depreciation method for both financial reporting and tax purposes. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization will be removed from the accounts and the resulting profit or loss will be reflected in the statement of income. The estimated lives used to determine depreciation and amortization are:

Leasehold improvements	10 years
Machinery and equipment	10 years
Furniture and fixtures	14 years
Transportation equipment	7 years
Computer equipment	3 years

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 —	quoted prices in active markets for identical assets or liabilities
Level 2 —	quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 —	inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Stock Based Compensation

The Company accounts for stock based compensation under the fair value method under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option. For the years ended December 31, 2011 and 2010 the Company did not issue any stock options.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 (“Contracts in Entity’s Own Equity”). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Our derivative financial instruments consist of the Stock Purchase Warrants we issued to UTA Capital LLC, a Delaware limited liability company (“UTA”), in connection with the financing (See Note 10). We evaluated these derivatives to assess their proper classification using the applicable classification criteria enumerated under ASC 815-40. We determined that the warrant should be classified as liabilities in the accompanying balance sheets because the settlement provisions are not fixed due to anti-dilution price protection and other price adjustments based upon specific triggering events.

Warranty Reserves

The Company usually warrants its product for a one-year period. A provision for estimated warranty costs, if material, is recorded at the time of sale. Based upon historical experience the Company has not incurred material costs relating to its warranty and has therefore not recorded a warranty provision at December 31, 2011 and 2010.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales in accordance with guidance established by the Emerging Issues Task Force (“EITF”) issue No. 00-10, “Accounting for Shipping and Handling Costs.”

Research and Development Costs

Research and development costs are charged to general and administrative expense as incurred. Research and development cost for the years ended December 31, 2011 and 2010 were approximately $240 and $250 respectively.

Advertising Costs

Advertising costs are expensed as incurred and included in selling expenses. Advertising costs for the years ended December 31, 2011 and 2010 were $56 and $54, respectively.

Severance Payable

Severance payable represents amounts computed on employees’ most recent salary and the number of years working in Israel. The Company’s liability is partially offset by amounts deposited to insurance policies, which are under the Company’s control.

Earnings per Share

Basic net earnings per share is computed by dividing the net earnings for the year by the weighted average number of common shares outstanding during the year. Diluted net earnings per share is computed by dividing the net earnings for the year by the weighted average number of common shares and common share equivalents outstanding during the year.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset. Management believes that there is no impairment of long-lived assets at December 31, 2011 and 2010.

Non Controlling Interest

The non controlling interest represents the minority stockholder’s proportionate share of the equity and net income of the Company’s subsidiary at December 31, 2010.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

NOTE 3 – ACQUISITION OF NON-CONTROLLING INTEREST

On March 2, 2011, Enertec Management Ltd., an indirect, wholly-owned subsidiary of the Company, acquired the 27% of the outstanding shares Enertec Systems not previously held by the Company, for an aggregate purchase price of $1,500. The Company accounted for the acquisition of the additional interest as an equity transaction in accordance with the accounting standard on noncontrolling interest. Following the transaction, Enertec Systems is now an indirect, wholly-owned subsidiary of the Company.

NOTE 4 - INVENTORIES

Inventories consist of the following at December 31, 2011 and 2010:

	2011	2010

Raw materials	$732	$648
Work in process	1,747	2,490
	$2,479	$3,138

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2011 and 2010:

	2011	2010

Leasehold improvements	$352	$118
Machinery and equipment	133	142
Furniture and fixtures	149	141
Transportation equipment	113	121
Computer equipment	379	355
	1,126	877
Less accumulated depreciation and amortization	644	622
	$482	$255

NOTE 6 - DISCONTINUED OPERATIONS

On October 17, 2010, Enertec Electronics Ltd., a wholly-owned subsidiary of the Company entered into an asset purchase agreement to sell substantially all its electronics assets and business for an aggregate consideration of NIS 1,020 (approximately $278). Enertec Electronics is engaged in the trading of electronics equipment (such as power supplies and other related power products). As a result of the agreement and in accordance with ASC Topic No. 205-20, “Presentation of Financial Statements – Discontinued Operations,” the operations of Enertec Electronics are classified as discontinued operations in the Company’s consolidated statement of operations and all assets and liabilities are presented separately on the consolidated balance sheets. All prior period information has been reclassified to be consistent with the current period presentation.

The following amounts related to Enertec Electronics operations were derived from historical financial information and have been segregated from continuing operations and reported as discontinued operations (in thousands)

2010
Sales	$370
Cost of Sales	209
Gross Profit	161
Selling expenses	34
General and administrative	237
Income from Operations	(110)
Interest expense	19
Income from discontinued operations before tax	(129)
Income taxes	21
Income from discontinued operations, net of tax	$(150)

The following is a summary of the assets and liabilities of Enertec Electronics as presented in discontinued operations on the Consolidated Balance Sheet. The amounts presented below were derived from historical financial information and adjusted to exclude intercompany receivables and payables between Enertec Electronics and the company.

2010
Assets:
Cash and cash equivalents	$196
Accounts receivable	11
Inventories
Prepaid expenses and other current assets
Total Assets	207
Liabilities:
Short term bank loans
Accounts payable and accrued expenses	156
Total Liabilities	$156

NOTE 7 – SHORT TERM BANK LOANS

As of December 31, 2010, short-term bank loans, payable within twelve months at rates ranging from 5.5% per annum 7.5% per annum. There were no short term bank loans at December 31, 2011.

NOTE 8 – UTA Capital LLC TRANSACTION

On July 12, 2011, the Company entered into a Note and Warrant Purchase Agreement (as amended, the “Purchase Agreement”) with UTA, pursuant to which UTA agreed to provide financing to the Company on a secured basis. On August 16, 2011, the Company entered into a letter agreement (the “Letter Agreement”) with UTA pursuant to which the Company and UTA agreed to amend the Purchase Agreement to extend the date on which the Purchase Agreement could be terminated by either party if an initial closing under the Purchase Agreement had not yet occurred was extended from August 15, 2011 to August 31, 2011. On September 1, 2011, the Company entered into a Second Amendment to the Purchase Agreement.

The initial closing (the “Initial Closing”) of the transactions contemplated by the Purchase Agreement took place on September 1, 2011. In connection therewith, the Company issued to UTA a secured promissory note in the principal amount of $3,000 that matures on March 1, 2014 (the “First Note”). The First Note bears interest at a rate of 8% per annum and principal is due to be repaid in three equal principal payments of $1,000 on each of September 1, 2012, September 1, 2013 and March 1, 2014. Net proceeds from the sale of the First Note are to be used as working capital for the Company and its subsidiaries. In addition, the Company issued to UTA a warrant (the “First Warrant” or “First Warrants”) to purchase up to 952,227 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), representing 12% of the Company’s outstanding shares of Common Stock, on a fully diluted basis. The First Warrant first became exercisable on March 1, 2012 and will terminate, to the extent not exercised, on March 1, 2017. The Company has agreed to customary covenants.

On September 1, 2011, the Company entered into a Pledge and Security Agreement under which it pledged, as security in favor of UTA for the obligations of the Company under the First Note, the Intermediate Note (as defined below), if and when issued, the Second Note (as defined below), if and when issued, and the Purchase Agreement, all of the shares of capital stock of Enertec Electronics, and granted, as additional security in favor of UTA for the obligations of the Company under the transaction documents, a security interest in and lien on any and all accounts receivable, contracts, chattel paper, equipment and all other assets of the Company.

On September 1, 2011, each of the Company’s subsidiaries entered into a security agreement guaranteeing all of the Company’s obligations under the transaction documents and agreed to certain other restrictions.

Pursuant to the Purchase Agreement, UTA has also agreed to purchase a 27-month, secured promissory note in the principal amount of $3,000 (the “Second Note”) at the second closing (the “Second Closing”), which closing is to occur not later than nine months after the Initial Closing, subject to the closing conditions set forth Purchase Agreement; provided, however, that the principal amount of the Second Note is to be reduced by the aggregate unpaid principal amount outstanding under the Intermediate Note (as defined below) as of the date of the Second Closing. The First Note and the Second Note will be secured by the pledge of certain of the assets of the Company and its subsidiaries and will be identical other than their duration.

The Company has also agreed to issue to UTA at the Second Closing a second warrant (the “Second Warrant” and, together with the First Warrant, the “Warrants”) to purchase that number of shares of Common Stock in order that the Warrants, and any shares of Common Stock issued upon exercise of the First Warrant, represent 12% of the outstanding shares of Common Stock on a fully diluted basis as of the Second Closing. The Company has agreed to grant to UTA certain demand and “piggy back” registration rights in respect of the shares underlying the Warrants, as set forth in the Purchase Agreement.

In addition, pursuant to the Purchase Agreement, the Company may issue to UTA (i) a 12-month, secured promissory note for the principal amount of $1,500 (the “Intermediate Note”) that may be issued to UTA by the Company upon 60 days’ prior notice by UTA or the Company, which notice either UTA or the Company may give to the other party commencing on December 30, 2011 (but no later than the first to occur of June 1, 2012 or the consummation of the Second Closing), (ii) a warrant entitling UTA to purchase from the Company up to a total of 2% of the Company’s outstanding common stock, on a fully-diluted basis, subject to adjustment as described below (the “2% Intermediate Warrant”), that the Company will issue to UTA if a closing with respect to the Intermediate Note takes place (the “Intermediate Closing”), and (iii) a warrant entitling UTA to purchase from the Company up to a total of 2% of the Company’s outstanding common stock, on a fully-diluted basis, that the Company will issue to UTA in certain circumstances in the event that the Intermediate Closing does not occur (the “2% Default Intermediate Warrant” and together with the 2% Intermediate Warrant, the “Intermediate Warrant”).

The Intermediate Note, if issued, will bear interest at a rate of 8% per annum and principal will be due to be repaid on the maturity date. The proceeds from the issuance of the Intermediate Note are to be used solely to refinance the existing bank facility provided by First International Bank of Israel and to pay fees and expenses related thereto.

In the event that, as of the six-month anniversary of the date of the Intermediate Closing, the Company has not satisfied and discharged all of its obligations under the Intermediate Note, the percentage of shares underlying the 2% Intermediate Warrant (the “Fixed Percentage”) will be automatically increased from 2% to 4%. The Fixed Percentage will be increased by an additional 2% on each three-month anniversary thereafter until the expiration date of the 2% Intermediate Warrant if the Company has not satisfied and discharged all of its obligations under the Intermediate Note as of such dates. The Fixed Percentage will cease to increase following the closing of an acquisition by the Company, directly or indirectly, of the majority of the equity interests in or substantially all of the assets of (x) an acquisition candidate being considered by the Company, or, (y) subject to UTA’s prior written consent, another entity.

We recorded the fair value of the Warrants as a derivative liability with a corresponding increase in debt discount. Debt discount is being amortized over the term of the loan to the stated maturity date and are presented as a component of interest expense in the accompanying statements of operations. Amortization of the debt discount for the year ended December 31, 2011 is $110, and is included as a component of interest expense in the accompanying statement of operations for the year ended December 31, 2011.

The carrying amount of the First Warrants, which are recorded as derivative liabilities, was adjusted to fair value at December 31, 2011. We calculated the fair value of the First Warrants using the Black-Scholes option-pricing model with the following assumptions at their date of issuance and reporting dates of

	September 1, 2011	December 31, 2011
Fair Value of stock	$1.11	$1.11
Exercise Price	$.50	$.50
Term (Years)	5.5	5.17
Dividend Rate (%)	0	0
Volatility (%)	80%	75%
Risk Free Rate (%)	.91%	.87%
Number of warrants	952,227	952,227
Aggregate fair value	$828	$799

The changes in fair value between the date of issuance September 1, 2011 and December 31, 2011 amounted to $29, and is included in the accompanying statements of operations as a gain on change in fair value of warrant liability.

NOTE 9 – LONG TERM LOANS

Long-term debt consists of the following at December 31, 2011 and 2010:

	2011	2010
UTA Loan, net of debt discount of $718 (See Note 8)	$2,282	$0
Long - term loans, due between January 2011 and June 2015 at rates ranging from 4.15% per annum 8% per annum	3,271	654
	5,553	654
Less current portion of term loans	1,766	93
	$3,787	$561

Against the Company’s its long term debt and credit line, the Company assets (mainly its inventory via Enertec Systems) are subject to a floating charge for the benefit of several financial funding institutions as well as certain of its accounts receivable are subject to specific pledges.  In addition, the controlling shareholder has provided personal guarantees in order to secure the Company’s debt pursuant to the terms agreed between the funding institutions and the controlling shareholder. Also, pursuant to the agreement entered into between the Company and UTA on September 1, 2011 (and its amendments), the Company has created a pledge on all of the shares of capital stock of Enertec Electronics (fully owned by the Company) and granted, as additional security in favor of UTA, a security interest in and lien on any and all accounts receivable, contracts, chattel paper, equipment and all other assets of the Company. Each of the Company’s subsidiaries entered into a security agreement guaranteeing all of the Company’s obligations toward UTA under the above agreement including a floating charge (second degree) on Enertec systems assets and agreed to certain other restrictions.

NOTE 10 – PROVISION FOR INCOME TAXES

The Company’s Israeli subsidiaries are governed by the tax laws of the state of Israel which has a general tax rate of 25%. The Company is entitled to various tax benefits in Israel by virtue of being granted the status of an “approved enterprise industrial company” as defined by the tax regulations. The benefits include, among other things, a reduced tax rate.

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2011 and 2010 consists of the following

	2011	2010
Current Provision
United States	-	-
Israel	$(127)	$197
Total current provision	(127)	197
Deferred Provision (benefit)
United States	-	-
Israel	47	(92)
Total deferred provision	47	(92)
Total Provision for income taxes	$(77)	$105

The reconciliation of income tax at the U.S. statutory rate to the Company’s effective tax rate is as follows:

	2011	2010
U.S federal statutory rate	35%	35%
Tax Rate difference between US and Israel	(10)%	(10)%
Effect of Israeli tax rate benefit	(21)%	(21)%
Change in valuation allowance	(4)%	-
Effect of previous years	(6)%
Effective Tax Rate	(6)%	4%

The tax effects of temporary differences that give rise to the Company’s net deferred tax asset as of December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred Tax Assets:
Employee Bonus and Vacation	$3	$10
Allowance for bad debts	4	23
Non-deductible expenses	4	22
Net Operating Loss carry forward	210	148
Severance pay accrual	2	7
Gross deferred tax assets	223	210
Valuation Allowance	(210)	(148)
Net Deferred Tax Assets	$13	$62

At December 31, 2011 deferred tax assets are classified in the consolidated Balance Sheet as follows:

Current Assets (classified in Prepaid expenses and other current assets)	$10
Long-Term Assets	$3

At December 31, 2011 the Company has a net operating loss carry forward of approximately $455 which may be utilized to offset future taxable income for United States Federal tax purposes. This net operating loss carry forward begins to expire in 2022.  Since it is more likely than not that the Company will not realize a benefit from these net operating loss carry forwards a 100% valuation allowance has been recorded to reduce the deferred tax asset to its net realizable value.

We are currently open to audit for all years ended December 31, 2008 to present for US tax returns and for all years ended December 31, 2008 to present for the Israeli subsidiaries ; however, we do not currently have any ongoing tax examinations.

NOTE 11 – RELATED PARTIES

Due to Stockholder

As of December 31, 2010 the majority stockholder had advanced the Company a total of $1,127. The stockholder loan bears interest at the Prime rate plus 0.1%. This loan was repaid in April 2011.

Transactions with related parties

	2011	2010
Consulting fee paid to controlling shareholder (1)	$293	$196
Interest expense to stockholder	$0	$33

This amount is paid through a consulting agreement effective as of August 2009 entered into between the Company and DLC (the Company’s controlling shareholder which is controlled by Mr. Lucatz). Under the consulting agreement, the Company paid DLC through August 2011 management fees of NIS 50,000 (approximately $14,000) on a monthly basis, and covered other expenses in a sum of NIS 10,000 (approximately $3,000) per month. As of September 2011, the costs of the consulting fee and/or salary were adjusted and increased by NIS 10,000 so the monthly salary/consulting fee management fee is currently NIS 60,000 (approximately $17,000).

NOTE 12 – STOCK OPTION PLAN

On October 16, 2002, the Board of Directors and the stockholders of the Company authorized the formation of the 2002 Stock Option Plan (the “Plan”) which provides for the granting of incentive stock options, non-statutory stock options and stock appreciation rights.  The incentive stock options can be granted to employees, including officers, of any subsidiary of the Company.  The non-statutory stock options can be granted to all employees, including officers, non-employee directors, consultants of any subsidiary of the Company. Non-statutory stock options can only be granted to consultants that have rendered a bona fide service to the Company, so long as the service is not in connection with the offer or sale of securities in a capital raising transaction.  The number of shares of common stock reserved for issuance under the Plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar change in the Company’s capital structure.

Incentive stock options must be granted prior to ten years from the date the Plan was initially adopted by the Board of Directors.  The option price for shares issued as incentive stock options shall not be less than the fair market value of the Company’s common stock at the date of grant unless the option is granted to an individual who, at the date of the grant, owns more than 10% of the total combined voting power of all classes of the Company’s stock (the “Principal Stockholder”).  Then the option price shall be at least 110% of the fair market value at the date the option is granted.  No incentive stock option granted under the Plan shall be exercisable after ten years from its grant date.  If the incentive stock option is granted to a Principal Stockholder then the exercise period is five years from the date of grant.  Every incentive stock option granted under the Plan shall be subject to earlier termination as expressly provided for in the Plan.

The option price for shares issued under the non-statutory stock options shall be determined at the sole discretion of the Board of Directors, but may not be less than 85% of the fair market value of the  company’s common stock, and the option  may be of such duration as shall be determined by the Board of Directors.

As of December 31, 2011, no options have been granted under this plan.

NOTE 13 - CONCENTRATIONS

The Company had deposits with commercial financial institutions, which, at times, may exceed the FDIC insured limits of $250  in the United States.  Management has placed these funds in high quality institutions in order to minimize the risk.  Cash held in Israel was $638 and $514 at December 31, 2011 and  2010, respectively.

As of December 31, 2011 and 2010, we had two customers that accounted for approximately 91% and  92% respectively of accounts receivable. For the years ended December 31, 2011 and 2010 approximately 91% and 95% of our sales were to two customers respectively.

NOTE 14 - SEGMENT AND GEOGRAPHIC INFORMATION

Information about the Company’s assets in different geographic locations at December 31, 2011 and December 31, 2010 is shown below:

Total assets	December 31, 2011	December 31,2010
Israel	$11,918	$9,116
United States	$660	$168
	$12,578	$9,284

All revenue was earned from sources in Israel.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease commitments

During 2011, the Company entered into a lease agreement on a building in the industrial zone of Carmiel. The agreement is for a period of 10 years. According to the agreement, the Company may opt for two renewal options of five years each.

Rent expense, including municipal taxes and utilities associated with the leases approximated $113 and $119, respectively, for the years ended December 31, 2011 and 2010.

At December 31, 2011, total minimum rentals under no cancellable operating leases with an initial or remaining lease term of one year or more are as follows:

Year Ended December 31,

2012	$204
2013	$204
2014	$267
2015	$267
2016	$235

Legal proceedings

We are not subject to any pending or threatened legal proceedings, nor is our property the subject of a pending or threatened legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

NOTE 16 – SUBSEQUENT EVENTS

Subsequent events were evaluated as of the day the financial statements were issued.

CONSOLIDATED FINANCIAL STATEMENTS FOR MICRONET LTD.

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

AUDITOR'S REPORT

To the Board of Directors and Shareholders of

MICRONET LTD.

We have audited the accompanying consolidated balance sheets of Micronet Ltd. ("the Company") and its subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the abovementioned financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2011 and 2010 and the results of their operations, the changes in their equity and cash flows for each of the years ended December 31, 2011 and 2010, in accordance with International Financial Reporting Standards ("IFRS").

/S/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 18, 2012	A Member of Ernst & Young Global

MICRONET LTD.

CONSOLIDATED BALANCE SHEETS

		December 31,
		2011	2010
	Note	NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	3	8,337	3,546
Short-term investments	4	18,113	31,605
Trade receivables, net	5	9,431	2,299
Other accounts receivable	6	2,745	1,109
Inventories	7	21,353	7,514

		59,979	46,073

NON-CURRENT ASSETS:
Receivables and prepaid expenses		89	53
Employee benefit assets	16	5,761	5,415
Property, plant and equipment, net	9	6,525	6,363
Intangible assets	10	120	216

		12,495	12,047

		72,474	58,120

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED BALANCE SHEETS

		December 31,
		2011	2010
	Note	NIS in thousands
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade payables	11	15,991	2,577
Other accounts payable	12	5,574	3,538
Liabilities in respect of investment grant	14	-	1,068
Current maturities of convertible debentures	13	2,513	2,568

		24,078	9,751

NON-CURRENT LIABILITIES:
Convertible debentures	13	2,106	3,963
Deferred revenues		64	-
Conversion options of convertible debentures	13	7	75
Employee benefit liabilities	16	8,493	7,844

		10,670	11,882

EQUITY:	19
Share capital		1,931	1,931
Share premium		14,873	14,873
Capital reserve for share-based payment transactions		5,197	4,636
Retained earnings		15,725	15,068
Foreign currency translation adjustments of discontinued foreign operation		-	(21)

Total equity		37,726	36,487

		72,474	58,120

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		Year ended December 31,
		2011	2010
	Note	NIS in thousands (except per share data)

Revenues	22a	44,888	18,465

Cost of revenues	22b	31,917	13,102

Gross profit		12,971	5,363

Selling and marketing expenses	22c	1,723	2,156
General and administrative expenses	22d	5,980	4,356
Research and development expenses	22e	5,174	4,579
Gain from disposal of property and equipment, net		(43)	(22)

Total operating expenses		12,834	11,069

Operating income (loss)		137	(5,706)

Finance income	22f	1,239	2,061
Finance expenses	22g	(1,235)	(1,632)

Income (loss) before taxes on income		141	(5,277)
Taxes on income	17	-	46

Income (loss) from continuing operations		141	(5,323)
Income from discontinued operation, net	24	516	947

Net income (loss)		657	(4,376)

Other comprehensive income (loss) (net of tax effect):
Foreign currency translation adjustments of discontinued foreign operation		(11)	(38)
Transfer to profit or loss duo to sale of foreign operation		32	-

Total comprehensive income (loss)		678	(4,414)

Net earnings (loss) per share (in NIS):	23

Basic net earnings (loss) from continuing operations		0.0084	(0.316)

Diluted net earnings (loss) from continuing operations		0.0079	(0.316)

Basic net earnings from discontinued operation		0.03	0.056

Diluted net earnings from discontinued operation		0.029	0.053

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Total equity
	NIS in thousands

Balance at January 1, 2010	1,931	14,873	4,621	19,444	17	40,886

Net loss	-	-	-	(4,376)	-	(4,376)
Total other comprehensive loss	-	-	-	-	(38)	(38)

Total comprehensive loss	-	-	-	(4,376)	(38)	(4,414)
Cost of share-based payment	-	-	15	-	-	15

Balance at December 31, 2010	1,931	14,873	4,636	15,068	(21)	36,487

Net income	-	-	-	657	-	657
Foreign currency translation adjustments of discontinued foreign operation	-	-	-	-	(11)	(11)
Transfer to profit or loss due to sale of foreign operation	-	-	-	-	32	32

Total comprehensive income	-	-	-	657	21	678
Cost of share-based payment	-	-	561	-	-	561

Balance at December 31, 2011	1,931	14,873	5,197	15,725	-	37,726

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
	NIS in thousands

Cash flows from operating activities:

Net income (loss)	657	(4,376)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Adjustments to the profit or loss items:

Depreciation, amortization and write-off of inventories *	1,413	1,464
Finance expense (income), net	(4)	(429)
share-based payment	561	15
Change in liabilities in respect of investment grants	(150)	114
Gain from disposal of property, plant and equipment	(43)	(22)
Income from sale of discontinued operation	(1,683)	-
Taxes on income	10	46
Change in employee benefit liabilities, net	303	445

	407	1,633
Changes in asset and liability items:

Decrease (increase) in trade receivables	(6,649)	56
Increase in other accounts receivable	(2,241)	(710)
Increase in inventories	(14,169)	(2,289)
Decrease in trade payable	13,399	1,597
Increase in other accounts payable	1,806	119

	(7,854)	(1,227)
Cash paid and received during the year for:

Interest paid	(416)	(521)
Interest received	1,113	1,184
Taxes paid	(27)	(45)
Taxes received	566	719
Dividend received	20	6

	1,256	1,343

Net cash used in operating activities	(5,534)	(2,627)

*	Includes write-off of inventories totaling NIS 330 thousand and NIS 347 thousand in 2011 and 2010, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2011	2010
	NIS in thousands

Cash flows from investing activities:

Purchase of property, plant and equipment	(1,159)	(928)
Purchase of intangible assets	(152)	(188)
Proceeds from sale of property and equipment	43	42
Proceeds from sales of securities measured at fair value through profit or loss, net	13,055	3,088
Decrease (increase) in long-term receivables and prepaid expenses	(48)	26
Collection of loans to employees, net	29	121
Proceeds from sale of discontinued operation (a)	1,494	-

Net cash provided by investing activities	13,262	2,161

Cash flows from financing activities:

Repayment of convertible debentures	(2,550)	(2,482)
Receipt (repayment) of investment grant, net	(369)	377

Net cash used in financing activities	(2,919)	(2,105)

Exchange rate differences on cash and cash equivalent balances	(18)	(296)

Increase (decrease) in cash and cash equivalents	4,791	(2,867)
Cash and cash equivalents at the beginning of the year	3,546	6,413

Cash and cash equivalents at the end of the year	8,337	3,546

(a)	Proceeds from sale of discontinued operation:

	The subsidiary's assets and liabilities at date of sale:

	Working capital (excluding cash and cash equivalents)	(385)	-
	Property, plant and equipment	43	-
	Other assets	121	-
	Exercise of capital reserve	32	-
	Gain on sale of discontinued operation	1,683	-

		1,494	-

The accompanying notes are an integral part of the consolidated financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:	GENERAL

a.
Micronet Ltd. ("the Company") was founded and incorporated in Israel on May 6, 1982. The Company is engaged in the development, manufacture and marketing of mobile computer platforms and terminals for managing vehicles fleets and employees in the MRM (Mobile Resource Management) field. The Company offers solutions and services to its customers for maximizing the efficiency of vehicle fleets and field workers that are needed to provide service while in motion, in a wide range of industries, such as repair and maintenance services, for the private and public sectors, varieties of public transport vehicles, municipal services and the security and emergency services.

On July 15, 2011, the Company sold the operations in the software field. See also Note 24.

b.
On November 21, 2006, the Company issued to the public 3,200,000 Common shares of NIS 0.1 par value each and NIS 17,000,000 par value of debentures (Series A), which are convertible into Common shares, for an overall consideration of NIS 34,500 thousand. The shares and debentures have been traded on the Tel-Aviv Stock Exchange since December 4, 2006.

c.	Definitions:

In these financial statements:

The Company	-	Micronet Ltd.

The Group	-	the Company and its subsidiaries.

Subsidiaries	-	companies that are controlled by the Company (as defined in IAS 27 (2008)) and whose accounts are consolidated with those of the Company.

Previously consolidated subsidiaries	-	Micronet Mobile Technologies Inc. and Micronet Systems (1994) Ltd. (dissolved in 2008 and liquidated in 2009).

Related parties	-	as defined in IAS 24.

Dollar	-	U.S. dollar (Or $)

NIS	-	New Israeli Shekel

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation of the financial statements:

1.	Measurement basis:

The Company's financial statements have been prepared on a cost basis, except financial instruments at fair value through profit or loss, derivatives and employee benefit assets and employee benefit liabilities.

The Company has elected to present the profit or loss items using the nature of expenses method.

2.	Basis of preparation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). These Standards comprise:

a)	International Financial Reporting Standards (IFRS).
b)	International Accounting Standards (IAS).
c)	Interpretations issued by the IFRIC and by the SIC.

3.	Consistent accounting policies:

The accounting policies adopted in the financial statements are consistent with those of all periods presented.

4.	Changes in accounting policies in view of the adoption of new standards:

IAS 24 - Related Party Disclosures:

The amendment to IAS 24 ("the Amendment") clarifies the definition of a related party to simplify the identification of such relationships and to eliminate inconsistencies in its application. The Amendment has been applied retrospectively from January 1, 2011.

The retrospective application of the Amendment did not have a material effect on the Company's financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

IAS 32 - Financial Instruments: Presentation - Classification of Rights Issues:

The amendment to IAS 32 ("the Amendment") provides that rights, options or warrants to acquire a fixed number of the Company's equity instruments for a fixed amount of any currency are classified as equity instruments if the Company offers the rights, options or warrants pro rata to all of its existing owners of the same class of its non-derivative equity instruments. The Amendment has been applied retrospectively from January 1, 2011.

The retrospective application of the Amendment did not have an effect on the Company's financial statements.

IFRS 7 - Financial Instruments: Disclosure:

The amendment to IFRS 7 ("the Amendment") clarifies the Standard's disclosure requirements. In this context, emphasis is placed on the interaction between the quantitative disclosures and the qualitative disclosures and the nature and extent of risks arising from financial instruments. The Amendment also reduces the disclosure requirements for collateral held by the Company and revises the disclosure requirements for credit risk. The Amendment has been applied retrospectively commencing from the financial statements for periods beginning on January 1, 2011.

The retrospective application of the Amendment did not have a material effect on the Company's financial statements.

IAS 1 - Presentation of Financial Statements:

According to the amendment to IAS 1 ("the Amendment"), the changes between the opening and the closing balances of each component of other comprehensive income may be presented in the statement of changes in equity or in the notes accompanying the annual financial statements. Accordingly, the Company has elected to present this disclosure in the statement of changes in equity. The Amendment has been applied retrospectively from January 1, 2011.

b.	Significant judgments, estimates and assumptions in the preparation of the financial statements:

1.	Judgments:

In the process of applying the significant accounting policies, the Group has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

-	Classification of leases:

In order to determine whether to classify a lease as finance or operating lease, the Company evaluates whether the lease transfers substantially all the risks and benefits incidental to ownership of the leased asset. In this respect, the Company evaluates such criteria as the existence of a "bargain" purchase option, the lease term in relation to the economic life of the asset and the present value of the minimum lease payments in relation to the fair value of the asset.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

-	Determining the fair value of share-based payment transactions:

The fair value of share-based payment transactions is determined using a standard option pricing model. The assumptions used in the model can include the share price, exercise price, expected volatility, expected life, expected dividend and risk-free interest rate.

2.	Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. These estimates and underlying assumptions are reviewed regularly. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates computed by the Group that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-	Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and historical legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

-	Provision for warranty:

The assumptions that were used in the calculation of the provision for warranty are based on the Company's current level of sales and on operational information that is available in respect of repairs, based on a warranty for one year, which is provided on most of the products that are sold.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

-	Deferred tax assets:

Deferred tax assets are recognized for unused carryforward tax losses and temporary differences to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. Further details are given in note o.

-	Pensions and other post-employment benefits:

The liability in respect of post-employment defined benefit plans is determined using actuarial valuations. The actuarial valuation involves making assumptions about, among others, discount rates, expected rates of return on assets, future salary increases and mortality rates. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. Further details are given in note q.

-	Share-based payment transactions and conversion option of convertible debentures:

The determination of the fair value for options that have been granted as part of share-based payment transactions and the determination of the value for the conversion option of convertible debentures as of the balance sheet date have been determined by an independent external appraiser using the binomial model.

c.	Consolidated financial statements:

Effective from January 1, 2010, the date of initial adoption of IFRS 3 (Revised) and IAS 27 (2008), the Group applies the accounting policy required by these Standards for business combinations and transactions with non-controlling interests.

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity. The effect of potential voting rights that are exercisable at the end of the reporting period is considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Upon the disposal of a subsidiary resulting in loss of control, the Company:

-	derecognizes the subsidiary's assets and liabilities.
-	derecognizes the carrying amount of non-controlling interests.
-	recognizes the fair value of the consideration received.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The accounting policies in the financial statements of the subsidiaries have been applied consistently and uniformly with those applied in the financial statements of the Company.

d.	Functional currency, presentation currency and foreign currency:

1.	Functional currency and presentation currency:

The presentation currency of the financial statements is the NIS.

The functional currency which is the currency that best reflects the economic environment in which the Company operates and conducts its transactions is separately determined for each Group entity and is used to measure its financial position and operating results. The functional currency of the Company is the NIS.

When a Group entity's functional currency differs from the Company's functional currency, that entity represents a foreign operation whose financial statements are translated so that they can be included in the consolidated financial statements as follows:

a)
Assets and liabilities at the end of each reporting period (including comparative data) are translated at the closing rate at the end of each reporting period. Goodwill and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of that foreign operation are treated as assets and liabilities of the foreign operation and are translated at the closing rate at the end of each reporting period.

b)
Income and expenses for each period included in profit or loss (including comparative data) are translated at average exchange rates for the relevant periods; however, if exchange rates fluctuate significantly, income and expenses are translated at the exchange rates at the date of the transactions.

c)	Share capital, capital reserves and other changes in capital are translated at the exchange rate prevailing at the date of incurrence.

d)
Retained earnings are translated based on the opening balance translated at the exchange rate at that date and other relevant transactions (such as dividend) during the period are translated as described in b) and c) above.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e)	All resulting translation differences are recognized as a separate component of other comprehensive income (loss) in equity "foreign currency translation reserve".

Upon the full or partial disposal of a foreign operation, the relevant portion of other comprehensive income (loss) is recognized in profit or loss. Commencing from January 1, 2010, upon the partial disposal of a subsidiary that is a foreign operation which disposal results in the loss of control of the subsidiary, the cumulative gain (loss) recognized in other comprehensive income is transferred to profit or loss whereas upon the partial disposal of a subsidiary that is a foreign operation which disposal results in the retention of control, the relative portion of the cumulative amount recognized in other comprehensive income is reattributed to non-controlling interests.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency (other than the functional currency) are recorded on initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange differences, other than those capitalized to qualifying assets or recorded in equity in hedging transactions, are recognized in profit or loss. Non-monetary assets and liabilities measured at cost in a foreign currency are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

3.	Index-linked monetary items:

Monetary assets and liabilities linked to the changes in the Israeli Consumer Price Index ("Israeli CPI") are adjusted at the relevant index at the end of each reporting period according to the terms of the agreement. Linkage differences arising from the adjustment, as above, other than those capitalized to qualifying assets or recorded in equity in hedge transactions, are recognized in profit or loss.

e.	Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of acquisition or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Group's cash management.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific debts whose collection, in the opinion of the Company's management, is doubtful. The Company also recognizes a provision for groups of customers that are collectively assessed for impairment based on their credit risk characteristics. Impaired debts are derecognized when they are assessed as uncollectible.

g.	Inventories:

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises costs of purchase and costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs.

Cost of inventories is determined as follows:

Raw and auxiliary materials - at cost of purchase using the first-in, first-out method.

Work in progress - on the basis of the first-in, first-out, labor and other direct and indirect manufacturing costs.

Finished goods - on the basis of the first-in, first-out, labor and other direct and indirect manufacturing costs.

The Group periodically evaluates the condition and age of inventories and makes provisions for slow-moving inventories accordingly.

h.	The operating cycle:

The Company's normal operating cycle is one year. Accordingly, current assets and current liabilities include items that are expected to be sold within one year. Items that are expected to be sold over a period exceeding one year are classified in the balance sheet under non-current assets and liabilities.

i.	Financial instruments:

Financial assets:

Financial assets within the scope of IAS 39 are initially recognized at fair value plus directly attributable transaction costs, except for investments at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

After initial recognition, the accounting treatment of investments in financial assets is based on their classification into one of the following four categories:

1.	Financial assets at fair value through profit or loss:

The Group has financial assets at fair value through profit or loss comprising financial assets designated upon initial recognition as at fair value and the respective changes are recorded in profit or loss.

Financial assets are classified as held for trading if they are acquired principally for the purpose of selling or repurchasing in the near term, if they form part of a portfolio of identified financial instruments that are managed together to earn short-term profits or if they are derivatives not designated as hedging instruments. Gains or losses on investments held for trading are recognized in profit or loss when incurred.

2.	Loans and receivables:

The Company has loans and receivables that are financial assets (non-derivative) with fixed or determinable payments that are not quoted in an active market. After initial recognition, short-term receivables (such as trade and other receivables) are measured based on their terms, normally at face value. Gains and losses are recognized in profit or loss when the loans and receivables are derecognized or impaired, as well as through the systematic amortization process.

Financial liabilities:

1.	Financial liabilities measured at amortized cost:

Loans and interest-bearing borrowings are initially recognized at fair value less directly attributable transaction costs (such as loan raising costs). After initial recognition, loans and interest-bearing borrowings are measured based on their terms at amortized cost using the effective interest method taking into account directly attributable transaction costs. Short-term borrowings (such as trade and other payables) are measured based on their terms, normally at face value. Gains and losses are recognized in profit or loss when the financial liability is derecognized as well as through the systematic amortization process.

2.	Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities classified as held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Fair value:

The fair value of financial instruments that are actively traded in organized financial markets is determined by reference to market prices at the end of the reporting period.

Offsetting financial instruments:

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position if there is a legally enforceable right to set off the recognized amounts and there is an intention either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Hybrid financial instruments:

Convertible debentures that are linked to the Israeli CPI contain two components: the conversion component and the debt component. The conversion component is also classified as a financial liability. The debenture is split into two liabilities whereby the conversion component is calculated upon initial recognition as a financial derivative at fair value and the difference between the consideration received for the convertible debentures and the fair value of the conversion component is attributed to the debt component. Direct transaction costs are allocated between the conversion component and the debt component based on the allocation of the consideration to each component, as above, and the amount allocated to the conversion component is recorded immediately in profit or loss.

After initial recognition, the conversion component is accounted for as a financial derivative and measured at fair value at the end of each reporting period. Changes in fair value are recorded as finance income or expense in profit or loss. After initial recognition, the debt component is classified as described above in financial liabilities at amortized cost and presented in the statement of financial position as either a current or non-current liability based on the repayment dates in cash, even if the terms of the instrument allow for the settlement of the liability at any time by issuing the Company's equity instruments.

Derecognition of financial instruments:

Financial assets:

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire or the Company has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Financial liabilities:

A financial liability is derecognized when it is extinguished, that is when the obligation is discharged or cancelled or expires. A financial liability is extinguished when the debtor (the Group):

•	discharges the liability by paying in cash, other financial assets, goods or services; or
•	is legally released from the liability.

Impairment of financial assets carried at amortized cost:

The Group examines at each reporting date whether there is objective evidence of impairment of financial assets carried at amortized cost. The objective evidence regarding debt instruments, loans and receivables and held-to-maturity investments carried at amortized cost exists when one or more events that has occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows. Evidence of impairment may include indications that the debtor is experiencing financial difficulties, including liquidity difficulty and default in interest or principal payments. The amount of the loss recorded in profit or loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not yet been incurred) discounted at the financial asset's original effective interest rate (the effective interest rate computed at initial recognition). If the financial asset has a variable interest rate, the discount rate is the current effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account (see allowance for doubtful accounts above). In a subsequent period, the amount of the impairment loss is reversed if the recovery of the asset can be related objectively to an event occurring after the impairment was recognized. The amount of the reversal, up to the amount of any previous impairment, is recorded in profit or loss.

j.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

The Group as lessee:

1.	Finance leases:

Finance leases transfer to the Company substantially all the risks and benefits incidental to ownership of the leased asset. The Company classifies the lease of lands from the Israel Lands Administration ("the Administration") as finance leases. At the commencement of the lease term, the leased assets are measured at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Pursuant to an amendment to IAS 17, the classification of a lease of land should be evaluated by reference to the general guidance in IAS 17, which addresses the classification of a lease as finance or operating, as of the date the original agreement with the Administration was signed taking into account that land normally has an indefinite economic life. Accordingly, a lease of land from the Administration should be evaluated by comparing the present value of the amount reported as prepaid operating lease expense and the fair value of the land and if said amount substantially reflects the fair value, the lease should be classified as a finance lease.

For accounting purposes, the Group reassessed the classification of land from the Administration which is classified as owner-occupied property on the basis of information existing at the inception of the lease and as a result thereof, it was concluded that the lease of land is a finance lease.

The Company did not recognize an asset and a liability in respect of the future payments that will be due upon the exercise of the option to extend the lease period since these payments will be based on the fair value of the properties on the date of future exercise and represent contingent rent, which according to IAS 17 should not be taken into consideration.

2.	Operating leases:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

k.	Property, plant and equipment:

Items of property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses. Cost includes spare parts and auxiliary equipment that can be used only in connection with the machinery and equipment.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

	%	Mainly %

Buildings *	4	4
Motor vehicles	15	15
Machinery and equipment	10 - 15	15
Computers and peripheral equipment	33.3	33.3
Office furniture and equipment	6 - 15	6
Molds	16 - 33	16

*	As for the land component, see j above.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the expected life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate. As for testing the impairment of property, plant and equipment, see m below.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized. An asset is derecognized on disposal or when no further economic benefits are expected from its use. The gain or loss arising from the derecognition of the asset (determined as the difference between the net disposal proceeds and the carrying amount in the financial statements) is included in profit or loss when the asset is derecognized.

l.	Intangible assets:

Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. After initial recognition, intangible assets are carried at their cost less any accumulated amortization and any accumulated impairment losses.

According to management's assessment, intangible assets have a finite useful life. The assets are amortized over their useful life using the straight-line method and reviewed for impairment whenever there is an indication that the asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively as changes in accounting estimates. The amortization of intangible assets with finite useful lives is recognized in profit or loss.

The useful life of intangible assets is as follows:

Years

Computer software	3
Other	3

Gains or losses arising from the derecognition of an intangible asset are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Software:

The Group's assets include computer systems comprising hardware and software. Software forming an integral part of the hardware to the extent that the hardware cannot function without the programs installed on it is classified as property, plant and equipment. In contrast, software that adds functionality to the hardware is classified as an intangible asset.

m.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of the carrying amount of non-financial assets (property, plant and equipment and intangible assets) whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of fair value less costs of sale and value in use. In measuring value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the risks specific to the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in profit or loss.

An impairment loss of an asset, other than goodwill, is reversed only if there have been changes in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and its recoverable amount. The reversal of impairment loss of an asset presented at cost is recognized in profit or loss.

n.	Investment grants:

Investment grants are recognized when there is reasonable assurance that the grants will be received and the Company will comply with the attached conditions. Israeli Government investment grants related to assets, such as property, plant and equipment, are presented as a deduction from the carrying amount of the assets.

Investment grants received from the Singapore-Israel Industrial R&D Foundation ("the Foundation") as support for a research and development project (which grants include an obligation to pay to the Foundation royalties that are conditional on future sales arising from the project) are recognized as a liability upon receipt if future economic benefits are expected from the project that will result in royalty-bearing sales. If no such economic benefits are expected, the grants are recognized as a reduction of the related research and development expenses. In that event, the royalty obligation is treated as contingent liability in accordance with IAS 37.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

At the end of each reporting period, the Company evaluates, based on its best estimate of future sales, whether there is reasonable assurance that the liability recognized, in whole or in part, will not be repaid (since the Company will not be required to pay royalties). If there is such reasonable assurance, the appropriate amount of the liability is derecognized and recorded in profit or loss as a reduction of research and development expenses. If the estimate of future sales indicates that there is no such reasonable assurance, the appropriate amount of the liability that reflects expected future royalty payments is recognized with a corresponding adjustment to research and development expenses.

Grants received on or after January 1, 2009, which are recognized as a liability, are accounted for as forgivable loans, in accordance with IAS 20 (Revised), pursuant to the provisions of IAS 39, "Financial Instruments: Recognition and Measurement". Accordingly, when the liability for the loan is first recognized, it is measured at fair value using a discount rate that reflects a market rate of interest. The difference between the amount of the grants received and the fair value of the liability is accounted for upon recognition of the liability as an investment grant and recognized as a reduction of research and development expenses. Royalty payments are treated as a reduction of the liability.

o.	Taxes on income:

Taxes on income in profit or loss comprise current taxes and deferred taxes. The tax results in respect of current taxes or deferred taxes are recognized in profit or loss except to the extent that they arise from items which are recognized in other comprehensive income or equity. In such cases, the tax effect is also recognized in the relevant item in other comprehensive income or equity.

1.	Current taxes:

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the end of reporting period as well as adjustments required in connection with the tax liability in respect of previous years.

2.	Deferred taxes:

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes.

Deferred taxes are measured at the tax rates that are expected to apply to the period when the taxes are reversed in profit or loss or other comprehensive income, based on tax laws that have been enacted or substantively enacted by the end of the reporting period. Deferred taxes in profit or loss represent the changes in the carrying amount of these balances during the reporting period, excluding changes attributable to items recognized in other comprehensive income or in equity.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. Also, temporary differences (such as carryforward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability has become probable. Any resulting reduction or reversal is recognized in the line item, "taxes on income".

All deferred tax assets and deferred tax liabilities are presented in the balance sheet as non-current assets and non-current liabilities, respectively. Deferred taxes are offset in the balance sheet if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

p.	Share-based payment transactions:

The Company's employees and other service providers are entitled to remuneration in the form of equity-settled share-based payment transactions.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using a standard option pricing model, additional details are given in Note 20. In estimating fair value, the vesting conditions (consisting of service conditions and performance conditions other than market conditions) are not taken into account. The only conditions taken into account in estimating fair value are market conditions and non-vesting conditions.

As for other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the service conditions are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award ("the vesting period"). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The expense or income recognized in profit or loss represents the change in the cumulative expense recognized at the end of the reporting period.

No expense is recognized for awards that do not ultimately vest.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

If the Company modifies the conditions on which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee at the modification date.

If a grant of an equity instrument is cancelled, it is accounted for as if it had vested on the cancellation date, and any expense not yet recognized for the grant is recognized immediately.

q.	Employee benefit liabilities:

The Company has several employee benefit plans:

1.	Short-term employee benefits:

Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits:

The plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company operates a defined benefit plan in respect of severance pay pursuant to the Severance Pay Law. According to the Law, employees are entitled to severance pay upon dismissal or retirement. The liability for termination of employee-employer relation is measured using the projected unit credit method. The actuarial assumptions include rates of employee turnover and future salary increases based on the estimated timing of payment. The amounts are presented based on discounted expected future cash flows using a discount rate determined by reference to yields on Israeli Government bonds with a term that matches the estimated term of the benefit obligation.

In respect of its severance pay obligation to certain of its employees, the Company makes current deposits in pension funds and insurance companies ("the plan assets"). Plan assets comprise assets held by a long-term employee benefit fund or qualifying insurance policies. Plan assets are not available to the Group's own creditors and cannot be paid directly to the Group.

The liability for employee benefits presented in the balance sheet presents the present value of the defined benefit obligation less the fair value of the plan assets, less past service costs and any unrecognized actuarial gains and losses.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Actuarial gains and losses are recognized according to the "corridor" method. The Group only recognizes the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period that exceed 10% of the greater of:

•	the present value of the defined employee benefit obligation at the beginning of the period; or

•	the fair value of the plan assets at the beginning of the period.

The amount recognized in profit or loss for the period is the above amount for each individual plan divided by the expected average remaining working lives of the employees.

3.	Termination benefits:

Employee termination benefits are recognized as an expense when the Company has committed, without realistic possibility of withdrawal, to terminate employees before the normal retirement date according to a detailed formal plan.

r.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenues are measured at the fair value of the consideration received less any trade discounts, volume rebates and returns.

The specific criteria for revenue recognition for the following types of revenues are:

Revenues from the sale of goods:

Revenues from the sale of goods are recognized when all the significant risks and rewards of ownership of the goods have passed to the buyer and the seller no longer retains continuing managerial involvement. The delivery date is usually the date on which ownership passes.

Revenues from the rendering of services:

Revenues from the rendering of warranty services are recognized on a proportionate basis over the period of the service agreement or once the service is performed and in certain cases after compliance with the customer's acceptance terms.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Interest income:

Interest income on financial assets is recognized as it accrues using the effective interest method.

Revenues from software arrangements:

The Company recognizes revenues from the sale of software only after the significant risks and rewards of ownership of the software have been transferred to the buyer for which a necessary, but not sufficient condition, is delivery of the software, either physically or electronically, or providing the right to use or permission to make copies, of the software. The Company recognizes revenues from providing software related services when the outcome can be measured reliably by reference to the stage of completion of the transaction at the end of the reporting period. If the services consist of a number of activities that are not defined over a specified period of time, revenues are recognized on a straight-line basis over the specified period, unless there is evidence that some other method better represents the stage of completion.

Revenues from dividends:

Revenues from dividends from equity investments not accounted for at equity are recognized when the right to receive the dividends is established.

Customer discounts:

Current customer discounts are recognized in the financial statements when granted and are deducted from sales.

s.	Cost of sales and supplier discounts:

Cost of sales includes expenses for loss, storage and conveyance of inventories to the end point of sale. Cost of sales also includes provisions for write-downs of inventories, inventory write offs and provisions for slow-moving inventories.

Discounts are deducted from cost of purchase when the conditions entitling to those discounts are satisfied. The discounts are attributed to existing inventories and to cost of sales.

t.	Finance income and expenses:

Finance income comprises interest income on amounts invested, revenues from dividends, changes in fair value of financial assets at fair value through profit or loss, exchange rate gains and gains on hedges recognized in profit or loss. Interest income is recognized as it accrues using the effective interest method. Revenues from dividends are recognized when the Group's right to receive the payment is established. If the dividend is received on quoted shares, the Group recognizes dividend revenue on the ex-date.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Changes in fair value of financial assets at fair value through profit or loss include interest and dividend income.

Finance expenses comprise expenses in respect of interest, linkage and discount amortization on debentures issued by the Company, changes in the time value in respect of provisions and changes in the fair value of financial assets at fair value through profit or loss.

Gains and losses on exchange rate differences are reported on a net basis.

u.	Operating segments:

An operating segment is a component of the Group that meets the following three criteria:

1.	is engaged in business activities from which it may earn revenues and incur expenses, including revenues and expenses relating to intragroup transactions;

2.	whose operating results are regularly reviewed by the Group's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

3.	for which separate financial information is available.

v.	Earnings (loss) per share:

Earnings (loss) per share are calculated by dividing the net income attributable to equity holders of the Company by the weighted number of Ordinary shares outstanding during the period. Basic earnings (loss) per share only include shares that were actually outstanding during the period. Potential Ordinary shares (convertible securities such as employee options) are only included in the computation of diluted earnings (loss) per share when their conversion decreases earnings per share or increases loss per share from continuing operations. Further, potential Ordinary shares that are converted during the period are included in diluted earnings per share only until the conversion date and from that date in basic earnings (loss) per share.

w.	Provisions:

A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect is material, provisions are measured according to the estimated future cash flows discounted using a pre-tax interest rate that reflects the market assessments of the time value of money and, where appropriate, those risks specific to the liability.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Following are the types of provisions included in the financial statements:

Warranty:

The Group recognizes a provision for warranty for the sale of its products. The warranty is limited to malfunctions as defined by the Group and does not include warranty for damages incurred by the customer.

Legal claims:

A provision for claims is recognized when the Company has a present legal or constructive obligation as a result of a past event, it is more likely than not that an outflow of resources embodying economic benefits will be required by the Group to settle the obligation and a reliable estimate can be made of the amount of the obligation.

x.	Advertising expenses:

Expenditures incurred on advertising, marketing or promotional activities, such as production of catalogues and promotional pamphlets, are recognized as an expense when the Group has the right of access to the advertising goods or when the Company receives those services.

y.	Presentation of statement of comprehensive income:

The Company has elected to present a single statement of comprehensive income which includes both the items of the statement of income and the items of other comprehensive income.

z.	Disclosure of new IFRSs in the period prior to their adoption:

IAS 19 (Revised) - Employee Benefits:

In June 2011, the IASB issued IAS 19 (Revised) ("the Standard"). The principal amendments included in the Standard are:

-	Actuarial gains and losses will only be recognized in other comprehensive income and not recorded in profit or loss.

-	The "corridor" approach which allowed the deferral of actuarial gains or losses has been eliminated.

-
The return on the plan assets is recognized in profit or loss based on the discount rate used to measure the employee benefit liabilities, regardless of the actual composition of the investment portfolio.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

-
The distinction between short-term employee benefits and long-term employee benefits will be based on the expected settlement date and not on the date on which the employee first becomes entitled to the benefits.

-	Past service cost arising from changes in the plan will be recognized immediately.

The Standard is to be applied retrospectively in financial statements for annual periods beginning on January 1, 2013, or thereafter. Earlier application is permitted.

The Company is evaluating the possible impact of the adoption of the Standard but is presently unable to assess the effects, if any, on its financial statements.

IAS 32 - Financial Instruments: Presentation and IFRS 7 - Financial Instruments: Disclosure:

In December 2011, the IASB issued amendments to IAS 32 ("the amendments to IAS 32") regarding the offsetting of financial assets and liabilities. The amendments to IAS 32 clarify, among others, the meaning of "currently has a legally enforceable right of set-off" ("the right of set-off"). Among others, the amendments to IAS 32 prescribe that the right of set-off must be legally enforceable not only during the ordinary course of business of the parties to the contract but also in the event of bankruptcy or insolvency of one of the parties. The amendments to IAS 32 also state that in order for the right of set-off to be currently available, it must not be contingent on a future event, there may not be periods during which the right is not available, or there may not be any events that will cause the right to expire.

Simultaneously in December 2011, the IASB issued amendments to IFRS 7 ("the amendments to IFRS 7") regarding the offsetting of financial assets and liabilities. According to the amendments to IFRS 7, the Company is required, among others, to provide disclosure of rights of set-off and related arrangements (such as collateral agreements), the composition of amounts that are set off, and amounts subject to enforceable master netting arrangements that do not meet the offsetting criteria of IAS 32.

The amendments to IAS 32 are to be applied retrospectively in financial statements for periods beginning on January 1, 2014, or thereafter. Earlier application is permitted, but disclosure of early adoption is required as well as the disclosures required by the amendments to IFRS 7 as described above. The amendments to IFRS 7 are to be applied retrospectively in financial statements for periods beginning on January 1, 2013, or thereafter.

The Company is evaluating the possible impact of the adoption of the amendments to IAS 32 but is presently unable to assess the effects, if any, on its financial statements. The required disclosures pursuant to the amendments to IFRS 7 will be included in the Company's financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

IFRS 7 - Financial Instruments: Disclosure:

The amendment to IFRS 7 ("the Amendment") provides new and expanded disclosure requirements regarding the derecognition of financial assets and regarding unusual transfer activity close to the end of a reporting period. The objective of the Amendment is to assist users of financial statements to assess the risks to which the Company may remain exposed from transfers of financial assets and the effect of these risks on the Company's financial position. The Amendment is designed to enhance the reporting transparency of transactions involving asset transfers, specifically securitization of financial assets. The Amendment is to be applied prospectively in financial statements for periods beginning on January 1, 2012. Earlier application is permitted.

The appropriate disclosures will be included in the Company's financial statements.

IFRS 9 - Financial Instruments:

1.
In November 2009, the IASB issued IFRS 9, "Financial Instruments", the first part of Phase 1 of a project to replace IAS 39, "Financial Instruments: Recognition and Measurement". IFRS 9 ("the Standard") focuses mainly on the classification and measurement of financial assets and it applies to all financial assets within the scope of IAS 39.

According to the Standard, all financial assets (including hybrid contracts with financial asset hosts) should be measured at fair value upon initial recognition. In subsequent periods, debt instruments should be measured at amortized cost only if both of the following conditions are met:

-	the asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows.

-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Notwithstanding the aforesaid, upon initial recognition, the Company may designate a debt instrument that meets both of the abovementioned conditions as measured at fair value through profit or loss if this designation eliminates or significantly reduces a measurement or recognition inconsistency ("accounting mismatch") that would have otherwise arisen.

Subsequent measurement of all other debt instruments and financial assets should be at fair value.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income (loss), in accordance with the election by the Company on an instrument-by-instrument basis (amounts recognized in other comprehensive income cannot be subsequently transferred to profit or loss). Nevertheless, if equity instruments are held for trading, they should be measured at fair value through profit or loss. This election is final and irrevocable. When an entity changes its business model for managing financial assets it shall reclassify all affected financial assets. In all other circumstances, reclassification of financial instruments is not permitted.

The Standard is effective commencing from January 1, 2015. Earlier application is permitted. Upon initial application, the Standard should be applied retrospectively by providing the required disclosure or restating comparative figures, except as specified in the Standard.

2.
In October 2010, the IASB issued certain amendments to the Standard regarding derecognition and financial liabilities. According to those amendments, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected (designated as measured at fair value through profit or loss); that is, the classification and measurement provisions of IAS 39 will continue to apply to financial liabilities held for trading and financial liabilities measured at amortized cost.

The changes arising from these amendments affect the measurement of a liability for which the fair value option has been chosen. Pursuant to the amendments, the amount of the adjustment to the liability's fair value that is attributable to changes in credit risk should be presented in other comprehensive income. All other fair value adjustments should be presented in profit or loss. If presenting the fair value adjustment of the liability arising from changes in credit risk in other comprehensive income creates an accounting mismatch in profit or loss, then that adjustment should also be presented in profit or loss rather than in other comprehensive income.

Furthermore, according to the amendments, derivative liabilities in respect of certain unquoted equity instruments can no longer be measured at cost but rather only at fair value.

The amendments are effective commencing from January 1, 2015. Earlier application is permitted provided that the Company also adopts the provisions of the Standard regarding the classification and measurement of financial assets (the first part of Phase 1). Upon initial application, the amendments are to be applied retrospectively by providing the required disclosure or restating comparative figures, except as specified in the amendments.

As for the effect on the financial statements, the Company believes that IFRS 13 is not expected to have a material impact on its financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

IFRS 13 - Fair Value Measurement:

IFRS 13 establishes guidance for the measurement of fair value, to the extent that such measurement is required according to IFRS. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. IFRS 13 also specifies the characteristics of market participants and determines that fair value is based on the assumptions that would have been used by market participants. According to IFRS 13, fair value measurement is based on the assumption that the transaction will take place in the asset's or the liability's principal market, or in the absence of a principal market, in the most advantageous market.

IFRS 13 requires an entity to maximize the use of relevant observable inputs and minimize the use of unobservable inputs. IFRS 13 also includes a fair value hierarchy based on the inputs used to determine fair value as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - inputs other than quoted market prices included within Level 1 that are observable either directly or indirectly.

Level 3 - unobservable inputs (valuation techniques that do not make use of observable inputs).

IFRS 13 also prescribes certain specific disclosure requirements.

The new disclosures, and the measurement of assets and liabilities pursuant to IFRS 13, are to be applied prospectively for periods commencing after the Standard's effective date, in financial statements for annual periods beginning on January 1, 2013, or thereafter. Earlier application is permitted. The new disclosures will not be required for comparative data.

The appropriate disclosures will be included in the Company's financial statements upon initial adoption of IFRS 13.

The Company is evaluating the possible impact of the adoption of IFRS 13 but is presently unable to assess the effects, if any, on its financial statements.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

aa.	Discontinued operation:

A discontinued operation is a component of the Company which represents a major and distinct business or geographical operating segment. In addition to the classification in the balance sheet, as above, the operating results relating to the discontinued operation are individually presented in profit or loss and disclosure is provided in the notes for the cash flows relating to the discontinued operation and for the comparative figures reclassified for that purpose, including those relating to the segment note.

NOTE 3:	CASH AND CASH EQUIVALENTS

	December 31,
	2011	2010
	NIS in thousands

Cash for immediate withdrawal	3,502	2,396
Cash equivalents - short-term deposits	4,835	1,150

	8,337	3,546

NOTE 4:	SHORT-TERM INVESTMENTS

	December 31,
	2011	2010
	NIS in thousands
Financial assets designated at fair value through profit or loss:

Shares	-	956
Israeli government bonds	10,516	19,808
Corporate debentures	7,597	10,841

	18,113	31,605

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5:	TRADE RECEIVABLES, NET

	December 31,
	2011	2010
	NIS in thousands

Open debts	9,490	2,262
Notes receivable	7	95

	9,497	2,357
Less - allowance for doubtful accounts	66	58

Trade receivables, net	9,431	2,299

Impaired debts are accounted for through recording an allowance for doubtful accounts.

The movement in the allowance for doubtful accounts is as follows:

NIS in thousands

Balance at January 1, 2010	4

Charge for the year	54

Balance at December 31, 2010	58

Charge for the year	8

Balance at December 31, 2011	66

An analysis of past due but not impaired trade receivables, with reference to the reporting date:

		Past due trade receivables with aging of
	Neither past due nor impaired	< 30 days	30 - 60 days	60 - 90 days	90 - 120 days	>120 days	Total
	NIS in thousands

December 31, 2011	5,731	3,222	448	-	22	8	9,431

December 31, 2010	1,634	488	135	25	17	-	2,299

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6:	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2011	2010
	NIS in thousands

Employees	13	42
Israeli Government authorities	2,337	219
Prepaid expenses	178	245
Investment grant receivable	-	549
Advances to suppliers	217	54

	2,745	1,109

NOTE 7:	INVENTORIES

	December 31,
	2011	2010
	NIS in thousands

Raw and auxiliary materials	13,212	4,951
Work in progress and finished products	5,467	2,523
Inventories in transit	2,674	40

	21,353	7,514

The write-off of inventories recognized in cost of sales amounted to NIS 330 thousand and NIS 347 thousand in 2011 and 2010, respectively.

NOTE 8:	INVENTMENTS IN SUBSIDIARY

Information on securities of previously consolidated subsidiary:

Percentage of equity and voting rights
%

Micronet Mobile Technologies Inc.:

Shares	100

The previously consolidated subsidiary was incorporated in the State of Delaware, USA. It was sold in full on July 15, 2011. The outstanding investment in this company as of December 31, 2010 amounted to NIS 597 thousand.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9:       PROPERTY, PLANT AND EQUIPMENT, NET

a.	Composition:

    2011:

	Land and buildings	Motor vehicles	Machinery and equipment	Computers and peripheral equipment	Office furniture and equipment	Molds	Total
	NIS in thousands

Cost:

Balance at January 1, 2011	7,702	179	3,864	1,122	903	3,383	17,153
Additions during the year	-	-	913	132	58	56	1,159
Disposals during the year	-	(166)	(111)	(196)	(13)	(448)	(934)

Balance at December 31, 2011	7,702	13	4,666	1,058	948	2,991	17,378

Accumulated depreciation:

Balance at January 1, 2011	2,986	174	2,512	1,022	558	2,029	9,281
Additions during the year	206	5	327	81	42	294	955
Disposals during the year	-	(166)	(111)	(154)	(13)	(448)	(892)

Balance at December 31, 2011	3,192	13	2,728	949	587	1,875	9,344

Less - provision for impairment	1,509	-	-	-	-	-	1,509

Depreciated cost balance at December 31, 2011	3,001	-	1,938	109	361	1,116	6,525

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9:       PROPERTY, PLANT AND EQUIPMENT (Cont.)

    2010:

	Land and buildings	Motor vehicles	Machinery and equipment	Computers and peripheral equipment	Office furniture and equipment	Molds	Total
	NIS in thousands

Cost:

Balance at January 1, 2010	7,702	339	4,298	2,224	1,153	2,774	18,490
Additions during the year	-	-	266	51	2	609	928
Disposals during the year	-	(160)	(700)	(1,153)	(252)	-	(2,265)

Balance at December 31, 2010	7,702	179	3,864	1,122	903	3,383	17,153

Accumulated depreciation:

Balance at January 1, 2010	2,780	290	2,886	2,082	740	1,795	10,573
Additions during the year	206	37	326	84	66	234	953
Disposals during the year	-	(153)	(700)	(1,144)	(248)	-	(2,245)

Balance at December 31, 2010	2,986	174	2,512	1,022	558	2,029	9,281

Less - provision for impairment	1,509	-	-	-	-	-	1,509

Depreciated cost balance at December 31, 2010	3,207	5	1,352	100	345	1,354	6,363

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9:      PROPERTY, PLANT AND EQUIPMENT (Cont.)

b.	Impairment of property, plant and equipment:

Following the general economic deterioration in 2001, the Company concluded that there are indications of impairment of the Company's building. The value in use of the building was calculated based on a real estate appraiser's valuation and based on the Company's management's assessment according to similar assets in terms of age and use which are located in the same area and whose cash flows are inter-dependent. As a result of the adoption of the provisions of IAS 36, in previous years, the Company recorded an impairment loss of the asset included in the statement of comprehensive income under other expenses, net, totaling NIS 1,509 thousand. From the date of the impairment through the date of the financial statements, there has been no additional impairment or significant permanent appreciation of the asset which requires full or partial reversal of the provision for impairment.

c.	Land:

	December 31,
	2011	2010
	NIS in thousands

Under non-capitalized finance lease	857	870

The Group leases land used as headquarters from the Israel Lands Administration for a period of 49 years through 2028. The Group has an option to extend the lease term by an additional period of 49 years.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10:	INTANGIBLE ASSETS

Composition:

Computer software
NIS in thousands
Cost:

Balance at January 1, 2010	1,175
Acquisitions	188
Disposals	(41)

Balance at December 31, 2010	1,322

Acquisitions	152
Disposals	(238)

Balance at December 31, 2011	1,236

Accumulated amortization:

Balance at January 1, 2010	983
Amortization recognized during the year	164
Disposals	(41)

Balance at December 31, 2010	1,106
Amortization recognized during the year	127
Disposals	(117)

Balance at December 31, 2011	1,116

Net balance:

December 31, 2011	120

December 31, 2010	216

Amortization expenses:

Amortization expenses of intangible assets are classified in the statement of comprehensive income as follows:

	Year ended December 31,
	2011	2010
	NIS in thousands

Cost of revenues	105	164

Income from discontinued operation, net	22	-

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11:    TRADE PAYABLES

	December 31,
	2011	2010
	NIS in thousands

Open debts	10,689	1,727
Notes payable	5,302	850

	15,991	2,577

NOTE 12:    OTHER ACCOUNTS PAYABLE

	December 31,
	2011	2010
	NIS in thousands

Deferred revenues and customer advances	722	371
Financial derivatives	193	-
Accrued expenses	930	420
Employees and payroll accruals	2,569	2,530
Taxes payable	600	51
Provision for warranty	560	126
Provision for claim	-	40

	5,574	3,538

NOTE 13:	CONVERTIBLE DEBENTURES

a.	Composition:

December 31, 2011:

	Principal amount	Stated interest rate	Effective interest rate	Balance	Balance net of current maturities
	NIS in thousands	%	%	NIS in thousands

Convertible debentures	5,094	5.25	13.64	4,619	2,106

December 31, 2010:

	Principal amount	Stated interest rate	Effective interest rate	Balance	Balance net of current maturities
	NIS in thousands	%	%	NIS in thousands

Convertible debentures	7,452	5.25	13.64	6,531	3,963

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13:	CONVERTIBLE DEBENTURES (Cont.)

Maturity dates after the reporting date:

	First year	Second year	Total
	NIS in thousands

Convertible debentures	2,513	2,106	4,619

c.	On November 21, 2006, the Company issued a prospectus for issuance of shares and convertible debentures to the public (see also Note 1b above).

The debentures bear interest at a rate of 5.25% a year, are linked to the Consumer Price Index ("CPI") and are convertible on any business day as from November 20, 2006 and until November 20, 2013, into Common shares of NIS 0.1 par value each, registered nominally, except for November 5 through November 20 in the years 2009 to 2012, according to a conversion ratio of NIS 6.5 par value of debentures for one share of NIS 0.1 par value.

The interest accrued on the debentures is paid on November 20 each year and the principal is repaid in five equal payments, which commenced on November 20, 2009.

The debentures are split into two liability components, with the conversion component having been originally calculated at the time of recognition as a financial derivative at a fair value, from an external appraiser, of NIS 5,151 thousand, and the difference of NIS 13,175 thousand, between the consideration that was received for the convertible debentures and the fair value of the conversion component was attributed to the debt component. The direct transaction costs of NIS 1,425 thousand were allocated between the liability conversion component and the liability debt component on the basis of the ratio used in allocating the consideration to each component, as aforesaid, with the amount that was allocated to the liability conversion component being reflected immediately in profit or loss.

Following the initial recognition, the conversion component is treated as a financial derivative and presented at fair value at each reporting date. Changes in the fair value are reflected on an ongoing basis in the statement of comprehensive income under financing. Following the initial recognition, the debt component is treated at amortized cost.

The fair value of the conversion component as of December 31, 2011 is NIS 7 thousand.

d.
During 2009, the Company purchased NIS 2,900 par value and redeemed NIS 2,182,015 par value of convertible debentures, which had been issued by the Company, for an overall consideration of NIS 3,061 thousand (of which NIS 2,425 thousand was in respect of principal and the rest in respect of interest).

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13:	CONVERTIBLE DEBENTURES (Cont.)

e.
During 2010, the Company redeemed NIS 2,181,765 par value of its convertible debentures, for an overall consideration of NIS 3,003 thousand (of which NIS 2,482 thousand was in respect of principal and the rest in respect of interest).

f.
During 2011, the Company redeemed NIS 2,181,765 par value of its convertible debentures, for an overall consideration of NIS 2,954 thousand (of which NIS 2,550 thousand was in respect of principal and the rest in respect of interest).

g.	The balance of outstanding convertible debentures as of December 31, 2011 is NIS 4,363,530 par value.

NOTE 14:	LIABILITIES IN RESPECT OF INVESTMENT GRANT

a.	Composition:

2010
NIS in thousands

Balance at January 1	564
Grants received during the year	377
Amounts carried to the statements of comprehensive income	127

Balance at December 31	1,068

2011
NIS in thousands

Balance at January 1	1,068
Payments during the year, net	(918)
Amounts carried to the statements of comprehensive income	(150)

Balance at December 31	-

Presented in the balance sheet as follows:

	December 31,
	2011	2010
	NIS in thousands

Current liabilities	-	1,068

b.	See more details in Note 18h below.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS

a.	Classification of financial assets and liabilities:

The financial assets and financial liabilities in the statement of financial position are classified by groups of financial instruments pursuant to IAS 39:

	December 31,
	2011	2010
	NIS in thousands
Financial assets:

Financial assets at fair value through profit or loss:
Designated as such upon initial recognition	18,113	31,605

Trade receivables, loans and receivables	9,458	2,888

	27,571	34,493
Financial liabilities:

Financial liabilities measured at amortized cost
	24,109	13,165
Financial liabilities at fair value through profit or loss:
Derivatives	200	75

	24,309	13,240

b.	Financial risk factors:

The Group's operations expose it to various financial risk, such as market risk (foreign currency risk, CPI risk, interest risk and price risk), credit risk and liquidity risk. The decisions in respect of the Group's overall risks management are focused on activities directed at minimizing the negative impact on the Group's financial performance.

The risk management is performed by the Company's management, which identifies and assesses the Group's financial risks. The decisions in respect of the management of the market risks, as aforesaid, and the investments in the liquid means are routinely made by the Company's management and presented from time to time for discussion and decision making by the Board of Directors. The Board of Directors provides written principles for the specific policy relating to the investment of the liquid means and the manner of the handling of issues relating to the management of the risks, which are presented to it.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

1.	Market risk:

a)	Foreign currency risk:

The Company operates with an international spread and it is exposed to exchange rate risk relating to exposure to various currencies, primarily the dollar and the Euro. Exchange rate risk derives from assets and liabilities that have been recognized, which are denoted in foreign currency, which is not the operating currency, from the net investment in foreign operations and from the fact that most of the Group's income is denoted in dollars or in a currency that is linked thereto (with a small proportion being in Euros and NIS), whereas approximately half of the Group's inputs are purchased at prices that are linked to the rate of the dollar.

The Company routinely discusses the issue of its exposure to the exchange rate of the dollar, and it uses hedging against those exposures from time to time. In 2009, the Company made a decision on this issue to execute a forward sale of 1,200 thousand dollars at a predetermined exchange rate for the period between December 2009 and May 2010 in order to reduce the impact of a devaluation of the U.S. dollar on the financial expenses. In 2011, the Company executed a forward sale of $ 2,800 thousand that will be executed at predetermined times and rates over a period of half a year from December 2011 to May 2012.

In the period from May 2009 to June 2011, the Company had an investment in foreign operations of an insignificant amount, the net assets of which were exposed to possible changes in the exchange rate of the dollar.

The currency exposure is primarily managed by the conversion of foreign currency into NIS close to the time that the consideration is received.

b)	CPI risk:

The Group has convertible debentures that have been issued and which are linked to changes in the Israeli CPI. Furthermore, the Company has marketable securities (primarily debentures) which are linked to changes in the CPI. The net amount (surplus of assets over liabilities) of the financial instruments that are linked to the CPI and in respect of which the Group has an exposure to changes in the CPI, is NIS 5,641 thousand, as of December 31, 2011.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

c)	Interest risk:

The Group has an exposure in respect of changes in the market interest rate, which derives from its holding in debentures within the framework of the marketable securities and as a result of the impact of the interest rate on the price of the debentures that the Company issued.

An increase in the market interest rate would cause a decrease in the value of the debentures that are held by the Company as marketable securities and a decrease in the interest rate would cause an expense as the result of the increase in the conversion component inherent in the debentures that the Company issued. The Company takes action so as to adjust the average lifetime to redemption of the debentures that it holds as marketable securities to the average lifetime to redemption of the debentures that it issued.

d)	Price risk:

The Group has investments in financial instruments that are traded on a stock exchange - shares and debentures. These financial instruments are classified as assets that are measured at fair value through the statement of income, in respect of which the Group has an exposure to risk in respect of fluctuations in the price of the securities, which is determined based on market prices on the stock exchange. The balance of these investments in the financial statements as of December 31, 2011was NIS 18,113 thousand and as of December 31, 2010 it was NIS 31,605 thousand.

2.	Credit risk:

The Group has credit risk deriving from the making available of unsecured credit to its customers in Israel and abroad. Up to March 2009, the Company's policy was the granting of unsecured credit to its customers in Israel and insuring its overseas customers credit transactions exceeding $ 5,000 through the Israel Credit Insurance Company ("the ICIC").

From April 2009 and thereafter, the Company's arrangement opposite the ICIC has been discontinued as a result of restrictions and exceptions that the ICIC has placed as a result of the global economic crisis, which included the reduction of the general credit that the ICIC made available to the Company, the reduction and the cancellation of direct credit facilities for the Company's customers and the ICIC's refusal to insure transactions opposite significant customers of the Group. As a result of these restrictions and exceptions, all of the Company's credit to its customers is uninsured.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

The Company has set up an internal credit committee that gives specific authorization for the extension of credit to selected overseas customers or selected export transactions. Factors that may cause a concentration of credit risk include the significance of the activities in which the debtors are engaged, such as the sector in which they operate, the geographical region in which their operations are carried out and the level of their financial stability.

Most of the credit that the Company extends to its customers is at terms of between EOM + 30 and EOM + 60 days. The Company does not demand collateral as security for these debts. The company records an allowance for doubtful accounts, based on factors that affect the credit risk of certain customers, past experience and other information.

The Group holds cash and cash equivalents and short-term investments, which include significant amounts of shares, Israeli Government bonds and corporate debentures as well as other financial instruments in various highly rated financial institutions in Israel with the investments being spread in different institutions. The Company issued debentures to the public in November 2006. The balance of the debentures that have not been redeemed by the Company is going to be repaid in two equal portions each year on November 20 from 2012 to 2013. This situation exposes the Company to risk in a situation in which companies that have issued debentures that are held by the Company as investments reach a state of insolvency and do not meet their commitments to their debenture holders. As of December 31, 2011, the cash and cash equivalents amounted to NIS 8,337 thousand and the marketable securities amounted to NIS 18,113 thousand (debentures). All of the deposits are deposited in stable financial entities.

3.	Liquidity risk:

The Group is financed by equity, convertible debentures that were issued in November 2006, car leases, a rental agreement and a commitment in respect of an investment grant. The Company is expected to repay the balance of the debentures that it has issued and which have not yet been redeemed in two equal payments in November in each year, as from November 2012. The Group's objective is to maintain the existing ratio between the continuing financing of the debentures that it has issued and its holdings in corporate and other debentures as marketable securities. The Group examines the risk of a shortage of cash by means of annual budgets.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

The following table presents the repayment time of the Group's financial liabilities, in accordance with the contractual terms in undiscounted amounts (including payments for interest):

December 31, 2011:

	Less than one year	1 to 2 years	2 to 3 years	Over 3 years	Total
	NIS in thousands

Trade payables	15,956	35	-	-	15,991
Other accounts payable	3,692	-	-	-	3,692
Convertible debentures	2,547	2,547	-	-	5,094
Interest on convertible debentures	267	134	-	-	401

	22,462	2,716	-	-	25,178

December 31, 2010:

	Less than one year	1 to 2 years	2 to 3 years	Total
	NIS in thousands

Trade payables	2,565	12	-	2,577
Other accounts payable	2,989	-	-	2,989
Convertible debentures	2,484	2,484	2,484	7,452
Interest on convertible debentures	391	261	115	767
Liabilities in respect of investment grant	671	-	-	671

	9,100	2,757	2,599	14,456

c.	Fair value:

The following table demonstrates the carrying amount and fair value of the groups of financial instruments that are presented in the financial statements not at fair value:

	Carrying amount		Fair value		Nominal balance
	December 31,		December 31,		December 31,
	2011	2010	2011	2010	2011	2010
	NIS in thousands
Financial liabilities:

Convertible debentures (1)	4,619	6,531	4,979	7,494	4,363,530	6,545,296

(1)	The fair value is based on quoted prices in an active market as of the reporting date.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

The carrying amount of cash and cash equivalents, short-term investments, trade receivables, other accounts receivable, short-term loans granted, trade payables, other accounts payable and liabilities in respect of investment grant approximates their fair value.

d.	Classification of financial instruments by fair value hierarchy:

The financial instruments presented in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2-	inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

Financial assets measured at fair value:

December 31, 2011:

Level 1
NIS in thousands

Financial assets at fair value through profit or loss:
Debentures and shares	18,113

Financial liabilities at fair value:

December 31, 2011:

Level 2
NIS in thousands

Financial liabilities at fair value through profit or loss:
Financial derivatives	193
Conversion options of convertible debentures	7

200

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

December 31, 2010:

Level 1
NIS in thousands

Financial assets at fair value through profit or loss:
Debentures and shares	31,605

Financial liabilities at fair value:

December 31, 2010:

Level 2
NIS in thousands

Financial liabilities at fair value through profit or loss:
Conversion options of convertible debentures	75

In 2011 and 2010, there were no transfers from Level 1 to Level 2 due to the fair value measurement of any financial instruments or any transfers to or from Level 3 due to the fair value measurement of any financial instruments.

e.	Derivatives and hedging:

In 2011, the Company executed a forward sale transaction of USD in an overall amount of $ 2,800 thousand, which will be executed over a period of half a year from December 2011 until May 2012 at a pre-determined exchange rate. The objective of the transaction is to hedge against exposure to financing expenses resulting from fluctuations in the exchange rate of the USD. The forward sale transactions is not intended as hedging for cash flows, fair value or the net investment in foreign operations. This derivative is not considered to be hedging from the accounting perspective.

The foreign currency derivatives have been measured at fair value through profit or loss and amounted to a cumulative expense of NIS 193 thousand as of December 31, 2011.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

f.	Sensitivity tests relating to changes in market factors:

	December 31,
	2011	2010
	NIS in thousands
Sensitivity test to changes in interest rates:

Gain (loss) from the change:
Increase of 2% in interest	97	28
Decrease of 2% in interest	(97)	(28)

Sensitivity test to changes in the Israeli CPI:

Gain (loss) from the change:
Increase of 2% in Israeli CPI	113	295
Decrease of 2% in Israeli CPI	(113)	(295)

Sensitivity test to changes in the U.S. dollar exchange rate:

Gain (loss) from the change:
Increase of 10% in exchange rate	127	31
Decrease of 10% in exchange rate	(127)	(31)

Sensitivity test to changes in the market price of listed securities:

Gain (loss) from the change:
Increase of 15% in market price	2,717	4,741
Decrease of 15% in market price	(2,717)	(4,741)

Forward transactions:

Increase of 10% in market price in the USD exchange rate	(917)	-
Decrease of 10% in market price in the USD exchange rate	917	-

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

Sensitivity tests and principal work assumptions:

The selected changes in the relevant risk variables were determined based on management's estimate as to reasonable possible changes in these risk variables.

The Company has performed sensitivity tests of principal market risk factors that are liable to affect its reported operating results or financial position. The sensitivity tests present the profit or loss in respect of each financial instrument for the relevant risk variable chosen for that instrument as of each reporting date. The test of risk factors was determined based on the materiality of the exposure of the operating results or financial condition of each risk with reference to the functional currency and assuming that all the other variables are constant.

The sensitivity test for changes in interest rates was performed on the Group's cash and cash equivalent balances.

Listed convertible debentures are linked to the Israeli CPI bearing fixed interest are part of the sensitivity test to changes in the CPI.

The sensitivity tests for listed investments with quoted market price (bid price) were performed on possible changes in these market prices.

Based on the Company's policy, it does not hedge its main exposures to currency. Accordingly, the main currency exposures presented in the sensitivity tables are in respect of the Company's surplus assets over liabilities linked to foreign currency.

g.	Additional information regarding significant investments in financial assets:

1.	Details of significant investments by groups of financial assets pursuant to IAS 39:

	December 31,
	2011	2010
	NIS in thousands

Financial assets at fair value through profit or loss:
Shares	-	956
Israeli Government bonds	10,516	19,808
Corporate debentures	7,597	10,841

	18,113	31,605

Trade receivables, loans and receivables	9,458	2,888

	27,571	34,493

The expected maturity profile of the significant investments as of December 31, 2011 and 2010 is for a period of up to one year.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

2.	Linkage terms of financial assets by groups of financial instruments pursuant to IAS 39:

December 31, 2011:

	In or linked to foreign currency		Linked to Israeli
	U.S. dollar	Euro	CPI	Unlinked	Total
	NIS in thousands
Financial assets at fair value through profit or loss	-	-	10,840	7,273	18,113
Trade receivables, loans and receivables	8,811	74	27	546	9,458

	8,811	74	10,867	7,819	27,571

December 31, 2010:

	In or linked to foreign currency		Linked to Israeli
	U.S. dollar	Euro	CPI	Unlinked	Total
	NIS in thousands
Financial assets at fair value through profit or loss	-	-	21,357	10,248	31,605
Trade receivables, loans and receivables	2,376	96	40	376	2,888

	2,376	96	21,397	10,624	34,493

h.	Linkage terms of financial liabilities by groups of financial instruments pursuant to IAS 39:

December 31, 2011:

	In or linked to U.S. dollar	Linked to Israeli CPI	Unlinked	Total
	NIS in thousands

Financial liabilities measured at amortized cost	1,240	4,619	18,250	24,109
Financial liabilities at fair value through profit or loss	193	7	-	200

	1,433	4,626	18,250	24,309

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INSTRUMENTS (Cont.)

December 31, 2010:

	In or linked to U.S. dollar	Linked to Israeli CPI	Unlinked	Total
	NIS in thousands

Financial liabilities measured at amortized cost	1,755	6,531	4,879	13,165
Financial liabilities at fair value through profit or loss	-	75	-	75

	1,755	6,606	4,879	13,240

NOTE 16:	EMPLOYEE BENEFIT ASSETS AND LIABILITIES

Employee benefits consist of post-employment benefits.

a.	Post-employment employee benefits:

According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to Section 14 to the Severance Pay Law, as specified below. The Company's liability is accounted for as a benefit after the completion of employment. The computation of the Company's employee benefit liability is made in accordance with a valid employment contract based on the employee's salary and employment term which establish the entitlement to receive the compensation.

The post-employment employee benefits are normally financed by contributions classified as defined benefit plans as detailed below.

b.	Defined benefit plans:

The Company accounts for that part of the payment of compensation that is not covered by contributions in defined contribution plans, as above, as a defined benefit plan for which an employee benefit liability is recognized and for which the Company deposits amounts in central severance pay funds and in qualifying insurance policies.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16:	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

1.	Expenses recognized in the statement of comprehensive income:

	Year ended December 31,
	2011	2010
	NIS in thousands

Current service cost	692	726
Interest cost on benefit obligation	472	408
Expected return on plan assets less amounts transferred to royalties	(196)	(172)
Net actuarial loss recognized in the year	68	22

Total employee benefit expenses	1,036	984

Actual return on plan assets	17	298

The expenses are presented in the statement of comprehensive income as follows:

Cost of revenues	335	308
Research and development expenses, net	261	298
Selling and marketing expenses	15	15
General and administrative expenses	425	363

	1,036	984

2.	The plan assets (liabilities), net:

	December 31,
	2011	2010
	NIS in thousands

Defined benefit obligation	(9,991)	(9,340)
Fair value of plan assets	5,761	5,415

	(4,230)	(3,925)

Net unrecognized actuarial losses *	1,498	1,496

Total liabilities, net	(2,732)	(2,429)

*	Cumulative amounts for the value of the obligation and the value of the rights in the plan assets.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16:	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

3.	Changes in the present value of defined benefit obligation:

	2011	2010
	NIS in thousands

Balance at January 1	9,340	7,738

Interest cost	472	408
Current service cost	692	726
Benefits paid	(404)	(260)
Net actuarial loss (gain)	(109)	728

Balance at December 31	9,991	9,340

4.	Plan assets:

a)	Plan assets:

Plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies.

b)	The movement in the fair value of the plan assets:

	2011	2010
	NIS in thousands

Balance at January 1	5,415	4,838

Expected return	288	267
Contributions by employer	647	560
Benefits paid	(320)	(281)
Transfer to royalties	(92)	(95)
Net actuarial gain (loss)	(177)	126

Balance at December 31	5,761	5,415

5.	The principal assumptions underlying the defined benefit plan:

	Year ended December 31,
	2011	2010
	%

Real discount rate	2.35	2.38

Expected rate of real return on plan assets	2.38	2.70

Expected real salary increases	3-4	3-4

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16:	EMPLOYEE BENEFIT ASSETS AND LIABILITIES (Cont.)

6.
In accordance with the Israeli Severance Pay Law, severance pay is granted on the basis of the employee's last monthly salary as of the date of termination, multiplied by the number of years of employment and the liabilities are partly covered by current payments to insurance companies in respect of executive insurance policies and provident funds. As of December 31, 2011, the Company's accrued severance pay liability (not covered by funds), assuming that all employees are dismissed on the same date, amounts to NIS 3,671 thousand.

NOTE 17:	TAXES ON INCOME

a.	Tax laws applicable to the Company:

Income Tax (Inflationary Adjustments) Law, 1985:

According to the law, until 2007, the results for tax purposes were adjusted for the changes in the Israeli CPI.

In February 2008, the "Knesset" (Israeli parliament) passed an amendment to the Income Tax (Inflationary Adjustments) Law, 1985, which limits the scope of the law starting 2008 and thereafter. Since 2008, the results for tax purposes are measured in nominal values, excluding certain adjustments for changes in the Israeli CPI carried out in the period up to December 31, 2007. Adjustments relating to capital gains such as for sale of property (betterment) and securities continue to apply until disposal. Since 2008, the amendment to the law includes, among others, the cancellation of the inflationary additions and deductions and the additional deduction for depreciation (in respect of depreciable assets purchased after the 2007 tax year).

The Law for the Encouragement of Capital Investments, 1959 ("the Law"):

In accordance with the Law, the Company is entitled to various tax benefits, because of its status as a "beneficiary enterprise", which has been given to part of its operations, within the meaning of that term in the Law. The main benefits under the Law are:

The alternative track:

Under this track, during the benefit period the Company is entitled to a tax exemption in the first two years and a reduced tax rate of 25% for a period of 5 years in the remaining benefit period (in accordance with the percentage of foreign investments).

The basic condition for the receipt of the benefits in this track is that the enterprise contributes to the country's economic growth and is a competitive factor for the Gross Domestic Product ("a competitive enterprise"). In order to comply with this condition, the Law prescribes various requirements regarding industrial enterprises.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17:	TAXES ON INCOME (Cont.)

As for industrial enterprises, in each tax year during the benefit period, one of the following conditions must be met:

1.
The industrial enterprise's main field of activity is biotechnology or nanotechnology as approved by the Head of the Administration of Industrial Research and Development, prior to the approval of the relevant program.

2.
The industrial enterprise's sales revenues in a specific market during the tax year do not exceed 75% of its total sales for that tax year. A "market" is defined as a separate country or customs territory.

3.	At least 25% of the industrial enterprise's overall revenues during the tax year were generated from the enterprise's sales in a specific market with a population of at least 12 million.

Programs under the alternative track approved subsequent to April 1, 2005 are also required to make a minimum qualifying investment. This condition requires an investment in the acquisition of productive assets such as machinery and equipment, which must be carried out within three years. The minimum qualifying investment required for setting up a plant is NIS 300 thousand. As for plant expansion, the minimum qualifying investment is the higher of NIS 300 thousand and an amount equivalent to the "qualifying percentage" of the value of the productive assets.

The qualifying percentage of the value of the productive assets is as follows:

The value of productive assets before the expansion (NIS in millions)	The new proportion that the required investment bears to the value of productive assets

Up to NIS 140	12%
NIS 140 - NIS 500	7%
More than NIS 500	5%

The income qualifying for tax benefits under the alternative track is the taxable income of a company that has met certain conditions as determined by the Law ("a beneficiary company"), and which is derived from an industrial enterprise.

The Company has an enterprise expansion program which meets the criteria for a "beneficiary enterprise", in accordance with the Law, in the alternative benefit track.
In respect of expansion programs approved under Amendment No. 60 to the Law, the benefit period starts in the later of the year of election or the first year in which the approved enterprise earns taxable income, provided that 12 years have not passed from the year of election.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17	TAXES ON INCOME (Cont.)

If a dividend is distributed out of tax exempt profits, as above, the Company will become liable for tax at the rate applicable to its profits from the beneficiary enterprise in the year in which the income was earned, as if it was not under the alternative track.

The above benefits are conditional upon the fulfillment of the conditions stipulated by the Law, regulations published thereunder and the letters of approval for the investments in the approved enterprises, as above. Non-compliance with the conditions may cancel all or part of the benefits and refund of the amount of the benefits, including interest. The managements believe that the Company is meeting the aforementioned conditions.

Amendment to the Law for the Encouragement of Capital Investments, 1959:

In December 2010, the "Knesset" (Israeli Parliament) passed the Law for Economic Policy for 2011 and 2012 (Amended Legislation), 2011 ("the Amendment"), which prescribes, among others, amendments in the Law for the Encouragement of Capital Investments, 1959 ("the Law"). The Amendment became effective as of January 1, 2011. According to the Amendment, the benefit tracks in the Law were modified and a flat tax rate applies to the Company's entire preferred income under its status as a preferred company with a preferred enterprise. Commencing from the 2011 tax year, the Company will be able to opt to apply (the waiver is non-recourse) the Amendment and from the elected tax year and onwards, it will be subject to the amended tax rates that are: 2011 and 2012 - 15% (in development area A - 10%), 2013 and 2014 - 12.5% (in development area A - 7%) and in 2015 and thereafter - 12% (in development area A - 6%).

The Company has examined the effect of the adoption of the Amendment on its financial statements, and as of the date of the publication of the financial statements, it has yet to decide whether to adopt the Amendment.

The Law for the Encouragement of Industry (Taxation), 1969:

The Company has the status of an "industrial company", as implied by this law. According to this status and by virtue of regulations published thereunder, the Company is entitled to claim a deduction of accelerated depreciation on equipment used in industrial activities, as determined in the regulations issued under the Inflationary Law. The Company is also entitled to deduct issuance expenses incurred upon the issue of shares over a period of three years.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17:	TAXES ON INCOME (Cont.)

b.	Tax rates applicable to the Company:

The Israeli corporate tax rate was 26% in 2009, 25% in 2010 and 24% in 2011.

A company is taxable on its real capital gains at the corporate tax rate in the year of sale. A temporary provision for 2006-2009 stipulates that the sale of an asset other than a quoted security (excluding goodwill not paid for) that had been purchased prior to January 1, 2003, and sold by December 31, 2009, is subject to corporate tax as follows: the part of the real capital gain that is linearly attributed to the period prior to December 31, 2002 is subject to the corporate tax rate in the year of sale as set forth in the Israeli Income Tax Ordinance, and the part of the real capital gain that is linearly attributed to the period from January 1, 2003 through December 31, 2009, is subject to tax at a rate of 25%.

On December 5, 2011, the Knesset passed the Law for Tax Burden Reform (Legislative Amendments), 2011 ("the Law") which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25%, as above, the real capital gain tax rate and the real betterment tax rate were also increased accordingly.

The abovementioned change had no material effect on the Company's financial statements.

c.	Tax assessments:

The Company has been issued tax assessments up to and including the 2004 tax year, however the Company's tax assessments for the tax years up to and including 2005 are considered to be final.

Tax assessments in dispute:

The Company has been issued tax assessments for the 2006-2009 tax years, according to which it is required to pay additional taxation in an overall amount of NIS 340 thousand. The Company disputes the Tax Authority's claims, which form the basis for the said demand. Accordingly, the Company has filed an objection to these assessments and has recorded a provision in respect of the demand in its financial statements.

d.	Carryforward losses for tax purposes and other temporary differences:

The Company has business losses and capital losses for tax purposes, which are carried forward to the coming years, amounting to NIS 2,650 thousand as of December 31, 2011. Deferred tax assets of NIS 172 thousand have been recognized in the financial statements in respect of these losses, up to the full offset of the deferred tax liability balance in respect of depreciable fixed assets as of December 31, 2011.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17:	TAXES ON INCOME (Cont.)

Deferred tax assets of NIS 490 thousand have not been recognized in respect of carry-forward business and capital losses, and in addition deferred tax assets of NIS 2,045 thousand have not been recognized in respect of other temporary differences: research and development expenses, allowance for doubtful accounts, provision for legal claims, employee benefits and liability in respect of investment grant, this since they are not expected to be utilized in the foreseeable future.

e.	Deferred taxes:

Composition:

	Balance sheets		Statements of comprehensive income
	December 31,		Year ended December 31,
	2011	2010	2011	2010
	NIS in thousands

Deferred tax liabilities:

Depreciable fixed assets	(172)	(157)	(15)	2

Deferred tax assets:

Carry-forward loss for tax purposes	172	157	15	(2)

Deferred tax expenses			-	-

Deferred tax assets, net	-	-

f.	Taxes on income included in the statements of comprehensive income:

	Year ended December 31,
	2011	2010
	NIS in thousands

Current taxes	10	31
Taxes in respect of previous years	-	15

	10	46

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17:	TAXES ON INCOME (Cont.)

g.	Theoretical tax:

Reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of comprehensive income were taxed at the statutory tax rate and the taxes on income recorded in the statement of comprehensive income is as follows:

	Year ended December 31,
	2011	2010
	NIS in thousands

Income (loss) before taxes on income from continuing operations and from operations held for sale	657	(4,330)

Statutory tax rate	24%	25%

Tax (tax benefit) computed at the statutory tax rate	158	(1,088)

Increase (decrease) in taxes on income resulting from the following factors:
Non-deductible expenses for tax purposes	826	369
Tax expenses in respect of previous years	-	15
Increase in tax losses for which no deferred taxes were recognized in the period	-	747
Utilization of tax losses from previous years for which no deferred taxes were recognized	(984)	(45)
Other	10	48

Taxes on income	10	46

Average effective tax rate	(2)%	(1)%

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18:	CONTINGENT LIABILITIES AND COMMITMENTS

a.	Rental agreement:

In June 2005, the Company signed a rental agreement until June 30, 2009, in consideration for rental fees of $ 4 thousand a month in the first two years and $ 3 thousand a month in the third and fourth years. The Company has an option for three additional rental periods of two years each, in consideration for rental fees of $ 3 thousand a month. In July 2009, the Company exercised the first option for a period of two years.

On April 10, 2006, the Company signed a rental agreement for an additional area, in effect from July 1, 2006 until June 30, 2009, in consideration for $ 1 thousand a month in the first and second years and $ 2 thousand a month in the third year. The Company exercised the option for an additional rental period of two years, commencing on July 1, 2009 for a consideration of $ 2 thousand a month.

On July 3, 2011, the Company signed a rental agreement for an additional area, in effect from July 1, 2011 until June 30, 2013, for a consideration of NIS 9,600 a month, which is linked to the CPI.

On August 30, 2011, the Company signed a rental agreement for an additional area for a period of four months ending on December 31, 2011 for a consideration of NIS 3 thousand a month.

On December 6, 2011, the Company signed a rental agreement for an additional area from January 1, 2012 until June 30, 2013 for a consideration of NIS 7 thousand a month, which is linked to the CPI.

In addition to the rental fees, the Company has a commitment for maintenance fees of $ 2 thousand a month.

The Company provided bank guarantees to the lessor in a total of NIS 90 thousand.

b.
The Company's motor vehicles were leased by it under operating leases which expire at various dates. As of December 31, 2011, the Company's minimal commitments under an agreement for the rental of buildings and in respect of motor vehicles are as follows:

	Buildings	Vehicles	Total
	NIS in thousands

2012	351	518	869
2013	310	314	624
2014	266	150	416
2015	133	-	133

	1,060	982	2,042

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18:	CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

c.
On June 1, 2002, the Company signed management agreements with each of the three shareholders. In accordance with the management agreements, the shareholders will extend consultancy and management services to the Company in consideration of NIS 3,500 a month for each shareholder. The agreements are for a period of one year and they will be automatically renewed for an additional year each time.

On November 19, 2006, a general meeting of the Company (which followed the approval of the Company's Board of Directors) approved the Company's commitment under new employment agreements between the Company and the controlling shareholders in the Company. The employment agreements entered force as from January 2007.

In the light of the fact that the controlling shareholders work in the Company to an extent that approximates a full time position, in March 2007, it was agreed between the Company and the controlling shareholders that the employment agreements would be amended with effect from February 15, 2007, such that the scope of their positions would be defined as 90%, the actual scope of the controlling shareholders' work, and this without any change being made in their salaries or remunerations in respect of their work. The salaries will be increased each year, as from January 2008, by the rate of the increase in the CPI with the addition of 4% a year, as from the CPI published on December 15, 2006. In addition to a salary, each of the directors will be entitled to an annual bonus of 1.75% of the increase in the Company's audited annual consolidated income before taxes with respect to the Company's audited annual consolidated income before taxes in 2006.

Furthermore, the Company is to make a car available to them or bear the maintenance expenses on their cars and part of their personal expenditures.

The general meeting that was convened on May 16, 2011 approved the extension of the existing employment agreements of the three controlling shareholders who work in the Company for a further three years as from January 1, 2012.

d.
In accordance with the employment agreement, the Company's CEO is entitled to an annual bonus at a rate of 1.5% of the Company's annual income before taxes as well as an annual bonus at a rate of 0.2% of the turnover.

On November 19, 2006, the Company made an amendment to the CEO's employment agreement. The amendment entered force on December 1, 2006.

Within the framework of the amendment it was determined that the rate of the grant that the CEO will be entitled to will be 0.2% of the turnover instead of 0.5% and the rate of the grant that the CEO will be entitled to in respect of the Company's reported profits will be 1.5% instead of 2%.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18:	CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

e.
In November 2008, the Company decided to reduce the salary of most of its employees by a rate of 5%-12%, as from December 2008 (see Note 26d in respect of the reduction of the salaries of the shareholders who are employed in the Company and the Company's CEO). In September 2010, the Company raised the salaries of the employees by half of the reduction made in their salaries and in January 2011 the Company raised the salaries of the employees by the remaining half of the reduction made in their salaries.

f.
In July 2009, a claim was filed against the Company by one of its customers, in an amount of NIS 231 thousand, of which NIS 150 thousand related to punitive compensation and intangible economic damage. In 2011, a judgment was handed down, in accordance with which the parties reached a compromise agreement, that the Company will pay NIS 40 thousand to the plaintiff and accordingly the Company recorded a provision of NIS 40 thousand in the financial statements for 2010, which was settled in 2011.

g.	Capitalized leasehold rights on land from the Israel Lands Administration:

The Company has capitalized leasehold rights on land from the Israel Lands Administration in an area of 850 square meters in the region on which the Group's buildings are located. The amount attributed to the capitalized rights is presented in the balance sheet as property, plant and equipment in respect of finance lease and is depreciated over the period of the lease. The period of the lease, in the event that the option for 49 years is exercised, will end in 2077. See also Note 2j above.

h.
The Company received research and development participation grants from the bi-national Singapore-Israel Industrial Research and Development Foundation ("SIIRD"). In consideration for the right to receive the grants, the Company is required to pay royalties at a rate of 4% of the sales that are the fruit of the research and development that were financed, in an amount of up to 100% of the amount of the grants that were received or alternatively it can repay 68% of the grants that were received in the first year after the end of the project. The grants received up to December 31, 2011 amounted to NIS 2,024 thousand. The research and development process was completed at the end of 2010 and in 2011 the Company paid 68% of the grants received, in an amount of $ 365 thousand as an alternative to the payment of royalties.

i.	Guarantees:

The Company has made a guarantee of NIS 90 thousand available to the owner of the asset that it leases as collateral for compliance with its commitments.

j.
On March 14, 2011, the Company entered into a commitment under an agreement for the provision of services with Mr. Shlomo Shalev and a private company that he controls, within the framework of which Mr. Shlomo Shalev will hold office as Chairman of the Company's Board of Directors.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18:	CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

In consideration for his services, the Company will pay the private company held by Mr. Shalev NIS 30 thousand a month plus VAT. In addition, the Company allocated 1,000,000 non-marketable options that are exercisable into 1,000,000 Common shares to Mr. Shalev, see Note 20 below.

k.	Commitments:

In the reporting period, the Company entered into an exclusive distribution agreement with a European distributor who has considerable experience in the MDT field ("the European distributor"). In accordance with the agreement, which is in force for a period of 10 years, in order to maintain the European distributor's exclusivity in relation to customers in Europe, the European distributor is to meet minimum annual targets for the volume of approaches to the Company by customers.

Within the framework of the decision by the Board of Directors to approve the commitment with the European distributor, the Company's Board of Directors approved the setting up of a joint venture between the Company and the distributor, with the objective of marketing supplementary software and solutions in the MRM (Mobile Resource Management) field together with the Company's products in the MDT field, where in the first stage the venture will focus on cooperating with third parties with specialized software and offer supplementary services, to be combined with the Company's products.

NOTE 19	EQUITY

a.	Composition of share capital:

	December 31, 2011 and 2010
	Authorized	Issued and outstanding
	Number of shares

Common shares of NIS 0.1 par value each	20,000,000	16,840,010

b.	Movement in share capital:

Issued and outstanding share capital:

	Number of shares	NIS par value

Balance at December 31, 2011 and 2010	16,840,010	1,684,001

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19:	EQUITY (Cont.)

c.	Rights attached to shares:

1.	Voting rights at the general meeting, right to dividends, rights upon liquidation of the Company and right to nominate the directors in the Company.

2.	Quoted on the Tel-Aviv Stock Exchange.

d.
On November 25, 2005, the Company's Board of Directors approved a plan in accordance with which up to 1,364,000 non-marketable options that are exercisable into up to 1,364,000 Common shares of the Company will be granted. The employee option plan is in accordance with section 102 of the Income Tax Ordinance.

The offerees' entitlement will be formed in four equal tranches: the first tranche will be exercisable as from the end of 12 months from the time of the allocation, the second tranche will be exercisable as from the end of 24 months from the time of the allocation, the third tranche will be exercisable as from the end of 36 months from the time of the allocation and the fourth tranche will be exercisable as from the end of 48 months from the time of the allocation.

In February 2007, the Company decided to increase the number of options that can be allocated by 673,600 options

e.	Capital management in the Company:

The Company's capital management objectives are:

1.	To preserve the Company's ability to ensure business continuity thereby creating a return for the shareholders, investors and other interested parties.

2.	To ensure adequate return for the shareholders by pricing of products and services that is adjusted to the level of risk in the Group's business activity.

The Company is not under any minimal equity requirements nor is it required to attain a certain level of capital return. The Company has no duty and/or obligation to comply with any minimum equity ratio. The aforesaid does not derogate from the Tel-Aviv Stock Exchange's provisions regarding minimum equity required for continued trade of the Company's securities (according to the Stock Exchange's articles of association).

The Company acts to maintain the value of the public holdings of shares at an amount of at least NIS 5 million in order to meet the preservation rules.

The Company acts to achieve a capital return at a level that is customary in the industry and markets in which the Company operates. This return is subject to changes depending on market factors in the Company's industry and business environment. In 2011, the Company achieved a capital return of 1.7% and in 2010, the Company's capital return was negative, at (12)%.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19:	EQUITY (Cont.)

Following is data about the ratio of net debt to adjusted capital in the relevant periods:

Ratio of net debt to adjusted capital:

	December 31,
	2011	2010
	NIS in thousands

Total debt reported in the financial statements	34,748	21,633
Less - cash and cash equivalents	8,337	3,546

Net debt	26,411	18,087

Total equity reported in the financial statements	37,726	36,487
Less - foreign currency translation reserve	-	(21)

Adjusted capital	37,726	36,508

Ratio of net debt to adjusted capital	0.7	0.5

NOTE 20:    SHARE-BASED PAYMENT TRANSACTIONS

a.	Expenses recognized in the financial statements:

The expense recognized in the financial statements for services received from employees and consultants is shown in the following table:

	Year ended December 31,
	2011	2010
	NIS in thousands

Total expense arising from share-based payment transactions	561	15

There have been no modifications or cancellations to any of the employee and consultants benefit plans during 2011 or 2010. The share-based payment transactions that the Company granted to its employees and consultants are described below.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20:    SHARE-BASED PAYMENT TRANSACTIONS (Cont.)

b.	Share-based payment plan to employees and consultants of the Company:

In May 2011, the Chairman of the Company's Board of Directors, Mr. Shlomo Shalev, was granted 1,000,000 non-marketable options, which are exercisable into 1,000,000 Common shares of NIS 0.1 par value each. The exercise price of the options is NIS 1.9338 for each option, which constitutes the fair value of the shares at the time of the signing of the agreement with him.

The options will vest in seven equal quarterly tranches as from March 14, 2011. The options that have vested will be exercisable in the course of the period of the grant agreement and until the earlier of 24 months from the date of the termination of Mr. Shalev's office as Chairman of the Board of Directors or 30 months from the vesting date of the last tranche of the options. The term in accordance with which the calculation has been made is until March 14, 2015.

The following are the data that have been used in the measurement of the fair value of the options at the time of the grant in accordance with the binomial model for costing options in respect of the plan:

Dividend yield on the share (%)	0%
Expected volatility of the share prices (%)	62.16 – 63.34
Risk-free interest rate (%)	Period 1 – 3.61
Period 2 – 4.41
Period 3 – 4.90
Period 4 – 5.31
Expected life of share options (years)	3.81
Share price on date of grant (NIS)	1.51

The fair value of the options was determined to be NIS 665 thousand at the time of the grant in accordance with the above data.

c.
The tax arrangement that applies to the grant of the options to employees and officers is in accordance with section 102(B) of the Income Tax Ordinance (New Version), 1961 and the provisions of the Ordinance and the Income Tax Rules (Tax Reliefs on Allocation of Shares to Employees), 2003 apply to them.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20:    SHARE-BASED PAYMENT TRANSACTIONS (Cont.)

d.	Movement during the year:

The following table lists the number of share options, the weighted average exercise prices of share options and modification in employee and consultant option plans during the current year:

	2011		2010
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		NIS		NIS

Share options outstanding at beginning of year	1,480,401	1.69	1,660,401	2.03
Share options granted during the year	1,000,000	1.93	-	-
Share options expired during the year	(62,000)	4.13	(180,000)	3.37

Share options outstanding at end of year	2,418,401	1.84	1,480,401	1.87

Share options exercisable at end of year	1,989,830	1.82	1,362,901	1.69

e.	The weighted average remaining contractual life for the share options outstanding as of December 31, 2011 was 2.48 years (2010 - 2.9 years).

f.	Measurement of the fair value of equity-settled share options:

The Company uses the binomial model when estimating the grant date fair value of equity-settled share options. The measurement was made at the grant date of equity-settled share options since the options were granted to employees. For options granted to consultants, the fair value is remeasured as the services are received.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21:    PROVISIONS

	Provision for warranty	Legal claim	Total
	NIS in thousands

Balance at January 1, 2010	119	50	169

Amounts provided (reversed) in the year	7	(10)	(3)

Balance at December 31, 2010	126	40	166

Amounts provided (reversed) in the year	434	(40)	394

Balance at December 31, 2011	560	-	560

	December 31,
	2011	2010
	NIS in thousands
Presented in the balance sheet in:

Current liabilities	560	166

Provision for warranty:

The provision was recognized for warranty expenses on products acquired during the last year, based on the Company's past experience of receipts and payments. It is expected that most of these costs will be incurred within a year from the reporting date.

Legal claim:

See Note 18f above.

NOTE 22:	ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS

		Year ended December 31,
		2011	2010
		NIS in thousands
a.	Revenues:

	From sales of hardware products	44,415	17,615
	From the provision of services	473	850

		44,888	18,465
b.	Cost of revenues:

	Cost of sales of hardware products	31,562	12,672
	Cost of services	355	430

		31,917	13,102

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22:	ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS (Cont.)

		Year ended December 31,
		2011	2010
		NIS in thousands

	Materials	24,068	7,588
	Subcontractors	2,813	-
	Salaries	4,879	3,685
	Export expenses	542	234
	Share-based payment	10	16
	Plant maintenance and manufacturing expenses	813	701
	Depreciation	945	939
	Vehicle maintenance	190	128
	Increase in provision for warranty	434	6
	Other	168	50

		34,861	13,347

	Increase in inventories of finished goods and inventories in transit	(2,944)	(245)

		31,917	13,102

c.	Selling and marketing expenses:

	Salaries	194	502
	Subcontractors	1,379	1,401
	Marketing and sales promotion	32	33
	Foreign travel	95	98
	Vehicle maintenance	-	14
	Other	23	108

		1,723	2,156

d.	General and administrative expenses:

	Salaries	3,387	2,888
	Professional services	1,156	640
	Vehicle maintenance	196	272
	Insurance	131	121
	Office supplies and maintenance	297	205
	Depreciation	105	132
	Advanced courses	16	12
	Share-based payment	551	(1)
	Other	141	87

		5,980	4,356

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22:	ADDITIONAL INFORMATION TO THE PROFIT OR LOSS ITEMS (Cont.)

		Year ended December 31,
		2011	2010
		NIS in thousands

e.	Research and development expenses:

	Salaries	4,006	3,743
	Vehicle maintenance	385	333
	Subcontractors	761	698
	Overheads	132	136
	Participation in R&D expenses	(150)	(347)
	Other	40	16

		5,174	4,579

f.	Finance income:

	Exchange rate gains	654	-
	Interest from deposits, income tax and other	172	163
	Gain from marketable securities, net	413	1,898

		1,239	2,061

g.	Finance expenses:

	Finance expenses in respect of convertible debentures	971	1,329
	Commissions	69	50
	Exchange rate losses	-	253
	Expenses in respect of financial derivatives	195	-

		1,235	1,632

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23:	NET EARNINGS (LOSS) PER SHARE

a.	Details pertaining to the number of shares and net income (loss) used in the computation of net earnings (loss) per share:

	Year ended December 31,
	2011		2010
	Weighted number of shares	Net income attributable to equity holders of the Company	Weighted number of shares	Net income (loss) attributable to equity holders of the Company
	In thousands	NIS in thousands	In thousands	NIS in thousands

Number of shares and income (loss) used to calculate basic net earnings (loss) per share from continuing operations	16,840	141	16,840	(5,323)

Used to calculate diluted net earnings (loss) per share from continuing operations	17,850	141	16,840	(5,323)

Used to determine basic net earnings per share from discontinued operation	16,840	516	16,840	947

Used to determine diluted net earnings per share from discontinued operation	17,850	516	17,850	947

b.
To compute diluted net earnings per share in 2011, potentially dilutive convertible securities and Common shares as detailed below have not been taken into account since their inclusion increases the basic net earnings per share (anti-dilutive effect):

1,069,699 options to employees under share-based payment plans under weighted calculation, 6,300,221 convertible debentures under weighted calculation.

NOTE 24:	DISPOSAL OF DISCONTINUED OPERATION

On July 15, 2011, the Company sold the software operation. The Company completed the sale transaction by July 28, 2011 for a consideration of $ 550 thousand in cash. The pre-tax capital gain on the disposal was NIS 1,683 thousand, without a tax charge as a result of the set-off of capital losses and accumulated business losses.

In the light of the sale of the software operation, the Company is only engaged in hardware operations and accordingly no operating segments are presented.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24:	DISPOSAL OF DISCONTINUED OPERATION (Cont.)

The following are details on the operating results that are attributed to the discontinued operation:

	Year ended December 31,
	2011	2010
	NIS in thousands

Revenues from sales	769	1,840
Cost of sales	730	839

Gross profit	39	1,001
Research and development, selling, general and administrative expenses	1,195	54

Operating income (loss)	(1,156)	947
Finance expenses, net	1	-
Taxes on income	10	-
Income from sale of discontinued operation, net	1,683	-

Income from discontinued operation, net	516	947

The following are details on net cash flows that are attributed to the discontinued operation and which were provided by (used in) the discontinued operation:

	Year ended December 31,
	2011	2010
	NIS in thousands

Operating activities	(1,158)	908

Investment activities	1,302	-

NOTE 25:	OPERATING SEGMENTS

a.	General:

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker ("CODM") to make decisions about resources to be allocated and assess its performance. After the sale of the software operation in July 2011, the Company is only engaged in the hardware segment and therefore no operating segments are presented.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25:	OPERATING SEGMENTS (Cont.)

b.	Additional information on revenues:

	Year ended December 31,
	2011	2010
	NIS in thousands

Revenues from major customers, each accounting for at least 10% of total revenues reported in the financial statements:

Customer A	17,690	20
Customer B	7,180	73
Customer C	5,376	3,374
Customer D	270	2,986
Customer E	6,234	2,698

c.	Geographical information:

Revenues reported in the financial statements have been produced in the Company's country of residence (Israel). Following is the classification of revenues based on the customers' location in the geographical markets:

	Year ended December 31,
	2011	2010
	NIS in thousands

U.S.	38,246	12,826
Europe	3,046	2,467
Israel	1,436	2,794
Canada	832	654
Other	2,097	1,564

	45,657	20,305
Classification of discontinued operation, net	(769)	(1,840)

	44,888	18,465

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25:	OPERATING SEGMENTS (Cont.)

The carrying amount of fixed assets (property, plant and equipment and intangible assets) based on the location of the assets in the relevant country of residence:

	December 31,
	2011	2010
	NIS in thousands

Israel	6,645	6,579

NOTE 26:	TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES

a.	Balances with interested and related parties:

Composition:

December 31, 2011:

	For terms	CEO and key management personnel	Directors, interested party and other related parties
	see Note	NIS in thousands

Employee benefit assets	16	626	-

Other accounts payable	12	844	26
Employee benefit liabilities	16	2,888	-

		3,732	26

December 31, 2010:

	For terms	CEO and key management personnel	Directors, interested party and other related parties
	see Note	NIS in thousands

Employee benefit assets	16	566	-

Other accounts payable	12	917	26
Employee benefit liabilities	16	2,451	-

		3,368	26

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26:	TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES (Cont.)

b.	Compensation of key management personnel (including directors) employed in the Company:

In addition to salaries, the Company's directors and senior executives are entitled to non-cash benefits such as a car, cellular phone etc. The executives are also entitled to the Company's share option plans (see Note 20 above). The benefits granted to key management personnel (including directors) employed in the Company are as follows:

	Year ended December 31,
	2011		2010
		Amount		Amount
	No. of people	NIS in thousands	No. of people	NIS in thousands

Short-term employee benefits	6	2,685	5	2,237
Long-term employee benefits	5	633	5	502
Share-based payment	2	550	1	4

		3,868		2,743

The benefits granted to key management personnel (including directors) not employed in the Company are as follows:

	Year ended December 31,
	2011		2010
		Amount		Amount
	No. of people	NIS in thousands	No. of people	NIS in thousands

Total benefits to director not employed by the Company	3	129	4	93

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26:	TRANSACTIONS AND BALANCES WITH INTERESTED AND RELATED PARTIES (Cont.)

c.	Transactions with interested and related parties:

Year ended December 31, 2011:

	For terms	CEO and key management personnel	Directors, interested party and other related parties
	see Note	NIS in thousands

General and administrative expenses	18	3,868	129

Year ended December 31, 2010:

	For terms	CEO and key management personnel	Directors, interested party and other related parties
	see Note	NIS in thousands

General and administrative expenses	18	2,765	93

d.	Income and expenses from interested and related parties:

Transactions with other related parties:

1.
In November 2008, the shareholders who are employed in the Company and the Company's CEO agreed that their salaries would be cut by 15% for a period of one year from December 2008. In November 2009, the said shareholders and the Company's CEO agreed to extend the period of the salary cut for an additional year. The shareholders who are employed in the Company and the CEO will be entitled to demand the cancellation of the reduction at any time and that the Company will cancel the salary cut immediately upon the receipt of the demand for the person who requested the cancellation of the reduction. In December 2010, the salary cut was halted and the controlling shareholders and the CEO went back to their salaries in accordance with their employment agreements.

2.	In May 2011, the shareholders who are employed in the Company agreed that their salaries would be cut by 15% from May 2011 until December 2011.

MICRONET LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27:	EVENTS AFTER THE REPORTING DATE

a.
On March 5, 2012, in accordance with a decision by the Company's Board of Directors of January 11, 2012, 55,000 non-marketable options that are exercisable into 55,000 Common shares of NIS 0.1 par value each were allocated to the Company's Chief Operating Officer. The exercise price of the options is NIS 2.5 per option, the vesting period is 4 years and the lifetime of the options is 5 years. The Company's share price at the time of the grant was NIS 1.836.

b.
On January 25, 2012, the Tel-Aviv Stock Exchange informed the Company that the latter was not in compliance with the rules of preservation as of December 31, 2011, since the value of the public's holdings in the Company's at that time was less than NIS 5 million. The Company was given an extension until June 30, 2012 to take steps in order for the Company to be in compliance with the rules of preservation. In the event that the Company does not comply with these rules, in July 2012, the board of directors of the Stock Exchange will discuss the transfer of the Company's shares to the preservation list.

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(US$ In Thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,400	$940
Marketable securities	3,039	-
Trade account receivables	8,876	7,947
Inventories	8,380	2,479
Derivative asset - call options	408	-
Other account receivable	1,517	705
Total current assets	30,620	12,071

Property, plant and equipment, net	2,199	482
Intangible assets, net	1,930	-
Long term deposit	42	22
Deferred income taxes	276	3
Total long term assets	4,447	507

Total assets	$35,067	$12,578

	September 30, 2012	December 31, 2011
	(Unaudited)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$2,180	$766
Current portion of long term notes and convertible debenture, net of discount	3,222	1,000
Trade account payables	3,262	1,312
Other account payables	3,607	1,033
Derivative liability- put option	169	-
Deferred tax liabilities	189	-
Total current liabilities	12,629	4,111

Long term loans from banks	1,611	2,505
Long term notes convertible debenture net of discount	2,796	1,282
Derivatives liabilities- warrants	2,299	799
Accrued severance pay, net	1,088	228
Deferred tax liabilities	171	-
Excess in losses of affiliated company	-	41
Total long term liabilities	7,965	4,855

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 100,000,000 shares authorized, 6,483,000 shares issued and outstanding	6	6
Additional paid in capital	-	-
Accumulated other comprehensive income (loss)	(132)	105
Retained earnings	7,589	3,501
Lapis stockholders equity	7,463	3,612

Noncontrolling interests	7,010	-
Total equity	14,473	3,612

Total liabilities and equity	$35,067	$12,578

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(US$ In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
Revenues	$8,212	6,947	3,780	2,973
Cost of revenues	6, 017	4,191	3,102	1,850

Gross profit	2,195	2,756	678	1,123

Operating expenses:
Research and development	286	184	177	63
Selling and marketing	329	304	154	86
General and administrative	1,209	931	428	365
Amortization of intangible assets	31	-	31	-
Total operating expenses	1,855	1,419	790	514

Income (loss) from operations	340	1,337	(112)	609
Interest expense, net	(1,240)	(398)	(840)	(233)
Other income	4	-	-	-
Gain on bargain purchase	4,623	-	4,623	-
Income before provision for income taxes	3,727	939	3,671	376
Provision (benefit) for income taxes	(34)	76	(46)	15
Equity in profit of affiliated company	41	-	58	-

Net income	3,802	863	3,775	361

Net loss attributable to non controlling interests	(285)	-	(285)	-

Net income attributable to Lapis	$4,087	$863	$4,060	$361

Earning per share attributable to Lapis

Basic	$0.63	$0.13	$0.63	$0.06

Diluted	$0.63	$0.13	$0.61	$0.06

Weighted average common shares outstanding:

Basic	6,483,000	6,483,000	6,483,000	6,483,000

Diluted	6,526,617	6,483,000	6,613,851	6,483,000

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(LOSS)
(US$ In Thousands, Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2012	2011	2012	2011
Net income	$3,802	$863	$3,775	$361

Other comprehensive income (loss), net of tax:
Currency translation adjustment	(38)	(194)	255	(372)
Total comprehensive income (loss)	3,764	669	4,030	(11)

Total comprehensive income attributable to the non-controlling interests	(86)	-	(86)	-

Total comprehensive income (loss) attributable to Lapis	$3,850	$669	$4,116	$(11)

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ In Thousands)
(Unaudited)

	Nine months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,802	$863

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	136	54
Decrease in accrued severance pay, net	(53)	(142)
Change in fair value of derivatives, net	626	(3)
Gain on bargain purchase	(4,623)	-
Equity in loss of affiliated company	(41)	-
Change in deferred taxes, net	(132)	(5)
Change in the value of long term bank loans	(894)	-
Change in the value of long term notes and convertible debenture, net	347	-
Changes in operating assets and liabilities, net of changes from acquisition of subsidiary:
Decrease (increase) in trade account receivables	2,461	(1,850)
Decrease in inventories	398	45
Decrease (increase) in other account receivables	34	(116)
Decrease in trade account payables	(620)	(653)
Increase in other account payables	129	-

Net cash provided by operating activities	1,570	(1,807)
Net cash provided by operating activities - discontinued operations	-	363

Net cash provided by (used in) operating activities	1,570	(1,444)

	Nine months ended September 30,
	2012	2011

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in long term deposit and restricted cash	$(181)	$-
Purchase of property and equipment	(422)	(176)
Purchase of marketable securities	(110)	-
Acquisition of newly-consolidated subsidiary, net of cash acquired (Appendix A)	1,580	-

Net cash provided by (used in) investing activities	867	(176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term bank credit	1,414	(67)
Issuance of note and warrants	3,000	-
Receipt (Payment) of loans from related parties	325	(1,127)
Acquisition of noncontrolling interests	-	(1,500)
Proceeds from long-term debt	-	5,929

Net cash provided by financing activities	4,739	3,235

NET CASH INCREASE FROM CONTINUED OPERATION	7,176	1,615

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	940	626

TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS	284	(190)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,400	$2,051

Supplemental disclosure of cash flow information:
Amount paid during the period for:
Interest	$181	$172

Taxes	$70	$31

Appendix A

Acquisition of  newly-consolidated subsidiary, net of cash acquired:

Working capital, other than cash	$(8,308)
Derivative asset-call options	(404)
Property and equipment	(1,400)
Intangible assets	(1,961)
Gain on bargain purchase	4,623
Derivative liability-put option	163
Non-current liabilities	1,771
Non controlling interest	7,096
Net cash provided by acquisition	$1,580

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(US$ In Thousands)
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

A.  Overview

Lapis Technologies, Inc. (“we”, “Lapis” or the “Company”), a US based Delaware corporation formed in Delaware on January 31, 2002 under the name Enertec Electronics, Inc., via its two operational Israeli based subsidiaries, wholly-owned Enertec Systems 2001 Ltd (“Enertec Systems”) and 50.1% owned Micronet Ltd (“Micronet”), develops, manufactures, integrates and globally markets rugged and military computers, tablets and computer based systems and instruments for the commercial, defense and aerospace markets. Our products, solutions and services are designed to perform in severe environments and battle field conditions.

Our commercial rugged, automotive-grade, mobile computing systems, manufactured and sold via Micronet, are designed to perform in challenging work environments for fleet and workforce management solutions and are sold and used globally. We operate in the growing Mobile Resource Management (“MRM”) market in which our computing products are sold globally and are designed to facilitate workflow and Fleet automation and communication thus increasing workforce productivity and enhancing corporate efficiency. We also, via Enertec Systems, develop, manufacture and supply various military and airborne computer based systems, simulators, automatic test equipment and electronic instruments. Our military developed solutions and systems are integrated in critical systems such as command and control systems, missile fire control systems, support military aircraft systems and other systems and equipment. These products are used by the Israeli Air Force and Navy and by foreign defense entities.

B.  Micronet Acquisition

On September 7, 2012 (the “Closing Date”), we acquired (the “Acquisition”) through our wholly-owned subsidiary Enertec Electronics Ltd., an Israeli corporation (“Enertec”), 47.5% of the issued and outstanding shares of Micronet (which ownership percentage may be increased up to 66% upon execution of certain put and call options granted by the selling stockholders under the stock purchase agreement for the Acquisition, or the “Agreement”). As a result of the consummation of the Micronet acquisition, we have become the largest shareholder of Micronet and the legal controlling entity because we have the ability to nominate the majority of the members of the Micronet board of directors, which gives us control of Micronet’s operations.

Micronet is a developer, manufacturer and seller of ruggedized and non-ruggedized mobile computers and tablets designed for integration into fleet management solutions and mobile workforce management systems, enabling businesses to reduce operating and capital costs and increase efficiency. Micronet solutions enable positioning, efficient scheduling and dispatch, facilitate mobile workforce productivity, enable corporate efficiency, and enhance customer service. Micronet’s products are a family of ruggedized mobile computing tablets and systems, designed and manufactured to fit the special requirements of the MRM market, enabling customers to operate in challenging work environments such as extreme temperatures, repeated vibrations or dirty and wet or dusty conditions. Micronet’s products, in conjunction with available mobile applications solutions, provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage as well as other insights into their mobile workface, reducing operating and capital costs while increasing revenue.  Micronet’s products are used in a wide range of MRM industry sectors, including: haulage and distribution, public transport, construction, service industries and public safety services. Micronet’s products are fully programmable and provide customers with the operational flexibility to customize such products for their ongoing needs via a comprehensive development tool kit package that enables them to develop independently and support their own industry-specific applications and solutions.

The Acquisition serves our strategy to grow our business both internally and via acquisitions. We believe that Micronet and its research and development, proprietary know how and manufacturing capabilities will assist us to enlarge our abilities to provide turnkey solutions of computer based complex systems and solutions for commercial defense and aerospace applications as well. We believe that by utilizing Micronet as our commercial arm we will be able to access new market segments and new customers and thereby increase our overall customer base.

Under the terms of the Agreement we acquired 8,256,000 ordinary shares of Micronet for 17.3 million NIS (approximately $4,300), divided pro rata among three Israeli individuals who collectively were the former controlling shareholders (“Sellers”). The Acquisition was financed in part with working capital and in part through a loan from UTA Capital  LLC, a Delaware limited liability company (“UTA”) (see reference to note 8). The Agreement also includes two call options granted to Lapis and a put option granted to Sellers. Pursuant to the first call option, we are entitled to purchase from the Sellers, during the period beginning on the closing of the transaction and for 11 months thereafter, up to additional 996,000 ordinary shares of Micronet (5.73% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS (approximately $0.525 per share currently) per share as adjusted based on the Israeli customers index.  Under the second call option, we are entitled to purchase from the Sellers up to additional 1,200,000 ordinary shares of Micronet (6.78% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS per share as adjusted based on the Israeli customers index (currently reflecting $0.525 per share) plus 25% of Micronet’s 2012 gross profit per share based on Micronet’s issued and outstanding shares as of December 31, 2012, up to maximum of 18,850,000 shares, but in any event such price per share shall not exceed 3 NIS (approximately $0.75 per share currently).  Pursuant to the put option granted to Sellers, Sellers can cause the sale of up to an additional 1,000,002 ordinary shares constituting 5.73% of Micronet’s issued and outstanding shares for a price of 2.2 NIS per share (approximately $0.55 per share currently) as adjusted based on the Israeli customers index. The put option is in effect for the period that begins on the one-year anniversary of the Closing Date and ends on the 22-month anniversary of the Closing Date. Micronet’s results of operations and balance sheet were included in our consolidated reports commencing on the Closing Date. Acquisition costs in the amount of $32 were accrued as of September 30, 2012.

The purchase consideration was allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The fair value assigned to identifiable intangible assets acquired has been determined by using valuation methods that discount expected future cash flows to present value using estimates and assumptions determined by management. These estimates are subject to revision, which may result in significant adjustments to the values presented below when the appraisals are finalized. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of intangible assets acquired and liabilities assumed, and resulting gain on bargain purchase.  The Company determined that the fair value of the net assets acquired exceeded the purchase price by approximately $4,623, which was recorded as a bargain purchase gain, and is shown separately as non operating income. The gain is not taxable income for tax purposes. Management’s determination that a gain should be recorded was based largely on the following:

•
Micronet is a publicly-traded company on the Tel Aviv Stock Exchange (“TASE”). The purchase price takes into consideration the average price per Micronet share for the 12 month period prior to the Closing Date. The average price per Micronet share for the 12 month period prior to the Closing Date was approximately 2.2 NIS, whereas the purchase price was 2.1 NIS.

•
In addition to the cash consideration paid in the transaction as aforementioned, additional consideration for the Sellers is attributable to their expectation that the new controlling shareholders of Micronet together with the management team, will be able to use their experience, abilities and expertise to increase Micronet’s value and thereby increase the value of the remaining shares held by the Sellers. Accordingly, the transaction was structured so that the Sellers continue to be stockholders of Micronet. The Sellers hold approximately 30% of the company’s outstanding share capital following the Acquisition.

•
In addition, we believe that the transaction may create an opportunity to merge other related valuable businesses and activities owned by Lapis into Micronet, which would turn Micronet into a larger group with diverse businesses, while at the same time lowering Micronet’s risk of operating a single line of business.

•	The track record of Lapis management team and their proven experience in growing companies has been a major role in the pricing of the transaction.

•
Approximately 50% of the gain is created following the technical measurement of non-controlling interest at fair value which is much lower than the non-controlling interests’ proportionate share of identifiable net assets.

Purchased identifiable intangible assets are amortized on a straight-line basis over their respective useful lives. The table set forth below summarizes the estimates of the fair value of assets acquired and liabilities assumed and resulting gain on bargain purchase.

U.S. $ in Thousands
Current assets	$19,492
Derivative asset- call options	404
Property, plant and equipment, net	1,400
Other non- current assets	268
Identifiable intangible assets:
Customer relations	917
Backlog	712
Core technology	330

Total assets acquired	23,523

Current liabilities	4,689
Derivative liability- put option	163
Convertible notes	1,265
Long-term liabilities, including deferred taxes liability	1,383

Total liabilities assumed	7,500

Non controlling interest	6,461

Employees stock options	635
Gain on bargain purchase	4,623
Net assets acquired	$4,304

The consideration of the Acquisition was attributed to net assets acquired and liabilities assumed based on their fair value. Upon a purchase price allocation, an amount of $330 was allocated to core technology and to be amortized over a 5 year period, an amount of $917 was allocated to estimated fair value of the customer relationship intangible assets to be amortized over a 3 year period, and an amount of $712 was allocated to backlog which is being amortized over its estimated useful life - up to 0.5 years. In addition, the value of employee stock options was recorded at fair value upon acquisition and amounted to $635. As these employee stock options are fully vested, they were classified upon acquisition as part of the noncontrolling interest. The call and put options granted in the Acquisition were measured at fair value as part of the Acquisition and amounted to $404 and $163 respectively. They will be marked to market each reporting period. An amount of $1,171 was allocated to the fair value of inventory that will be realized within 4 months of the Acquisition. The non-controlling interests were calculated based on the market price of Micronet’s shares at the Closing Date. The contribution of Micronet results to our consolidated revenue and net income was $1,400 and loss of $258, respectively, for the nine months and three months ended September 30, 2012.

The unaudited pro forma financial information in the table below summarizes the combined results of our operations and those of Micronet for the periods shown as though the Acquisition occurred as of the beginning of fiscal year 2011. The pro forma financial information for the periods presented includes the business combination accounting effects of the Acquisition, including amortization charges from acquired intangible assets. The pro forma financial information presented below is for informational purposes only, is subject to a number of estimates, assumptions and other uncertainties, and is not indicative of the results of operations that would have been achieved if the Acquisition had taken place at January 1, 2011. The unaudited pro forma financial information is as follows (in thousands, except per share amounts):

	Nine Months Ended September 30,
	2012	2011
Total revenues	$27,917	$14,024
Net income (loss) *	$2,771	$(1,812)
Basic earnings (losses) per share	$0.43	$(0.37)
Diluted earnings (losses) per share	$0.43	$(0.37)

*	Excluding one time gain on bargain purchase amounting to $4,623.

C.  Exercise of Call Option

On November 14, 2012, the Company, via Enertec, exercised its right pursuant to the call option granted under the Agreement and acquired an additional 2.6% of the issued and outstanding shares of Micronet for a consideration of $243, increasing our ownership to 50.1% of the issued and outstanding shares of Micronet.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

Basis of Presentation.

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2012 and the results of operations and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the operating results for the full fiscal year or any future period. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company’s accounting policies are described in the Notes to Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2011, and updated, as necessary, in this Quarterly Report on Form 10-Q (the “Report”).

Use of Estimates.

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications:

Certain comparative figures have been reclassified to conform to the current year presentation.

Principles of consolidation:

The consolidated financial statements comprise the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control, legal and contractual rights, are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control is achieved until the date that control ceases. Intercompany transactions and balances are eliminated upon consolidation.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company enters into long-term fixed-price contracts with customers to manufacture test systems, simulators, and airborne applications. Revenue on these long-term fixed-price contracts is recognized under the percentage-of-completion method. In using the percentage of completion method, revenues are recorded based on the percentage of cost incurred to date on a contract relative to the estimated total expected contract cost. Management uses historical experience, project plans and an assessment of the risks and uncertainties inherent in the arrangement to establish the total estimated costs. The percentage of completion is established by the costs incurred to date as a percentage of the estimated total costs of each contract (cost-to-cost method). Contract costs include all direct material and labor costs and those indirect costs related to contract performance. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is probable, and project costs are incurred. The Company recognizes contract losses, if any, in the period in which they first became evident.

Revenues from the sales of MRM (mobile resource management) products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee payable by the customer is fixed and determinable, and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery has occurred and acceptance is satisfied once the product leaves the Company premises.

Income Taxes

Deferred taxes are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, when it is more likely than not that deferred tax assets will not be realized in the foreseeable future. Deferred tax liabilities and assets are classified as current or non-current based on the expected reversal dates.

The Company adopted ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on de-recognition, classification and disclosure of these uncertain tax positions. The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Recent Accounting Pronouncements

New Accounting Standards Adopted in 2012

Effective January 1, 2012, the Company retrospectively adopted ASU 2011-05, Presentation of Comprehensive Income, as amended by ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update requires entities to present comprehensive income either in a single continuous financial statement or in two separate but consecutive statements. Entities no longer have the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity. The Company’s adoption of this update did not have a material impact on our financial statements and resulted in the accompanying Condensed Statements of Comprehensive Income.

New Accounting Standards Yet to be Adopted

There are no new standards required to be adopted in future periods that will have a material impact on our financial statements.

NOTE 4 – FAIR VALUE MEASUREMENTS

The accounting guidance establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

Level 2 – Observable inputs such as quoted prices for similar instruments and quoted prices in markets that are not active, and inputs that are directly observable or can be corroborated by observable market data. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, such as treasury securities with pricing interpolated from recent trades of similar securities, or priced with models using highly observable inputs, such as commodity options priced using observable forward prices and volatilities.

Level 3 – Significant inputs to pricing that have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial instruments.

Financial assets and liabilities measured at fair value as of September 30, 2012 and December 31, 2011, are summarized below:

	Fair value measurements using input type
	September 30, 2012
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$8,400	$-	$-	$8,400
Marketable securities	3,039	-	-	3,039
Derivative asset- call option	-	408	-	408
Derivative liability- put option	-	(169)	-	(169)
Derivatives liabilities - warrants	-	(2,299)	-	(2,299)

	$11,439	$(2,060)	$-	$9,379

	Fair value measurements using input type
	December 31, 2011
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$940	$-	$-	$940
Derivatives liabilities - warrants	-	(799)	-	(799)

	$940	$(799)	$-	$141

NOTE 5 – INVENTORIES

Inventories are stated at the lower of cost or market, computed using the first-in, first-out method. Inventories consist of the following:

	September 30, 2012	December 31, 2011

Raw materials	$4,355	$732
Work in process	3,958	1,747
Finished products	67	-

	$8,380	$2,479

NOTE 6 - CONCENTRATIONS

A significant portion of our annual revenues during the past two years were from few leading customers that are large-scale strategic Israeli defense groups (Raphael, Israeli Aerospace Industry). Following the Acquisition, PeopleNet Communications Corporation, which operates in the U.S. market, has been added as a major significant customer.

As of September 30, 2012, we had three customers that combined accounted for approximately 85.41% of our accounts receivable.  As of December 31, 2011, we had two customers which accounted for 90% of our accounts receivable. For the three and  nine months ended September 30, 2012, approximately 83.21% and 85.41% of our sales were to three customers, compared to 93% and 91% for the three and nine months ended September 30, 2011, respectively, made to two major customers.

NOTE 7 - SEGMENTS

Operating segments are based upon our internal organization structure, the manner in which our operations are managed and the availability of separate financial information. Following the Acquisition, we have two operating segments: a defense and aerospace segment operated by Enertec Systems and a mobile resource management segment operated by Micronet. Prior to the third quarter of fiscal 2012, we had only one segment operated by Enertec Systems.

The following table summarizes the financial performance of our operating segments:

	Three Months Ended September 30, 2012
	Defense and aerospace	Mobile resource management		Consolidated
	(In thousands)
Net revenues from external customers	$2,380	$1,400		$3,780
Segment operating income (loss)	604	(545	)(1)	59
Unallocated expenses				172

Consolidated loss from operations				$(113)

(1)	Includes $703 of amortization of inventory fair value and $31 of intangible assets amortization derived from the Acquisition.

NOTE 8 – UTA CAPITAL LLC TRANSACTION

On July 12, 2011, we entered into a Note and Warrant Purchase Agreement (as amended, the “Purchase Agreement”) with UTA, (as amended by that certain letter agreement dated as of August 16, 2011, and as further amended by that certain Second Amendment to Note and Warrant Purchase Agreement dated as of August 31, 2011 and that certain Third Amendment to Note and Warrant Purchase Agreement dated as of November 24, 2011 with UTA (the “Original Agreement”) pursuant to which UTA agreed to provide financing to Lapis on a secured basis.

As agreed between the parties pursuant to certain amendments to the Purchase Agreement executed by the parties, the initial closing (the “Initial Closing”) of the transactions contemplated by the Purchase Agreement took place on September 1, 2011.  In connection therewith, the Company issued to UTA a secured promissory note in the principal amount of $3,000 that matures on March 1, 2014 (the “First Note”). The First Note bears interest at a rate of 8% per annum and principal was due to be repaid in three equal principal payments of $1,000 on each of September 1, 2012, September 1, 2013 and March 1, 2014. Net proceeds from the sale of the First Note are to be used as working capital for the Company and its subsidiaries.  In addition, the Company issued to UTA a warrant (the “First Warrant” or “First Warrants”) to purchase up to 952,227 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), representing 12% of the Company’s outstanding shares of Common Stock, on a fully diluted basis at an exercise price of $0.05 per share.  The First Warrant first becomes exercisable on March 1, 2012 and will terminate, to the extent not exercised, on March 1, 2017. The Company has agreed to customary covenants.

At issuance date of the First Warrant we recorded the fair value of the 952,227 Warrants issued with the $3,000 Note as a derivative liability in the amount of $828 with a corresponding to debt discount as we determined that warrants are not indexed to the Company’s own stock pursuant to FASB ASC Topic 815 “Derivatives and Hedging” (ASC 815-40-25). On November 8, 2012, the Company and UTA amended the terms of the Warrants.  See Note 9 -- Subsequent Events.  Debt discount is amortized over the term of the loan to the stated maturity date and is presented as a component of interest expense in the accompanying statements of operations. Reevaluation of the warrant derivative for the nine months ended September 2012 is $(624), and is included as a component of interest expense. The fair value of the warrant derivatives as of September 30, 2012 was $1,424.

Pursuant to the Purchase Agreement, UTA also agreed to purchase a 27-month, secured promissory note in the principal amount of $3,000 (the “Second Note”) at a second closing (the “Second Closing”), if such closing occurred not later than nine months after the Initial Closing, subject to the closing conditions set forth in the Purchase Agreement; provided, however, that the principal amount of the Second Note would be reduced by the aggregate unpaid principal amount outstanding under the Intermediate Note (as defined below) as of the date of the Second Closing. The First Note and the Second Note would be secured by the pledge of certain of the assets of the Company and its subsidiaries and will be identical other than their duration.

The Company also agreed to issue to UTA at the Second Closing a second warrant (the “Second Warrant” and, together with the First Warrant, the “Warrants”) to purchase that number of shares of Common Stock in order that the Warrants, and any shares of Common Stock issued upon exercise of the First Warrant, represent 12% of the outstanding shares of Common Stock on a fully diluted basis as of the Second Closing.  The Company granted UTA certain demand and “piggy back” registration rights in respect of the shares underlying the Warrants, as set forth in the Purchase Agreement.

Amended and Restated Note and Warrant Purchase Agreement

In connection with the acquisition of Micronet, or the “Acquisition”, we have entered into an Amended and Restated Note and Warrant Purchase Agreement, dated as of August 31, 2012, with UTA.  The Amended and Restated Note and Warrant Purchase Agreement amended the Original Agreement.  Pursuant to the Amended and Restated Note and Warrant Purchase Agreement, Lapis and UTA agreed to revise the Original Agreement to provide, among other things, (i) for the consummation of the Second Closing, as described below, to assist Lapis in financing the Acquisition although the time period in which the Second Closing could occur had expired under the terms of the Original Agreement, (ii) that Enertec pledge to UTA the shares acquired in the Acquisition, (iii) that D.L. Capital Ltd., the Company’s controlling stockholder, enter into a pledge agreement with UTA to pledge 1,000,000 shares of common stock of the Company owned by D.L. Capital Ltd., (iv) that the Secured Promissory Note made by Lapis payable to UTA, dated September 1, 2011 in the principal amount of $3,000 be amended to provide that the principal payments be paid in three equal principal payments of $1,000  each, the first on December 31, 2012, and the second on September 1, 2013, with the remaining principal balance due at the Maturity Date of March 1, 2014, and (v) that the Company satisfy within four months of September 7, 2012 the corporate governance requirements under Nasdaq Marketplace Rule 5605 (relating to Board and Board committee composition, process and decision-making), Rule 5610 (relating to codes of conduct) and Rule 5630 (relating to the review and approval of related-party transactions) as if the Company’s common stock were listed on the Nasdaq stock exchange.

Second Closing

On September 7, 2012, Lapis issued to UTA pursuant to the Amended and Restated Note and Warrant Purchase Agreement (i) the Second Secured Promissory Note in the principal amount of $3,000, with an initial interest rate equal to 8% per annum, $1,500 of such amount payable on May 15, 2013, and the remaining balance due at the Maturity Date of April 1, 2014, and (ii) the Second Warrant entitling UTA to purchase from Lapis up to a total of 600,000 shares of the Company’s common stock at an exercise price initially equal to $0.65 per share, such warrant exercisable beginning six months after September 7, 2012, until 66 months after September 7, 2012. At issuance date, we recorded the fair value of the 600,000 Warrants issued with the $3,000 Note as a derivative liability in the amount of $872 with a corresponding increase in debt discount as we determined that warrants (ratchet down of exercise price based upon lower exercise price in future offerings) are not indexed to the Company’s own stock pursuant to FASB ASC Topic 815 “Derivatives and Hedging” (ASC 815-40-25). On November 8, 2012, the Company and UTA amended the terms of the Warrants.  See Note 9 -- Subsequent Events.  Debt discount is amortized over the term of the loan to the stated maturity date and is presented as a component of interest expense in the accompanying statements of operations. Reevaluation of the warrant derivative for the nine months ended September 30, 2012 is $1, and is included as a component of interest expense.  The fair value of the warrant derivatives as of September 30, 2012 was $871.

NOTE 9 – SUBSEQUENT EVENTS

A.           On November 8, 2012, the Company and UTA amended the terms of the Warrants to provide that, subject to certain terms and conditions, (i) the Company will not issue Additional Shares of Common Stock (or Common Stock Equivalents), as such terms are defined in the Warrants, at a price per share of less than $0.50 without UTA’s prior written consent for so long as any Warrant remains unexercised, (ii) UTA waives its right to certain anti-dilution protections of each Warrant as a result of the Company’s issuance of additional shares or common stock equivalents for consideration per share less than the applicable exercise price at the issuance date, and (iii) the Company waives certain upward exercise price adjustments with respect to one-third of the First Warrant and agrees that the exercise price with respect to the entire First Warrant shall remain the same exercise price at the issuance date, subject to certain adjustments, regardless of the Company’s 2012 after-tax consolidated net income.

B.           On November 14, 2012, the Company, via Enertec, exercised its right pursuant to the call option granted under the Agreement and acquired an additional 2.6% of the issued and outstanding shares of Micronet, increasing our ownership to 50.1% of the issued and outstanding shares of Micronet.  Enertec continues to maintain its right to purchase additional shares of Micronet under the call option as set forth in the Agreement.  See also Note 1(c) relating to the exercise of the call option.

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR MICRONET LTD

MICRONET LTD.
BALANCE SHEETS

	June 30,		December 31,
	2012	2011	2011
	Unaudited		*
	NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	18,779	5,787	8,337
Short-term investments	11,602	23,212	18,113
Trade receivables, net	14,271	4,519	9,431
Other accounts receivable	1,742	753	2,745
Inventories	22,899	10,583	21,353

	69,293	44,854	59,979
DISCONTINUED OPERATION	-	1,521	-

	69,293	46,375	59,979

NON-CURRENT ASSETS:
Receivables and prepaid expenses	68	80	89
Employee benefit assets	5,274	5,733	5,761
Property, plant and equipment, net	6,409	6,059	6,525
Intangible assets	159	168	120
Deferred taxes	972	-	-

	12,882	12,040	12,495

	82,175	58,415	72,474

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated balance sheets as of December 31, 2011.

MICRONET LTD.
STATEMENTS OF FINANCIAL POSITION

	June 30,		December 31,
	2012	2011	2011
	Unaudited		*
	NIS in thousands
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of convertible debentures	2,711	2,794	2,513
Trade payables	10,267	6,086	15,991
Other accounts payable	10,392	4,254	5,574

	23,370	13,134	24,078
DISCONTINUED OPERATION	-	676	-

	23,370	13,810	24,078
NON-CURRENT LIABILITIES:
Convertible debentures	2,272	4,313	2,106
Deferred revenues	282	-	64
Conversion option of convertible debentures	32	27	7
Employee benefit liabilities	7,872	8,323	8,493

	10,458	12,663	10,670

EQUITY:
Share capital	1,985	1,931	1,931
Share premium	17,549	14,873	14,873
Capital reserve for share-based payment transactions	3,280	4,913	5,197
Retained earnings	25,533	10,257	15,725
Capital reserve for discontinued operation	-	(32)	-

Total equity	48,347	31,942	37,726

	82,175	58,415	72,474

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated balance sheets as of December 31, 2011.

MICRONET LTD.
STATEMENTS OF COMPREHENSIVE INCOME

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2012	2011	2012	2011	2011
	Unaudited				*
	NIS in thousands (except per share data)

Revenues	54,775	13,330	28,750	8,558	44,888
Cost of revenues	34,000	10,650	17,627	6,669	31,917

Gross profit	20,775	2,680	11,123	1,889	12,971

Selling and marketing expenses	1,157	643	533	325	1,723
General and administrative expenses	3,708	2,611	1,974	1,228	5,980
Research and development expenses	3,022	2,697	1,413	1,334	5,174
Gain from disposal of property, and equipment, net	(6)	(1)	-	-	(43)

Total operating expenses	7,881	5,950	3,920	2,887	12,834

Operating income (loss)	12,894	(3,270)	7,203	(998)	137

Finance income	925	218	986	149	1,239
Finance expenses	(499)	(710)	(432)	(300)	(1,235)

Income (loss) before taxes on income	13,320	(3,762)	7,757	(1,149)	141
Taxes on income	212	-	1,099	-	-

Income (loss) from continuing operations	13,108	(3,762)	6,658	(1,149)	141
Income (loss) from discontinued operation, net	-	(1,049)	-	(264)	516

Net income (loss)	13,108	(4,811)	6,658	(1,413)	657

Other comprehensive income (loss) (net of tax effect):
Foreign currency translation adjustments of discontinued foreign operation	-	(11)	-	(4)	(11)
Transfer to profit or loss duo to sale of foreign operation	-	-	-	-	32

	-	(11)	-	(4)	21

Total comprehensive income (loss)	13,108	(4,822)	6,658	(1,417)	678

Net earnings (loss) per share (in NIS):

Basic net earnings (loss) from continuing operations	0.7890	(0.2230)	0.4058	(00.068)	0.0084

Diluted net earnings from continuing operations	0.7451	(0.2230)	0.3795	(0.0680)	0.0079

Basic net earnings (loss) from discontinued operation	-	(0.0620)	-	(0.0160)	0.0300

Diluted net earnings from discontinued operation	-	(0.0620)	-	(0.0160)	0.0290

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of comprehensive income for the year ended December 31, 2011.

MICRONET LTD.
STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Total equity
	Unaudited
	NIS in thousands

Balance at January 1, 2012 *	1,931	14,873	5,197	15,725	37,726

Net income	-	-	-	13,108	13,108

Total comprehensive income	-	-	-	13,108	13,108
Dividend declared	-	-	-	(3,300)	(3,300)
Exercise of warrants	54	2,159	(1,523)	-	690
Expiration of warrants	-	517	(517)	-	-
Cost of share-based payment	-	-	123	-	123

Balance at June 30, 2012	1,985	17,549	3,280	25,533	48,347

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Capital reserve for discontinued operation	Total equity
	Unaudited
	NIS in thousands

Balance at January 1, 2011 *	1,931	14,873	4,636	15,068	(21)	-	36,487

Net loss	-	-	-	(4,811)	-	-	(4,811)
Other comprehensive loss, net of tax	-	-	-	-	(11)	-	(11)

Total comprehensive loss	-	-	-	(4,811)	(11)	-	(4,822)
Discontinued operation	-	-	-	-	32	(32)	-
Cost of share-based payment	-	-	277	-	-	-	277

Balance at June 30, 2011	1,931	14,873	4,913	10,257	-	(32)	31,942

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of changes in equity for the year ended December 31, 2011.

MICRONET LTD.
STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Total equity
	Unaudited
	NIS in thousands

Balance at April 1, 2012	1,931	14,873	5,263	22,175	44,242

Net income	-	-	-	6,658	6,658

Total comprehensive income	-	-	-	6,658	6,658
Dividend declared	-	-	-	(3,300)	(3,300)
Exercise of warrants	54	2,159	(1,523)	-	690
Expiration of warrants	-	517	(517)	-	-
Cost of share-based payment	-	-	57	-	57

Balance at June 30, 2012	1,985	17,549	3,280	25,533	48,347

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Capital reserve for discontinued operation	Total equity
	Unaudited
	NIS in thousands

Balance at April 1, 2011	1,931	14,873	4,643	11,670	(28)	-	33,089

Net loss	-	-	-	(1,413)	-	-	(1,413)
Other comprehensive loss, net of tax	-	-	-	-	(4)	-	(4)

Total comprehensive loss	-	-	-	(1,413)	(4)	-	(1,417)
Discontinued operation	-	-	-	-	32	(32)	-
Cost of share-based payment	-	-	270	-	-	-	270

Balance at June 30, 2011	1,931	14,873	4,913	10,257	-	(32)	31,942

The accompanying notes are an integral part of the interim financial statements.

MICRONET LTD.
STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Capital reserve for share-based payment transactions	Retained earnings	Foreign currency translation adjustments of discontinued foreign operation	Total equity
	*
	NIS in thousands

Balance at January 1, 2011	1,931	14,873	4,636	15,068	(21)	36,487

Net income	-	-	-	657	-	657
Foreign currency translation adjustments of discontinued foreign operation	-	-	-	-	(11)	(11)
Transfer to profit or loss due to sale of foreign operation	-	-	-	-	32	32

Total comprehensive income	-	-	-	657	21	678
Cost of share-based payment	-	-	561	-	-	561

Balance at December 31, 2011	1,931	14,873	5,197	15,725	-	37,726
The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of changes in equity for the year ended December 31, 2011.

MICRONET LTD.
STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2012	2011	2012	2011	2011
	Unaudited				*
	NIS in thousands

Cash flows from operating activities:

Net income (loss)	13,108	(4,811)	6,658	(1,413)	657

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization	710	821	92	480	1,413
Finance expenses (income), net	(426)	492	(554)	151	(4)
Share-based payment	123	277	58	270	561
Change in liabilities in respect of investment grants	-	-	-	-	(150)
Gain from disposal of property, plant and equipment	(6)	(1)	-	-	(43)
Gain from disposal of discontinued operation	-	-	-	-	(1,683)
Taxes on income	212	(123)	1,099	(123)	10
Change in employee benefit liabilities, net	(134)	161	27	42	303

	479	1,627	722	820	407
Changes in asset and liability items:

Increase in trade receivables	(4,445)	(2,978)	(1,641)	(1,213)	(6,649)
Decrease (increase) in other accounts receivable	998	(527)	794	(294)	(2,241)
Decrease (increase) in inventories	(1,674)	(3,333)	4,924	(2,100)	(14,169)
Increase (decrease) in trade payable	(5,727)	3,549	(7,305)	2,901	13,399
Increase in other accounts payable	657	835	691	395	1,806

	(10,191)	(2,454)	(2,537)	(311)	(7,854)
Cash paid and received during the period for:

Interest paid	-	-	-	-	(416)
Interest received	534	926	204	348	1,113
Taxes paid	-	(22)	-	(20)	(27)
Taxes received	-	565	-	-	566
Dividend received	-	15	-	11	20

	534	1,484	204	339	1,256

Net cash provided by (used in) operating activities	3,930	(4,154)	5,047	(565)	(5,534)

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

MICRONET LTD.
STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2012	2011	2012	2011	2011
	Unaudited				*
	NIS in thousands
Cash flows from investing activities:

Purchase of property, and equipment	(428)	(216)	(99)	(63)	(1,159)
Purchase of intangible assets	(84)	(153)	(55)	(5)	(152)
Proceeds from sale of property, plant and equipment	13	1	-	-	43
Proceeds from sales of securities measured at fair value through profit or loss, net	6,388	7,735	(392)	2,767	13,055
Increase in long-term receivables and prepaid expenses	21	(39)	255	55	(48)
Collection of loans to employees, net	5	22	16	70	29
Proceeds from disposal of discontinued operation (a)	-	-	-	-	1,494

Net cash provided by investing activities	5,915	7,350	(275)	2,824	13,262

Cash flows from financing activities:

Proceeds from exercise of warrants	690	-	690	-	-
Repayment of convertible debentures	-	-	-	-	(2,550)
Receipt of investment grant	-	897	-	897	967
Repayment of investment grant	-	(1,136)	-	(1,136)	(1,336)

Net cash used in financing activities	690	(439)	690	(439)	(2,919)

Exchange rate differences on cash and cash equivalent balances	(93)	(131)	50	(134)	(18)

Increase in cash and cash equivalents	10,442	2,626	5,512	1,686	4,791
Cash and cash equivalents at the beginning of the period	8,337	3,546	13,267	4,486	3,546

Cash and cash equivalents at the end of the period *)	18,779	6,172	18,779	6,172	8,337
* Composition of cash and cash equivalents at the end of the period:

Cash and cash equivalents from continuing operations	18,779	5,787	18,779	5,787	8,337
Cash and cash equivalents from discontinued operation	-	385	-	385	-

	18,779	6,172	18,779	6,172	8,337

Non-cash financing activity:

Dividend declared but not yet paid	(3,300)	-	(3,300)	-	-

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

MICRONET LTD.
STATEMENTS OF CASH FLOWS

		Six months ended June 30,		Three months ended June 30,		Year ended December 31,
		2012	2011	2012	2011	2011
		Unaudited				*
		NIS in thousands

(a)	Proceeds from disposal of discontinued operation:

	The subsidiary's assets and liabilities at date of sale:

	Working capital (excluding cash and cash equivalents)	-	-	-	-	(385)
	Property, plant and equipment	-	-	-	-	43
	Other assets	-	-	-	-	121
	Exercise of capital reserve	-	-	-	-	32
	Gain on sale of discontinued operation	-	-	-	-	1,683

		-	-	-	-	1,494

Data of net cash flows provided by (used in) discontinued operation:

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2012	2011	2012	2011	2011
	Unaudited				*
	NIS in thousands

Operating activities	-	(1,035)	-	71	(1,158)

Investing activities	-	(191)	-	(4)	(1,302)

Financing activities	-	-	-	-	-

The accompanying notes are an integral part of the interim financial statements.

* Derived from the audited consolidated statements of cash flows for the year ended December 31, 2011.

MICRONET LTD.

NOTE 1:-       GENERAL

a.
Micronet Ltd. ("the Company") was founded and incorporated in Israel on May 6, 1982. The Company is engaged in the development, manufacture and marketing of mobile computer platforms and terminals for managing vehicles fleets and employees in the MRM (Mobile Resource Management) field. The Company offers solutions and services to its customers for maximizing the efficiency of vehicle fleets and field workers that are needed to provide service while in motion, in a wide range of industries, such as repair and maintenance services, for the private and public sectors, varieties of public transport vehicles, municipal services and the security and emergency services.

b.
On November 21, 2006, the Company issued to the public 3,200,000 Common shares of NIS 0.1 par value each and NIS 17,000,000 par value of debentures (Series A), which are convertible into Common shares, for an overall consideration of NIS 34,500 thousand. The shares and debentures have been traded on the Tel-Aviv Stock Exchange since December 4, 2006.

c.
These financial statements have been prepared in a condensed format as of June 30, 2012 and for the six and three months periods then ended ("interim financial statements"). These financial statements should be read in conjunction with the Company's annual financial statements as of December 31, 2011 and for the year then ended and accompanying notes ("annual financial statements").

d.	On May 23, 2012, the Company's Board of Directors decided to distribute a gross dividend totaling NIS 3.3 million to the Company's shareholders. The dividend was paid on July 1, 2012.

NOTE 2:-       SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation of the interim financial statements:

The interim financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in IAS 34, "Interim Financial Reporting".

The significant accounting policies and methods of computation adopted in the preparation of the interim financial statements are consistent with those followed in the preparation of the annual financial statements.

MICRONET LTD.

NOTE 3:-       SHARE-BASED PAYMENT TRANSACTIONS

a.	On June 4, 2012, the Company's CEO exercised 340,000 options into 340,000 Common shares of NIS 0.1 par value each for an exercise increment of NIS 0.893 per unit.

b.	On June 4, 2012, the Company's Chairman of the Board exercised 200,000 options into 200,000 Common shares of NIS 0.1 par value each for an exercise increment of NIS 1.9338 per unit.

c.
On June 14, 2012, the Company's Vice President of Development was granted 40,000 options that are exercisable into 40,000 Common shares of NIS 0.01 par value each. The exercise of the options is NIS 2.5 per option. The Company's share price as of the grant date was NIS 3.234.

The following are the data that have been used in the fair value measurement in accordance with the binomial model:

Dividend yield on the share (%)	5.87
Expected volatility of the share prices (%)	55.29-61.4
Risk-free interest rate (%)	Period 1 – 2.24
Period 2 – 2.59
Period 3 – 3.40
Period 4 – 4.24
Period 5 – 4.87
Expected life of options (years) from the grant date	5

The fair value of the options was determined to be NIS 55 thousand at the data of the grant in accordance with the above data.

d.
On March 5, 2012, the Company's Chief Operating Officer was granted 55,000 options that are exercisable into 55,000 Common shares of NIS 0.01 par value each. The exercise price of the options is NIS 2.5 per option. The Company's share price as of the grant date was NIS 1.836. The options vest over a period of four years and the life of the options is 5 years.

MICRONET LTD.

NOTE 3:-       SHARE-BASED PAYMENT TRANSACTIONS (Cont.)

The following are the data that have been used in the fair value measurement in accordance with the binomial model:

Dividend yield on the share (%)	0
Expected volatility of the share prices (%)	48.23-60.96
Risk-free interest rate (%)	Period 1 – 2.53
Period 2 – 3.13
Period 3 – 3.75
Period 4 – 4.77
Expected life of options (years) from the grant date	5.22

The fair value of the options was determined to be NIS 44 thousand at the data of the grant in accordance with the above data.

NOTE 4:-      TAXES ON INCOME

Carry-forward losses for tax purposes and other temporary differences:

Deferred tax assets totaling approximately NIS 972 thousand have been recognized in respect of deductible temporary differences: research and development expenses, allowance for doubtful accounts, employee benefits, revaluation of securities and differences in depreciation of property, plant and equipment.

Tax assessments:

On June 21, 2012, a final tax assessment agreement was signed between the Company and the income tax authorities for the years 2006-2010. The total tax expenses, linkage and interest accrued following the agreement for said years amounted to approximately NIS 205 thousand.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 STATEMENTS

LAPIS TECHNOLOGIES INC

INTRODUCTION TO THE UNAUDITED PRO FORMA CONDENSED
 COMBINED BALANCE SHEET AND CONDENSED COMBINED STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed combined balance sheet combines the unaudited historical balance sheets of Lapis Technologies, Inc. and Subsidiaries (the “Company") and Micronet Ltd ("Micronet") as at June 30, 2012 as if the Company had consummated the acquisition of Micronet on June 30, 2012 instead of September 7, 2012.

The accompanying unaudited pro forma condensed combined statements of operations combine the unaudited historical statements of operations of each of the Company and Micronet  for the six months ended June 30, 2012 as if the Company had consummated the acquisition of Micronet on January 1, 2011. The accompanying unaudited pro forma condensed combined statements of operations also combine the audited historical statement of operations of the Company and Micronet for the year ended December 31, 2011, as if the Company had consummated the acquisition of Micronet on January 1, 2011.

The functional currency of Micronet is considered to be the NIS. The reports of Micronet were translated into US Dollar. Revenue and expense accounts were translated at the average rates during the period, assets and liabilities are translated at year-end rates and equity accounts were translated at historical rate. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of stockholders’ equity.

The Company has presented the accompanying unaudited pro forma condensed balance sheet and statements of operations for informational purposes only. The accompanying unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the Company’s results of operations actually would have been had the Company completed the acquisition of  Micronet  on June 30, 2012  and January 1, 2011, respectively. In addition, the unaudited pro forma condensed combined statements of operations do not purport to project the future operating results of the combined companies. The accompanying unaudited pro forma condensed combined financial statements should be read in connection with the audited and unaudited historical financial statements of Micronet included herein, and the audited historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited historical condensed consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 previously filed with the Securities and Exchange Commission.

LAPIS TECHNOLOGIES, INC.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012
(In thousands, unaudited)

	Lapis Technologies Inc (1)	Micronet Ltd (2)	Pro forma Adjustments		Pro forma consolidated
Assets
Current assets
Cash and cash equivalents	$2,951	4,787	3,000	(c)	$6,759
	-	-	325	(d)
	-	-	(4,304)	(i)
Marketable securities	-	2,957	-		2,957
Trade account receivables	5,537	3,638	-		9,175
Inventories	2,350	5,837	1,171	(l)	9,358
Other account receivables	808	444	217	(b)	1,469
Call option	-	-	404	(o)	404
Total current assets	11,646	17,663	813		30,122
Property and equipment, net	735	1,634	(176)	(b)	2,193
Long term deposit	25	17	-		42
Intangible assets, net	-	41	1,960	(f)	1,960
			(41)	(b)
Deferred tax assets	10	248	-		258
Total long term assets	770	1,940	1,743		4,453
Total assets	$12,416	19,603	2,556		$34,575
Liabilities and equity
Current liabilities:
Short term bank loans	$1,061	-	-		$1,061
Account payables	1,083	2,617	-		3,700
Current portion of long term loans and convertible debentures	1,625	691	1,500	(c)	3,816
Deferred tax liabilities	-	-	176	(n)	176
Other account payables	1,068	2,650	325	(d)	4,043
Total current liabilities	4,837	5,958	2,001		12,796
Long term loans and convertible debentures, net of current portion	3,210	579	628	(e)	4,417
Accrued severance pay, net	183	662	274	(a)	1,119
Prepaid income	-	72	-		72
Warrant liability	782	8	873	(c)	1,663
Put option	-	-	163	(o)	163
Excess of losses in affiliated company	58	-	-		58
Deferred tax liability	-	-	293	(n)	293
Total liabilities	9,070	7,279	4,232		20,581
Equity
Common stock	6	433	(433)	(j)	6
Additional Paid in capital	-	3,919	(3,919)	(j)	-
Capital fund for Share based payment	-	792	(792)	(j)	-
Non-controlling interests	-	-	6,299	(h)	6,299
Accumulated other comprehensive income	(188)	(593)	593	(j)	(188)
			4,623	(g)
Retained earnings	3,528	7,773	(274)	(a)	7,877
Total equity	3,346	12,324	(1,676)		13,994
total liability and equity	$12,416	19,603	2,556		$34,575

(1)	As reported in Lapis unaudited quarterly report on Form 10-Q for the six months ended June 30, 2012 filed with the SEC on August 14, 2012.

(2)	As reported in Micronet unaudited financial statements appears in this prospectus and translated to US Dollar.

LAPIS TECHNOLOGIES, INC.

Pro Forma Condensed Combined Statements of Operations

Six months ended June 30, 2012
(In thousands, except per share data, unaudited)

	Lapis Technologies. Inc (1)	Micronet Ltd (2)	Adjustments		Pro forma Consolidated (3)

Revenues	$4,432	$14,424	$-		$18,856
Cost of revenues	2,915	8,953	1,171	(l)	13,039
Gross profit	1,517	5,471	(1,171)		5,817

Operating expenses:
Selling and marketing	175	304	-		479
Administrative and general	781	975	36	(p)	1,792
Research and development	109	796	-		905
Amortization of intangible assets	-	-	907	(k)	907

Total operating expenses	1,065	2,075	943		4,083

Income (loss) from operations	452	3,396	(2,114)		1,734

Financial income (expenses), net	(400)	112	(314)	(e)	(602)
Other income	4	-	-		4

Income (loss) before provision for income taxes	56	3,508	(2,428)		1,136
Provision (benefit) for income taxes	12	56	(312)	(q)	(244)
Equity in loss of affiliated company	(17)	-	-		(17)

Net income (loss)	27	3,452	(2,116)		1,363
Net income attribute to noncontrolling interests	-	-	866	(m)	866
Net income (loss) attribute to Lapis	$27	$3,452	$(2,982)		$497

Earnings per share attributable to lapis
Basic	$0.00				$0.08
Diluted	$0.00				$0.07

weighted average common shares outstanding:
Basic	6,483,000				6,483,000
Diluted	6,483,000				7,006,296

(1) As reported in Lapis unaudited quarterly report on Form 10-Q for the six months ended June 30, 2012 filed with the SEC on August 14, 2012.
(2) As reported in Micronet unaudited financials statements appears in this prospectus and translated to US Dollar.
(3) The Pro Forma condensed combined statements of operations for the six months ended June 30, 2012, does not include the onetime, non-recurring  gain on bargain purchase amounted to $4,623. In addition, it includes the amortization of backlog and inventory amounted to $ 1,415 which are amortized over a period less than one year.

The net income attribute to Lapis assuming the inclusion of the gain on bargain purchase of $4,623 would have been $5,120.

LAPIS TECHNOLOGIES, INC.

Pro Forma Condensed Combined Statements of Operations

Year ended December 31, 2011
(In thousands, except per share data, unaudited)

	Lapis Technologies. Inc (1)	Micronet Ltd (2)	Pro forma Adjustments		Pro forma consolidated (3)

Revenues	$10,146	$12,545	$-		$22,691
Cost of revenues	6,297	8,920	1,171	(l )	16,388
	3,849	3,625	(1,171)		6,303
Gross profit

operating expenses:
Selling and marketing expenses	350	482	-		832
Administrative and general expenses	1,366	1,659	(29)	(p)	2,996
Research and development costs	240	1,446	-		1,686
Amortization of intangible assets	-	-	1,084	(k)	1,084
Total operating expenses	1,956	3,587	1,055		6,598

Income (loss) from operations	1,893	38	(2,226)		(295)

Financial income (expenses), net	(567)	1	(628)	(e)	(1,194)

Income (loss) before provision for income taxes	1,326	39	(2,854)		(1,489)
Provision (benefit) for income taxes	(77)	-	(338)	(q)	(415)
Equity in losses of affiliated company	(44)	-	-		(44)
Income from discontinued operation	-	144	-		144
Net Income (loss)	1,359	183	(2,516)		(974)
Net loss attribute to noncontrolling interests		-	(892)	(m)	(892)
Net income (loss) attribute to Lapis	$1,359	$183	(1,624)$		$(82)

Earnings (losses) per share attributable to lapis:
Basic	$0.21				$(0.01)
Diluted	$0.21				$(0.01)

weighted average common shares outstanding:
Basic	6,483,000				6,483,000
Diluted	6,483,000				6,483,000

(1) As reported in Lapis  audited annually  report  on Form 10-K  2011 as filed with the SEC on March 30, 2012.
(2) As reported in Micronet  audited financial statements appears in this prospectus and translated to  US Dollar.
(3) The Pro Forma condensed combined statements of operations for the twelve months ended December 31, 2012, does not include the onetime, non-recurring  gain on bargain purchase amounted to $4,623. In addition, it includes the amortization of backlog and inventory amounted to $ 1,415 which are amortized over a period less than one year.

The net income attribute to Lapis assuming the inclusion of the gain on bargain purchase of $4,623 would have been $4,541.

LAPIS TECHNOLOGIES, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, unaudited)

NOTE 1 -ACQUISITION

On September 7, 2012 (the “Closing Date”), Lapis Technologies, Inc. (“Lapis”) acquired 47.5% of the issued and outstanding shares of Micronet Ltd., (“Micronet”), which as a result of the transaction Lapis became the largest shareholder of Micronet and the legal controlling entity as we have the ability to nominate the majority of the board of directors.

Under the terms of the stock purchase agreement (the “Agreement”) Lapis acquired 8,256,000 ordinary shares of Micronet for 17.3 million NIS (approximately $4.3 million) . The Agreement also includes two call options granted to Lapis and a put option granted to the Sellers. Pursuant to the initial call option, Lapis is entitled to purchase from the Sellers, during the period beginning on the closing of the transaction and for 11 months thereafter, up to additional 996,000 ordinary shares of Micronet (5.73% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS (approximately $0.525 per share currently) per share as adjusted based on the Israeli customers index. Under the second call option, Lapis is entitled to purchase from the Sellers up to additional 1,200,000 ordinary shares of Micronet (6.78% of Micronet’s issued and outstanding shares) for a price of 2.1 NIS per share as adjusted based on the Israeli customers index (currently reflecting $0.525 per share) plus 25% Micronet’s 2012 gross profit per share based on Micronet’s issued and outstanding shares as of December 31, 2012, up to maximum of 18,850,000 shares, but in any event such price per share shall not exceed 3 NIS (approximately $0.75 per share currently).  Pursuant to the put option granted to Sellers, the Sellers can cause the sale of up to an additional 1,000,002 ordinary shares constituting 5.73% of Micronet’s issued and outstanding shares for a price of 2.2 NIS per share (approximately $0.55 per share currently) as adjusted based on the Israeli customers index. The put option is in effect for the period that begins on the one-year anniversary of the closing of the transaction and ends on the 22-month anniversary of the closing of the transaction.

LAPIS TECHNOLOGIES, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, unaudited)

The purchase consideration was allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values. The fair value assigned to identifiable intangible assets acquired has been determined by using valuation methods that

Discount expected future cash flows to present value using estimates and assumptions determined by management. The Company determined that the fair values of assets acquired exceeded the purchase price by approximately $ 4,623. These estimates are subject to revision, which may result in significant adjustments to the values presented below, when the appraisals are finalized. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of intangible assets acquired and liabilities assumed, and resulting gain on bargain purchase. Purchased identifiable intangible assets are amortized on a straight-line basis over the respective useful lives. The table below summarizes the estimates of the fair value of assets acquired and liabilities assumed as the purchase accrued on June 30, 2012.

June 30, 2012 U.S. $ (in Thousands)

Current assets	$18,695
Derivative asset- call option	404
Property, plant and equipment	1,400
Non- current assets	268
Identifiable intangible assets:
Customer relations	918
Backlog	712
Core Technology	330
Total assets acquired	22,727
Current liabilities	4,689
Derivative liability- put option	163
Convertible notes	1,266
Long-term liabilities, including deferred taxes liability	1,383
Total liabilities assumed	7,501
Non controlling interest	5,664
Employees stock options	635
Gain on bargain purchase	4,623
Net assets acquired	$4,304

LAPIS TECHNOLOGIES, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, unaudited)

NOTE 2 - PRO FORMA ADJUSTMENTS

The Pro Forma condensed combined statements of operations for the twelve months ended December 31, 2012, does not include the onetime, non-recurring  gain on bargain purchase amounted to $4,623. In addition, it includes the amortization of backlog and inventory amounted to $ 1,415 which are amortized over a period less than one year.

The net income attribute to Lapis assuming the inclusion of the gain on bargain purchase of $4,623 would have been $4,514 and $5,120 for twelve months ended December 31, 2012 and Six months ended June 30, 2012, respectively.

The unaudited pro forma combined statements of operations and balance sheets reflect the affect of the following pro forma adjustments:

a.	Adjusted to record the GAAP difference between IFRS and US GAAP regarding accrued severance pay at Micronet amounted to $274.
b.	Adjusted to classify certain fixed assets and intangibles at Micronet recorded based on IFRS to long term receivables and fixed assets to be recorded based on US GAAP, respectively.
c.
Adjusted to record the borrowing of $3,000$ ($1,500 - were recorded as current portion) along with the issued warrants from UTA which financed the acquisition. The fair value of the warrants at issuance day was $873.

d.	Adjustment to record a borrowing of $325 from the company major shareholder, which financed the acquisition.
e.	Adjusted to record the interest expenses derived from the $3,000 borrowing of 8% per year and discount amortization amounted to $314 for six months ended in June 30, 2012 and $628 for the year ended.
f.	Adjusted to record the intangibles assets of $1,960 derived from the acquisition.
g.	Adjusted to record gain on bargain purchase derived from the acquisition of $4,623.

LAPIS TECHNOLOGIES, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, unaudited)

h.	Adjusted to record the non controlling interests and the value of vested employees stock option upon acquisition of $5,664 and $635, respectively.
i.	Adjusted to record the cash portion of the acquisition price of $4,304.
j.	Adjusted to record the elimination of the equity account of Micronet.
k.
Adjusted to record the amortization of intangibles assets amounted to $907 for the six months ended in June 30, 2012 and $1,084 for the fiscal year ended. Customer relations over 3 years, core technology over 5 years and backlog over two (2) quarters.

l.	Adjusted to record the step up of inventory to fair value upon acquisition and the decrease in that step up following amortization of $1,171.
m.	Adjusted to record the proportionate share of income attributable to non controlling interests.
n.	Adjusted to record the deferred tax liability.
o.	The call and put option derived upon acquisition amounted to $404 and $163 respectively, and were not revaluated on the pro forma statements of operations.
p.	Adjusted to record severance pay expense recorded based on IFRS into US GAAP amounted to $36 for the six months ended June 30, 2012 and $ (29) for the fiscal year ended.
q.	Adjusted to record the decrease in the deferred tax liability of $312 for the six months ended June 30, 2012 and $338 for the fiscal year ended.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR
NINE MONTHS ENDED SEPTEMBER 30, 2012
(In thousands, except per share data, unaudited)

	Nine month ended September 30, 2012
	Lapis Historical	Micronet	Adjustments	Pro Forma
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	6,812	21,105		27,917
Cost of revenues	4,431	12,912	1,171	18,514

Gross profit	2,381	8,193	(1,171)	9,403

Operating expenses:
Selling and marketing	244	499	-	743
General and administrative	1,094	1,495	(60)	2,529
Research and development, net	161	1,178	-	1,339
Amortization of intangible assets	-	-	991	991
Total operating expenses	1,499	3,172	931	5,602

Operating income (loss)	882	5,021	(2,102)	3,801
Financial income (expenses), net	(1,128)	131	(419)	(1,416)
Other income, net	4	-	-	4
Taxes on income (tax benefit)	65	337	(324)	78
Equity in net earnings (losses) of affiliate	41	-	-	41
Net income (loss)	(266)	4,815	(2,197)	2,352
Net loss attribute to noncontrolling interests			1,532	1,532
Net income (loss) attribute to Lapis	(266)	4,815		820
Basic net earnings per share from	(0.04)			$0.13
Diluted net earnings per share	(0.04)			$0.13
weighted average common shares outstanding:
Basic	6,483,000			6,483,000
Diluted	6,483,000			6,483,000

$  10,000,000.00

PROSPECTUS

Aegis Capital Corp

__________, 2012

Through and including __________, 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than selling commissions and other fees to be paid to the underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered.  With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ filing fee, all amounts shown are estimates.

SEC registration fee		$1,449.25
FINRA filing fee		3,500.00
NASDAQ listing fee and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous		*
Total	$	*

________________________
*  To be provided by amendment.

Item 14.  Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, and Bylaws provide that we will indemnify, to the extent permitted by the DGCL, any person whom we may indemnify thereunder, including our directors, officers, employees and agents.  In addition, our certificate of incorporation eliminates, to the extent permitted by the DGCL, personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty.

Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under Delaware law or otherwise, the Registrant has been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Registrant will agree to indemnify the Underwriters and the Underwriters will agree to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act.

The Registrant intends to enter into indemnification agreements with each of its directors after the completion of the offering, whereby it will agree to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended, or the Securities Act.  All certificates representing the securities described herein and currently outstanding have been appropriately legended.  The securities described below were exempt from registration under the Securities Act in reliance upon Section 4(a)(2), Regulation D of the Securities Act.  There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

•
On September 1, 2011, we issued to UTA a secured promissory note in the principal amount of $3.0 million that matures on March 1, 2014.  In addition, also on September 1, 2011, in connection with the issuance of such note, we issued to UTA warrants to purchase up to 952,227 shares of our common stock.

•
On September 7, 2012, we issued to UTA a secured promissory note in the principal amount of $3.0 million that matures on April 1, 2014.  In addition, also on September 7, 2012, in connection with the issuance of such note, we issued to UTA warrants to purchase up to 600,000 shares of our common stock.

Item 16.  Exhibits and Financial Statements Schedules.

(a)	Exhibits:

Number	Description of Exhibit

1.1	Form of Underwriting Agreement. *
3.1
Certificate of Incorporation of the Registrant filed January 31, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.2
Certificate of Amendment of the Registrant filed April 23, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.3
Certificate of Amendment of the Registrant filed October 17, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.4	Amended By-Laws of Lapis Technologies, Inc. (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2010)
4.1	Specimen common stock certificate. *
4.2
Common Stock Purchase Warrant Dated September 1, 2011 issued to UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

4.3
Second Common Stock Purchase Warrant, dated September 7, 2012, issued to UTA Capital LLC (Incorporated by reference to our Quarterly  Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

5.1	Opinion of Olshan Frome Wolosky LLP.*
10.1
Employment Agreement, dated August 12, 2009, between Harry Mund and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010)

10.2
Consulting Agreement, dated August 12, 2009, between D.L. Capital Ltd. and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010)

10.3	Management and Consulting Services Agreement, dated November 26, 2012, between D.L. Capital Ltd. and Lapis Technologies Inc.*
10.4
Note and Warrant Purchase Agreement, dated as of July 12, 2011, by and between the Company and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 18, 2011)

Number	Description of Exhibit

10.5
First Amendment to Note and Warrant Purchase Agreement, dated as of August 16, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2011)

10.6
Second Amendment to Note and Warrant Purchase Agreement, dated as of August 31, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.7
Third Amendment to Note and Warrant Purchase Agreement, dated as of November 24, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2012)

10.8
Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, by and between Lapis Technologies, Inc. and UTA Capital LLC. (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

10.9
Secured Promissory Note Dated September 1, 2011 issued to UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.10
Second Secured Promissory Note, dated September 7, 2012, issued to UTA Capital LLC (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

10.11
Company Pledge and Security Agreement, dated as of September 1, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.12
First Amendment to Consulting Agreement, dated as of October 1, 2011, between D.L. Capital and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2012)

10.13	2012 Stock Incentive Plan*
10.14	Agreement, dated August 31, 2012, by and among Yehezkel Kaplan, Eli Nachum, Yoav Ben-Zvi and D.L. Capital Ltd. (English translation)**
14.1	Code of Ethics (Incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on June 28, 2004)
21.1	Subsidiaries*
23.1	Consent of Paritz & Company, P.A.**
23.2	Consent of Kost Forer Gabbay & Kaiserer, a member of Ernst & Young Global**
23.3	Olshan Frome Wolosky LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Consent of Professor Chezy Ofir to serve as director of the Registrant.**
_______________________

*	To be filed by amendment.
**	Filed herewith.

(b)	Financial Statement Schedules. No financial statement schedules are required to be filed.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on the 13 day of  December, 2012.

LAPIS TECHNOLOGIES, INC.
By:	/s/ David Lucatz
Name: David Lucatz
Title: Chairman, President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints  David Lucatz and  Tali Dinar as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Lucatz David Lucatz	Chairman, President and Chief Executive Officer and Director (principal executive officer)	December 13, 2012
/s/ Tali Dinar Tali Dinar	Secretary and Chief Financial Officer (principal financial officer and principal accounting officer)	December 13, 2012

Exhibit Index

Number	Description of Exhibit

1.1	Form of Underwriting Agreement. *
3.1
Certificate of Incorporation of the Registrant filed January 31, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.2
Certificate of Amendment of the Registrant filed April 23, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.3
Certificate of Amendment of the Registrant filed October 17, 2002 (Incorporated by reference to our registration statement on Form SB-2 (File No. 333-100979), filed with the Securities and Exchange Commission on November 4, 2002)

3.4	Amended By-Laws of Lapis Technologies, Inc. (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2010)
4.1	Specimen common stock certificate. *
4.2
Common Stock Purchase Warrant Dated September 1, 2011 issued to UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

4.3
Second Common Stock Purchase Warrant, dated September 7, 2012, issued to UTA Capital LLC (Incorporated by reference to our Quarterly  Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

5.1	Opinion of Olshan Frome Wolosky LLP.*
10.1
Employment Agreement, dated August 12, 2009, between Harry Mund and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010)

10.2
Consulting Agreement, dated August 12, 2009, between D.L. Capital Ltd. and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010)

10.3	Management and Consulting Services Agreement, dated November 26, 2012, between D.L. Capital Ltd. and Lapis Technologies Inc.*
10.4
Note and Warrant Purchase Agreement, dated as of July 12, 2011, by and between the Company and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 18, 2011)

10.5
First Amendment to Note and Warrant Purchase Agreement, dated as of August 16, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2011)

10.6
Second Amendment to Note and Warrant Purchase Agreement, dated as of August 31, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.7
Third Amendment to Note and Warrant Purchase Agreement, dated as of November 24, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2012)

10.8
Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012, by and between Lapis Technologies, Inc. and UTA Capital LLC. (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

10.9
Secured Promissory Note Dated September 1, 2011 issued to UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.10
Second Secured Promissory Note, dated September 7, 2012, issued to UTA Capital LLC (Incorporated by reference to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 19, 2012)

Number	Description of Exhibit

10.11
Company Pledge and Security Agreement, dated as of September 1, 2011, by and between Lapis Technologies, Inc. and UTA Capital LLC (Incorporated by reference to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2011)

10.12
First Amendment to Consulting Agreement, dated as of October 1, 2011, between D.L. Capital and Enertec Systems 2001 Ltd. (Incorporated by reference to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2012)

10.13	2012 Stock Incentive Plan*
10.14	Agreement, dated August 31, 2012, by and among Yehezkel Kaplan, Eli Nachum, Yoav Ben-Zvi and D.L. Capital Ltd. (English translation)**
14.1	Code of Ethics (Incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on June 28, 2004)
21.1	Subsidiaries*
23.1	Consent of Paritz & Company, P.A.**
23.2	Consent of Kost Forer Gabbay & Kaiserer, a member of Ernst & Young Global**
23.3	Olshan Frome Wolosky LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Consent of Professor Chezy Ofir to serve as director of the Registrant.**

_______________________

*	To be filed by amendment.
**	Filed herewith.